Table of Contents

As filed with the U.S. Securities and Exchange Commission on February 5, 2024

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Go Green Global Technologies Corp.

(Exact name of registrant as specified in its charter)

Nevada	3990	46-0853279
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5 Production Drive

Brookfield, CT 06804

(866) 847-3366

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Direct Transfer LLC

One Glenwood Avenue, Suite 1001

Raleigh, NC 27603

(919) 744-2722

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ross D. Carmel, Esq.

Shane Wu, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated February 5, 2024

PRELIMINARY PROSPECTUS

Go Green Global Technologies Corp.

Up to 9,353,136 Shares of Common Stock

Up to 21,100,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to up to 9,353,136 shares of common stock of Go Green Global Technologies Corp., par value $0.001 per share (“Common Stock”), that the selling security holders identified in this prospectus (the “Selling Shareholders,” and each, “Selling Shareholder”) may sell from time to time in one or more transactions in amounts, at prices and on terms that will be determined at the time of the offering. The shares of Common Stock being offered for resale pursuant to this prospectus include up to (i) 3,076,923 shares of Common Stock (collectively, the “Outstanding AJB Shares”) issued to one Selling Shareholder, AJB Capital Investments LLC (“AJB Capital”), in our February 2022 bridge financing round (“2022 Bridge Financing”); (ii) 6,276,213 shares of Common Stock held by certain Selling Shareholders (such shares, collectively and together with the Outstanding AJB Capital Shares, the “Outstanding Shares”); (iii) 2,500,000 shares of Common Stock issuable upon exercise of our warrants to purchase Common Stock, such warrants issued to AJB Capital in the 2022 Bridge Financing and which are exercisable for five years from issuance, at an exercise price of $0.01 per share (the “2022 Warrants”); (iv) 9,600,000 shares of Common Stock, in the aggregate, issuable upon the exercise of warrants issued to certain Selling Shareholders in 2022 and 2023 as compensation for their services and which are exercisable for five years from issuance, at various exercise prices (collectively, “Additional Warrants”); and (v) 9,000,000 shares of Common Stock issuable upon the exercise of our pre-funded warrants to purchase Common Stock, such pre-funded warrants issued to AJB Capital in our May 2023 bridge financing round and which are exercisable at an exercise price of $0.001 per share (collectively, the “2023 Warrants,” and, together with the 2022 Warrants and the Additional Warrants, the “Warrants,” and the Common Stock underlying the Warrants, the “Warrant Shares”). We issued all of the aforesaid Common Stock and Warrants to the Selling Shareholders in transactions which were not public securities offerings. See the section entitled “Selling Shareholders” herein.

Our registration of the Outstanding Shares and Warrant Shares (collectively, the “Shares”) does not mean that any or all of the Selling Shareholders will offer or sell any of their respective Shares. Each Selling Shareholder may offer, sell or distribute all or a portion of its Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Shares, except with respect to amounts received by us upon exercise of the Warrants. We will bear all costs, expenses and fees in connection with the registration of the Shares, including with regard to compliance with state securities or “blue sky” laws. The Selling Shareholders will bear all of the commissions and discounts, if any, attributable to its sale of their respective Shares. Each Selling Shareholder may be considered an “underwriter” within the meaning of the Securities Act.

This prospectus describes the general manner in which the Shares may be offered and sold by the Selling Shareholders. If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus. Any such prospectus supplement may also add, update or change information in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement carefully before you invest. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus.

Our Common Stock is quoted on the Pink Open Market (“OTC Pink”) under the symbol “GOGR.” The closing price of our Common Stock on February 1, 2024, as reported by the OTC Markets Group Inc. (the “OTC Markets Group”), was $0.0700 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our Common Stock.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and we have elected to comply with certain reduced public company reporting requirements.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders may offer, from time to time, up to 30,453,136 Shares held by the Selling Shareholders as described in the cover page of this prospectus. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Shareholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Common Stock offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus or any prospectus supplement, the statement in that document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of Common Stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Unless the context indicates otherwise, the terms “Go Green,” “Company,” “we,” “us” and “our” in this prospectus refer to Go Green Global Technologies Corp., a Nevada corporation.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all the information you should consider before investing in our Common Shares and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should carefully consider, among other things, the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

Introduction

We are a technology and manufacturing company based in Brookfield, Connecticut. We own the patented Sonical™ technology (U S. Patent Number 11,634,344 B2), which is designed to render impurities inert in fluids, in a way that is cost-saving and avoids the use of harsh chemicals for fluid treatment. Our Sonical™ technology is intended to be installed into existing water supply and fuel consumption systems. The Sonical™ apparatus is designed such that, after installation into an existing water or fuel treatment system, fluid can pass through the electromagnetic field created within the apparatus and undergo molecular-level changes, resulting in cleaner water and fuel.

We envision our Sonical™ technology to be a revolutionary catalyst in the global transition to a green economy. Our mission is to provide global access to this technology, allowing for the extension of fuel life, a decrease in carbon emissions, and the elimination of harsh chemicals in water treatment worldwide.

Currently, we are in a pre-revenue stage of development. As of the date of this prospectus, we have not launched any of the products discussed herein. We expect to begin launching certain products approximately between the first and second fiscal quarters of 2024, assuming these products are successfully manufactured and commercialized. We cannot assure that any or all of our products will ever launch, launch successfully, or that we will be able to generate revenue from these products or adequate revenue to continue as a going concern.

Our Technology and Anticipated Products

The Sonical™ apparatus is the technology supporting and incorporated into all of our water and fuel treatment products. This is a patented technology utilizing pulsed power, which technology features unique coil design configurations that can create and conduct an electromagnetic field within the Sonical™ apparatus. The electromagnetic field triggers a forced sequential re-phasing arrangement within fluid passing through, which renders impurities in the fluid inert.

We believe that our Sonical™ technology, when incorporated into fuel and water treatment systems, can effectively address some of the issues with conventional methods for fuel and water treatment. For one, conventional methods for water treatment typically involve the addition of chemical disinfectants to remove bacteria within water, which can be harmful to human and environmental health. Disinfectants such as chlorine also have an unpleasant taste and smell, which are especially significant concerns pertaining to potable water. There is also the persistent problem of mineral buildup, specifically calcium carbonate, in distribution networks such as pipes and water flow devices. Ion-exchange water softeners have been commonly used to remove minerals from (descale) pipes and water flow devices, but these softeners require continuous and consistent maintenance, which can compound the costs associated with water treatment. Pipe repair and cleanup at large facilities is also costly and poses significant safety concerns. The pulse power technology of the Sonical™ removes the need for chemical disinfectants to water treatment systems while descaling water and controlling antibacterial growth. The Sonical™ products are customizable and easy to install and following installation require little to no maintenance. We believe that incorporating our Sonical™ products into existing water treatment and distribution systems will be a less costly and more environmentally sound alternative to conventional methods.

Conventional methods for extracting fuel from crude oil are also costly and harmful to the environment. Refinement costs for the production of commonly used fuel from petroleum are substantial. To save on costs, producers may sell fuel products which may not be entirely free from impurities such as hydrocarbons, even though the products can technically still be used for combustion. As a result, existing hydrocarbons in such fuels can be emitted into the atmosphere, adding significant pollution to the environment. We believe the technology behind the Sonical™ apparatus, which produces varying electromagnetic wavelengths to alter the molecular structure of fuel, can potentially enable fuel to burn more efficiently and result in cost savings and fewer carbon emissions.

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We intend to have our Sonical™ fuel products tested extensively in private laboratories to evaluate significant fuel efficiency increases, as well as decreases in overall carbon emissions. For our Sonical™ water products, we intend to have our technology tested extensively at private laboratories to evaluate the product's ability to eliminate the minerals causing scale buildup, as well as the elimination of harmful microorganisms, such as bacteria in water.

Business Plans

We are presently ramping up manufacturing and solidifying our market strategy to commercialize our products. Below are the business lines we expect to launch between the first and second fiscal quarters of 2024, if and when our manufacturing and marketing goals are achieved. Currently, we have prototypes for certain of these products and are finalizing their testing and techniques for manufacturing.

Fuel Treatment	Water Treatment & Descaling
Commercial Boilers	HVAC Cooling Towers
Residential Boilers	Commercial Descaling
Diesel Generators	Residential Water
Automotive/Trucking	Municipal Water
Locomotive (Heavy Rail)
Maritime Vessels

Our fuel treatment products are aimed at increasing the efficiency of fuel, improving overall engine function, and decreasing lifetime carbon emissions. We believe this is achieved by installing our fuel devices, which contain the Sonical™ technology, on a pre-combustion location within any fossil-fuel-burning system, such as an oil-burning furnace, a generator, a car, a truck, and more. We believe the products in the planned fuel treatment line will experience rapid growth due to increased fuel costs on a global level and increased levels of interest to decrease hydrocarbon emissions.

Our water treatment products are aimed at eliminating the minerals causing scale buildup in water, allowing for better maintenance of water systems without the use of chemicals, and providing improved life span of pipes. We believe the water treatment products are capable of increasing microbial control and eliminating unwanted organic compounds, including viruses and bacteria both in potable water and industrial applications, such as HVAC systems. We anticipate that the water treatment and descaling product lines will experience slower but long-term growth compared to the fuel treatment product lines.

We anticipate launching our boiler products and diesel generator products first anytime between the first and second fiscal quarters of 2024, using our existing distributor networks to target (i) consumers in the northeast region of the United States utilizing residential and commercial boilers and (ii) consumers in the diesel generator market in Canada. As our production capabilities grow and we obtain the necessary and desired certifications for our products (including but not limited to UL certification and National Science Foundation water safety certification) within the next year, we plan to expand our business to target the following segments for water treatment: residential potable water treatment, municipal potable water treatment, municipal wastewater treatment, and industrial and commercial wastewater treatment. As to fuel treatment, after our production capabilities grow, we plan to target the automotive, small and medium duty trucks, locomotive engines, and maritime vessels markets.

After a year of commercializing and manufacturing these products, we anticipate being able to target other markets and industry verticals to achieve larger scale installations of our fuel and water products amongst our client base. Within a year from the start of production, we anticipate being able to scale up our product output and generating more demand for our products.

In the long term, we plan to target the maritime industry and the locomotive industry. There is a great demand for cost savings and reductions in carbon emissions in both of these industries, which we believe we can directly address with our Sonical™ technology in the future.

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Industry Overview

We operate in the “green-tech” or “clean-tech” manufacturing space, which is a relatively new, emerging sector. The novel technology that this sector centers around is still limited in use. We believe there are currently few existing competitors in this space, which provides us with a strong path to market.

We believe there has been trending interest in green technology and sustainability both in the public and private sectors and an increasingly expanding market for simple, retrofit devices that can solve certain challenges in the treatment of water and fuel. Particularly in the public sector, there has been significant legislation regarding emissions standards and mandates to address carbon footprint. Private automobiles, small and medium duty trucks, locomotives, maritime vessels, and furnaces for heating of residential and commercial spaces are all examples of technologies which we believe could benefit from the integration of our Sonical™ apparatus.

Additionally, there has been significant legislation addressing the minimization of chemicals used to treat both potable water and water used in commercial and industrial processes. Residential drinking water, municipal drinking water supplies, swimming pool maintenance, commercial water treatment of HVAC cooling towers, and wastewater treatment are examples of functions that could benefit from the integration of our Sonical™ apparatus.

According to our internal calculations based on addressable market sizes for various fuel and water treatment products, derived from public data sources and guided pricing from our existing distributor networks, at just 1% of domestic market penetration across the variety of residential, commercial, and industrial applications for our Sonical™ water and fuel treatment technology, there is potential for over $3 billion in annual gross revenue at full-scale operation and production of our products.

Market and Growth

We believe there is a large, addressable market for our Sonical™ fuel and water treatment technology. We have staggered plans to target various sectors of this market based on our stage of development.

According to the U.S. Energy Information Administration’s Short-Term Energy Outlook report, roughly 4.96 million households used heating oil as their main source of space heating fuel, with 82% of those households in the northeast region of the country.[1] According to the same report, households spent an average of $2,094 for the 2022 to 2023 winter season, a 13% increase from the 2021 to 2022 season. With oil prices continuing to rise, we anticipate high consumer demand for a product with a high return on investment in a relatively short timeframe, which can increase fuel efficiency, with the added benefit of decreasing consumer household carbon footprint.

As to water treatment, we plan to target consumers who use descaling HVAC cooling towers and consumers who struggle with scale buildup in their water systems within the commercial space, including restaurants, fast food chains, and other retailers. According to Forbes, in 2023, a new HVAC system can cost anywhere from $5,000 to $34,000 depending on size. On average, HVAC installations cost around $8,000.[2] HVAC systems must also be regularly maintained and are subject to scale buildup. To eliminate scale, HVAC technicians currently use chemical maintenance programs that are costly and dangerous for human health. If these programs are not executed effectively, scale buildup of just 0.18 of an inch on the fireside of boiler tubes can reduce heat transfer by 69%,[3] which thereby increases fuel consumption and costs.[4] We believe the installation of a Sonical™ unit can lead to cost savings for homeowners and commercial buildings by eliminating the need for chemical descaling programs and decreasing the need for costly repairs and replacements. We anticipate significant demand for our HVAC products, as well as demand for our general descaling product across a variety of industries where descaling is a costly problem.

[1] U.S. Energy Information Administration, Short-Term Energy Outlook, Winter Fuels Outlook, Table WFO1, March 2023.

[2] Weimert, Kelly. “How Much Does a New HVAC System Cost in 2023?” Forbes, Salaky, Kristin (editor). Last updated July 31, 2023.https://www.forbes.com/home-improvement/hvac/new-hvac-system-cost/#:~:text=The%20price%20of%20a%20new,%248%2C000%2C%20including%20parts%20and%20labor.

[3] As reported by the government of Canada. “Increasing the Energy Efficiency of Boiler and Heater Installations.” Last modified February 17, 2016. https://natural-resources.canada.ca/energy/publications/efficiency/industrial/cipec/6699

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To our knowledge, there is currently no product in the residential, commercial, or industrial fuel and water treatment markets utilizing pulse power. Given the lack of competition, we believe it is possible to achieve a 1% to 2% overall market penetration across the variety of potential vertical business niches in the fuel and water treatment space.

In the longer term, we plan to target two other major markets, the maritime industry, and the locomotive industry. These markets are currently in need of solutions for reducing carbon emissions and decreasing costs. We believe these markets have great revenue potential and our products can effectively address cost saving and carbon emissions concerns in the future.

The maritime industry currently uses exhaust gas cleaning systems, or “scrubbers,” to decrease its carbon footprint, but this is not a holistic solution. With scrubbers, carbon emissions are redirected from the atmosphere into the aquatic environment, which contributes to rising oceanic temperatures and harms marine ecosystems. Scrubbers are also very expensive, ranging anywhere from $500,000 to $2.5 million to install one per vessel. Go Green can integrate its Sonical™ technology into products geared towards the maritime industry, servicing large and small fleets, including passenger vessels. We believe our Sonical™ products can increase fuel efficiency as well as decrease carbon emissions, a two-fold solution that scrubbers do not provide. The Sonical™ product is also a more affordable solution compared to scrubbers, as they are much simpler to install. We believe our products have the technology that increases fuel efficiency and decrease carbon emissions directly, as opposed to scrubbers, which simply redirect air pollutants. Within the maritime industry, we believe we can also offer water treatment solutions for both potable water usage and wastewater treatment. The installation of the Sonical™ apparatus on fleets are projects of large scale by virtue of the size of maritime vessels, and costs to install our apparatus range from $250,000 to $1 million per installation. We believe these projects offer us significant revenue potential.

Within the locomotive industry, railway operators are also under significant global pressure to modernize their systems and decrease their overall emissions output. At present, not many solutions are available to address these issues. We believe we can offer our fuel products to locomotive companies across the globe, providing a simple and affordable solution to improve fuel efficiency, increase the lifespan of engine components, and decrease lifetime emissions. Our water treatment products can provide a chemical-free solution to descaling water systems. The installation of our products into locomotive systems are conceivably projects of large scale and earnings associated therewith could significantly increase our overall revenue stream.

Competition

With respect to the water treatment market, there is one known company, Evapco Inc., which offers a similar product to the Sonical™, a descaling device similar to ours called Pulse-Pure. Notably, one of Evapco’s main patents references two past patents of the inventor of our Sonical™ technology.[5] We believe that the Pulse-Pure product has a lower efficiency rate than our products. We believe that the newest generation of the patented Sonical™ technology, with its increased power, can offer customers even more efficient descaling.

With respect to the fuel treatment market, to our knowledge and as of the date of this prospectus, there are no existing competitors that offer fuel efficiency devices utilizing pulsed power technology. In the automobile market, there are other retrofit devices such as the EcoMax Fuel Saver that claim to offer fuel savings, most of these being chip devices that connect to a vehicle’s electronic control unit (“ECU”). The companies launching these products claim that after a consumer drives for a certain number of miles, the chip will be able to read data from the ECU and tune the vehicle’s computer for lower fuel consumption specific to the particular driver’s statistics, such as speed and driving habits, among other things. In our view, there is limited data as to the efficacy of these products. We believe that our Sonical™ technology, when installed directly into a fuel line on a pre-burn location of nearly any fossil-fuel-burning engine, decreases fuel consumption and thereby lifetime emissions. To our knowledge, no market participant has such capabilities.

[5] Patent No. 7,704,364, one of the patents supporting Pulse-Pure, cites two past patents of Mr. Pandolfo, the inventor of our Sonical™ technology. The two patents referenced were for decalcifier descaling devices for water treatment, utilizing variable resonance technology.

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Intellectual Property

As of the date of this prospectus, we own the following patents:

Patent Number	Place of registration	Title	Owner	Filing date	Publication date
US 11,634,344 B2	United States	Apparatus and method for treating substances using asymmetric-vector electrical fields	Go Green Global Technologies Corp.[6]	September 10, 2021	April 25, 2023
PCT/US2022/043068	International[7]	Apparatus and method for treating substances using asymmetric-vector electrical fields	Go Green Global Technologies Corp.[8]	September 9, 2022	March 16, 2023

As of the date of this prospectus, we have the following trademark applications pending:

Trademark	Place of registration	Owner	Class	Filing date
[9]	United States	Go Green Global Technologies Corp.[10]	009	April 8, 2021

Recent Developments

On February 16, 2023, we entered into that certain First Amended and Restated Asset Purchase Agreement with Salvatore Mario Pandolfo (“Pandolfo,” and the aforesaid agreement, the “2023 APA Amendment”), which amended and restated that certain Asset Purchase Agreement between the Company and Pandolfo dated May 2017 (the “APA”) to reflect (i) Pandolfo’s finalization of sale to us of all of the assets of the water and fuel treatment business of his entity, Sonical s.r.l., an Italian company (the “Purchased Assets”), which Purchased Assets includes, among other things, the intellectual property rights supporting the Sonical™ technology, (ii) Pandolfo’s transfer of all of the intellectual property associated with the Purchased Assets, and (iii) Pandolfo’s delivery of certain Sonical™ testing units to us. A copy of the 2023 APA Amendment is filed as Exhibit 10.3 to this registration statement. The APA is filed as Exhibit 10.1 to this registration statement. The Amendment to the Asset Purchase Agreement dated June 2019 (the “2019 APA Amendment”) is filed as Exhibit 10.2 to this registration statement, which, among other things, amended certain terms in the APA regarding our consideration for the Purchased Assets. The 2023 APA Amendment superseded the terms of the 2019 APA Amendment and the Asset Purchase Agreement in their entirety.

[6] The inventor of was Salvatore Mario Pandolfo, who previously assigned the patent to us pursuant to the APA (as defined below). We were the applicant for this patent.

[7] This patent was filed on the International Patent System, which allows patent holders to seek protection for their intellectual property in its 57 participating countries, which list of countries can be accessed here: https://www.wipo.int/pct/en/pct_contracting_states.html.

[8] The inventor of was Salvatore Mario Pandolfo, who previously assigned the patent to us. We were the applicant for this patent.

[9] Goods and services associated with trademark as claimed in application: Scientific fluid treatment apparatus for domestic and industrial use, namely, fluid handling device for effecting physical or chemical changes to fluids or particles carried by fluids using variable magnetic fields used for disposable bioprocessing applications and parts and fittings therefor.

[10] The inventor was Salvatore Mario Pandolfo, who previously assigned the patent to us pursuant to the APA. We were the applicant for this patent.

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On April 25, 2023, the United States Patent Office (“USPTO”) issued Patent Number 11,634,344 to us for our proprietary Sonical™ technology.

On September 9, 2022, we submitted a Patent Cooperation Treaty application for international patent registration for Sonical™ its Sonical™ technology. The application was published on March 16, 2023.

Corporate History

We were originally incorporated in Nevada on February 22, 2006, under the name “Photomatica, Inc.” On August 12, 2008, we changed our name to “Secure Runway Systems Corp.” On June 22, 2010, we changed our name to “Diversified Secure Ventures Corp.” We changed our name to Go Green Global Technologies Corp., our current name, on March 5, 2012. We are currently in good standing with the State of Nevada.

Summary of Risk Factors

Below is a summary of material factors that make an investment in our securities speculative or risky. Importantly, this summary does not address all of the risks and uncertainties that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, as well as other risks and uncertainties that we face, can be found under the section titled “Risk Factors” in this prospectus. The below summary is qualified in its entirety by that more complete discussion of such risks and uncertainties. You should consider carefully the risks and uncertainties described under the section titled “Risk Factors” as part of your evaluation of an investment in our securities:

•	Our business is currently in a pre-revenue stage of development and there is no assurance that we will ever operate profitably.
•	We cannot assure that we will launch any or all of our products.
•	Certain models of our products will be launched prior to the completion of laboratory testing regarding their efficacy, efficiency, and safety and before we obtain product certifications for them, which means there are risks that are products could be subject to product liability claims. We have not independently consulted any legal counsel regarding our regulatory requirements concerning the launch and offering of our products in the United States and abroad.
•	We operate in an industry that is still relatively new and subject to many uncertainties.
•	Our products incorporate pulsed power technology, which applications have yet to be widely accepted.
•	We cannot assure that there will be positive consumer reception or adequate consumer demand for our products.
•	We may fail to maintain a competitive position within our market sector.
•	Increases in manufacturing and/or distribution costs and disruptions in our distribution networks or supplies could materially and adversely impact our business.
•	Our costs of operations may exceed estimates due to various factors, including but not limited to those outside of our control, such as labor shortages or external price increases, and we may be unable to pass these increased costs to our customers, which would negatively impact our financial results.
•	We are heavily dependent on our executive management, and a loss of a member of our executive management team or our failure to attract and retain other highly qualified personnel in the future, could materially harm our business.
•	Damage to our reputation could negatively impact our business, financial condition, and results of operations.
•	Our performance may be negatively impacted by general and regional economic volatility or an economic downturn.
•	Unforeseen or unavoidable events or market conditions may negatively impact our financial performance. Our business may be affected by new or changing government regulations particularly by the Environmental Protection Agency (EPA) and other state and federal bodies.
•	Our ability to protect our intellectual property and proprietary technology is uncertain.
•	Patent terms are limited, and we may not be able to effectively protect our devices and business.

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•	Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our devices.
•	We may not be able to protect our intellectual property rights throughout the world.
•	Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.
•	Patents covering our products could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.
•	Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
•	Third parties may attempt to commercialize competitive products or services in countries where we do not have any patents or patent applications and/or where legal recourse may be limited. Some countries also compel patent owners to grant licenses to third parties. These conditions may have a negative commercial impact on our non-U.S. business operations.
•	We may be subject to claims challenging the ownership or inventorship of our patents and other intellectual property and, if unsuccessful in any of these proceedings, we may be required to obtain licenses from third parties, which may not be available on commercially reasonable terms, or at all, or to cease the development, manufacture and commercialization of one or more of our products.
•	Our commercial success depends in part on our and any potential future collaborators’ ability to develop, manufacture, market, and sell any products that we may develop and use our proprietary technologies without infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. It is uncertain whether the issuance of any third-party patent would require us or any potential collaborators to alter our development or commercial strategies, obtain licenses or cease certain activities.
•	If our trademarks and trade names are inadequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
•	This is not an initial public offering of stock to investors at large, and there is no guarantee that any of the Selling Shareholders will sell the Shares. Alternatively, if a large number of Shares are sold, the public price of our Common Stock on the OTC Pink will decrease.
•	Our Common Stock is currently thinly traded on the OTC Pink and the public price for our Common Stock is volatile. We can offer no assurance that an active trading market for our Common Stock will develop or that the public price of our Common Stock will become less volatile.
•	Future sales of Common Stock by the Selling Shareholders and our other existing shareholders, or lack thereof, may contribute to price volatility of our Common Stock on the OTC Pink.
•	You may be diluted by future issuances of preferred stock, additional Common Stock or securities convertible into shares of Common Stock in connection with our incentive plans, acquisitions or otherwise. Future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.
•	We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.
•	We may need to raise additional capital in the future, and our failure to do so could restrict our operations or adversely affect our ability to operate and continue our business. There is no guarantee that we will successfully raise additional capital on favorable terms or at all and if and when we need it.
•	If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Common Stock, its trading price and volume could decline.
•	We are a “smaller reporting company,” and our election to comply with the reduced disclosure requirements as a public company may make our Common Stock less attractive to investors.
•	We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Common Stock less attractive to investors.
•	Provisions in our Articles of Incorporation (“Articles of Incorporation”) and Bylaws (“Bylaws”) could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you, thereby adversely affecting existing shareholders.

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RISK FACTORS

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occur, our business and financial performance could be adversely affected, our actual results could differ materially from our expectations, and the price of our stock could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may adversely affect our business and financial performance. You should carefully consider the risks described below, together with all other information included in this prospectus including our financial statements and related notes, before making an investment decision. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our Common Stock could decline, and investors in our securities may lose all or part of their investment.

Risks Related to Our Business and Operations

Our business is currently in a pre-revenue stage of development and there is no assurance that we will ever operate profitably.

To date, we have not generated any revenue from our products. We plan to launch our products approximately between the first and second fiscal quarters of 2024, but we cannot assure that our products will indeed launch as planned, within the expected timeframe, or even after they launch will generate revenue. Many factors could affect our profitability, including but not limited to costs of production, consumer reception to our products, unpredictable market conditions, amongst others, as well as unforeseen events. There is a possibility that we may never generate revenue or generate adequate revenue to operate profitably or continue as a going concern. We currently have a contractual obligation with Dr. Pandolfo, the inventor of the Sonical™ devices, which requires us to remit payment to Dr. Pandolfo if sales of our products reach a certain threshold. If Dr. Pandolfo does not waive this payment and we do not generate enough revenue to compensate for payment made to Dr. Pandolfo, there is a risk that this would disrupt our ability to continue as a going concern or negatively impact our financial performance.

We cannot assure that we will launch any or all of our products.

Although we plan to launch many of our products after intensifying their manufacture and successfully marketing them, we cannot provide assurance that we will launch our products within the estimated time frames, will launch the products set forth in this prospectus, or launch any products at all. Additionally, certain products, such as our planned residential water treatment devices, are contingent on us scaling up our product output and generating more demand for them, and there is no assurance that these events may take place. The water and fuel treatment products featuring our Sonical™ technology are our core revenue source and if we do not launch any or all of them or manufacture and sell them at adequate levels, we will be at significant risk of failing to operate profitably and continue as a going concern.

Certain models of our products will be launched prior to the completion of laboratory testing regarding their efficacy, efficiency, and safety and before we obtain product certifications for them, which means there are risks that our products could be subject to product liability claims. We have not independently consulted any legal counsel regarding our regulatory requirements concerning the launch and offering of our products in the United States and abroad.

We do not know of any legal requirements for the products in our anticipated fuel and water treatment lines to undergo laboratory testing or certification prior to launch, and we have not consulted regulatory counsel in this regard. Sichenzia Ross Ference Carmel LLP is acting only as our securities law counsel with respect to the registration of the Shares pursuant to this prospectus and not as our regulatory counsel in any capacity, especially with respect to our legal compliance obligations as to our products.

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For the majority of our products, we plan to obtain UL Solutions (“UL”) and European Conformity (“CE”) certifications for our products and complete laboratory testing following their launch. Within our manufacturing facility in Brookfield, Connecticut, we have a full setup for quality control of our products prior to launch, but this setup addresses product functioning, not their efficacy, efficiency, and safety, especially compared to other products on the market. Even after obtaining results from laboratory tests and certifications, including UL and CE certifications, we can offer no assurance that our products will be free from third party product liability claims. If these third parties bring product liability claims against us, we will have to divert additional resources to address them. This may result in financial and reputational harm to our business, especially if we do not prevail against such claims.

We operate in an industry that is still relatively new and subject to many uncertainties.

Our business operates in the “clean-tech” or “green-tech” manufacturing space, which is a relatively new, emerging sector. As such, this sector faces many uncertainties, including, amongst others, technological and financial ones. New technologies may emerge in this field with unexpected costs required to further develop and/or implement them. New market participants may also emerge in this sector which we cannot anticipate. While this sector is forecasted to grow, there is no guarantee that it will, at a level that will benefit our business, or even if it grows, we cannot assure that our business will operate profitably in spite of favorable market conditions in this industry.

Our products incorporate pulsed power technology, which applications have yet to be widely accepted.

The Sonical™ apparatus we incorporate into all of our fuel and water treatment products operates on pulsed power technology, in which the energy stored within a generated electromagnetic field is released over a short period of time to render inert unwanted elements in fluids. We cannot be certain as to the pace of development of and/or improvements in pulsed power technology applications over time, especially for fuel and water treatment. Increased scientific development of this technology and applications for fuel and water treatment may contribute to an increased number of market participants offering efficient products within the clean-tech manufacturing sector. This may limit our competitive position and adversely affect our financial performance. Unanticipated issues or consequences of applying pulsed power technology could also arise over time which could have an adverse impact on our product development and financial performance.

We cannot assure that there will be positive consumer reception or adequate consumer demand for our products.

While we believe in our fuel and water treatment products’ ability to provide more cost-efficient and environmentally friendly solutions than the ones currently available on the market, we cannot guarantee that these are the ultimate impacts our products will have. Consumers of our products may not receive our products favorably or favorably enough for us to generate profit. If our products are not found to generate the results we believe they can provide, or if they do not our business may suffer reputational and/or monetary harm.

We may fail to maintain a competitive position within our market sector.

The profitability of our business, like others, is subject to general economic conditions, competition, the desirability of particular products, the relationship between supply of and demand for particular technological devices, and other factors. While we operate in a market with few competitors, there are some companies that offer a similar product to ours in one arena of our addressable market which may be further along in operations and better funded than we are. Furthermore, there may be additional competitors outside of our knowledge, who may have a stronger competitive position in the market than we anticipated. Our continued success will depend, in large part, upon our ability to compete in areas such as cost, quality, and effectiveness of the treatments offered. Our operational and growth prospects also depend on the strength and desirability of our product and our ability to address the market for our products favorably. Our commercial opportunities may be reduced or eliminated if a competitor emerges and develops and markets products that are less expensive, more effective than our products, or gains greater consumer reception than our products do. There is no assurance that we can maintain a robust competitive position in our market sector, and if we fail to do so, we may fail to operate profitably, and our financial performance may be negatively impacted.

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Increases in manufacturing and/or distribution costs and disruptions in our distribution networks or supplies could materially and adversely impact our business.

We may experience increases in manufacturing and distribution costs or an interruption in our distribution networks or supplies for the manufacturing of our products. Any such an increase or interruption could materially and negatively impact our business, prospects, financial condition and operating results by affecting our product output and subsequently sales. Especially, reliable distributor networks are crucial to our product output and disruptions therein will negatively impact our business operations and financial performance. Various market conditions such as inflationary pressures could also increase the costs in manufacturing and/or distribution costs associated with our products and could adversely affect our business and operating results. Such price increases will also increase our operating costs and could reduce our margins (assuming we generate any) if we cannot recoup the increased costs through increased prices for our product lines.

Our costs of operations may exceed estimates due to various factors, including but not limited to those outside of our control, such as labor shortages or external price increases, and we may be unable to pass these increased costs to our customers, which would negatively impact our financial results.

We depend on our employees and operations teams to assist in manufacturing and distributing our products. We rely on access to a competitive, local labor supply, including skilled and unskilled positions, to operate our business consistently and reliably. Any labor shortage and/or any disruption in our ability to hire workers may negatively impact our operations and financial condition. If we experience a sustained labor shortage, we may need to increase wages to attract workers, which would increase our costs of production. Furthermore, if our operating costs increased, including due to inflationary pressures, we may be unable to pass those increased costs on to our customers. If we are unable to do so, any profit margin we generate in the future (if any) will decline, and our financial results will be negatively impacted.

We are heavily dependent on our executive management, and a loss of a member of our executive management team or our failure to attract and retain other highly qualified personnel in the future, could materially harm our business.

If we lose members of our senior management, we may not be able to find appropriate replacements on a timely basis, and our business could be materially and adversely affected. Our existing operations and continued future development depend to a significant extent upon the performance and active participation of certain key individuals, including Danny Bishop, our President and Chief Executive Officer (CEO), Corrine Couch, our current Chief Operating Officer (COO) and Director, Dennis Beckert, an independent director, and John Eric D’Alessandro, Jr., a Director on the Board and Director of Manufacturing. If we were to lose any of these senior officers or Directors, we may not be able to find appropriate replacements on a timely basis and our financial condition and results of operations could be materially and adversely affected. Furthermore, we do not have key person life insurance policies on such individuals and must bear sole financial risk of the departure of such management team members.

In addition, to execute our growth plan, we must attract and retain highly qualified personnel. Competition for these employees is intense, and we may not be successful in attracting and retaining qualified personnel. We could also experience difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we fail to attract new personnel, or fail to retain our current personnel, our business and future growth prospects could be severely harmed.

Damage to our reputation could negatively impact our business, financial condition and results of operations.

Our reputation and the quality of our brand are critical to our business and success in existing markets and will be critical to our success as we continue to develop our business. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Information posted may be averse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

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Our performance may be negatively impacted by general and regional economic volatility or an economic downturn.

An overall decline in economic activity could adversely impact our business and financial results, and the severity and/or duration of such declines are hard or impossible to predict. Economic uncertainty may reduce end user spending on water and fuel treatment products. Inadequate demand for our products will result in decreased revenue and worsen our financial performance.

Unforeseen or unavoidable events or market conditions may negatively impact our financial performance.

Our ability to increase sales, and to profitably sell our products, is subject to a number of risks, including changes in our business relationships with various service providers, competitive risks such as the entrance of additional competitors into our markets, pricing and other competitive risks associated with the development and marketing of new products in order to remain competitive and risks associated with changing economic conditions and government regulation. Global health crises or catastrophes may occur in the future which drive down the demand for our products and adversely affect our business operations and financial performance.

We cannot control global events or market factors which affect the demand for our products and the revenue we generate from sales of our products. Therefore, our financial performance may be negatively impacted by events which we may not foresee or adequately prepare for.

Our business may be negatively affected by new or changing government regulations, particularly by the Environmental Protection Agency (EPA) and other state and federal bodies.

Our products incorporate pulsed power technology, using electromagnetic wavelengths to break down organic material found in fuel to increase fuel efficiency and to eliminate compounds in water such as the minerals known to cause scale build-up and the presence of microorganisms such as bacteria. While this technology has been around for a number of years and the various electromagnetic wavelengths used are not necessarily subject to any regulation, any changes in regulations that might impact their use in commercial products may negatively impact our ability to sell our equipment into the market, reduce our earnings, increase our costs and compliance requirements. Our financial performance may be negatively impacted as a result.

Risks Related to Our Intellectual Property

Our ability to protect our intellectual property and proprietary technology is uncertain.

While the patent supporting the Sonical™ has been issued in the U.S. and we have filed an international patent application for this technology under the Patent Cooperation Treaty, the potential for the patent to be rendered unenforceable or to be challenged does exist. Furthermore, the scope of the subject matter in the patent applications for different patent offices of different countries varies and might be restricted by varying amounts in the final patents, if any, issued to us by the various patent offices. We cannot guarantee that the scope of coverage of any patent issued to us will be exactly the same in each of the jurisdictions where we have already filed, or will file, patent applications. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, even if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference or derivation proceedings, and U.S. patents may be subject to inter partes review, post grant review and ex parte reexamination proceedings in the U.S. Patent and Trademark Office (and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office), which proceedings could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. Similarly, opposition or invalidity proceedings could result in loss of rights or reduction in the scope of one or more claims of a patent in foreign jurisdictions. Such interference, inter partes review, post grant review and ex parte reexamination and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide us with sufficient protection against competitive products or processes.

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Moreover, we have a pending trademark application at the USPTO but there is no guarantee that our trademark application will be approved. Even if approved, the scope of protection afforded by the trademark may not be sufficiently broad.

If we are unable to obtain and maintain patent or other intellectual property protection for our product, or if the scope of the patent and other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize any products we may develop as well as our financial performance may be adversely affected.

Patent terms are limited, and we may not be able to effectively protect our devices and business.

Patents have a limited lifespan. In the United States, the natural expiration of a utility patent is generally 20 years after its effective filing date and the natural expiration of a design patent is generally 14 years after its issue date, unless the filing date occurred on or after May 13, 2015, in which case the natural expiration of a design patent is generally 15 years after its issue date. Various extensions may be available; however, the life of a patent, and the protection it affords, is limited. Without patent protection for our products and services, we may be open to competition. Further, if we encounter delays in our development efforts, the period of time during which we could market our products and services under patent protection would be reduced and, given the amount of time required for the development, testing and regulatory review of planned or future products, patents protecting such products may expire before or shortly after such products are commercialized. As a result, our intellectual property might not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Even if patent applications we license or own, currently or in the future, are issued as patents, they may not be issued in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. Any patents that we own may be challenged, narrowed, circumvented or invalidated by third parties. Consequently, we cannot guarantee that our products or other technologies will be protectable, or will remain protected, by valid and enforceable patents. Our competitors or other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner which could materially adversely affect our business, financial condition, and results of operations.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our devices.

Our success is heavily dependent on our proprietary Sonical™ technology, the intellectual property rights protecting it, as well as any future intellectual property we own, particularly patents. Obtaining and enforcing patents involves both technological and legal complexity. Therefore, obtaining and enforcing patents is costly, time-consuming and inherently uncertain. In addition, the U.S. has recently enacted and is currently implementing wide-ranging patent reform legislation. Recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on future actions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the U.S. can be less extensive than those in the U.S. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the U.S. These products may compete with our devices and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

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Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We employ individuals who previously worked with other companies. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Patents covering our products could be found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and/or other countries. We may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, revocation, reexamination, post-grant and inter partes review, or interference proceedings or other similar proceedings challenging our patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a non-United States (non-US) patent office, that challenge our priority of invention or other features of patentability with respect to our patents and patent applications. Such challenges may result in loss of patent rights, in loss of exclusivity, or in patent claims being narrowed, invalidated or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology or products. Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us.

In addition, if we initiate legal proceedings against a third party to enforce a patent covering our products, the defendant could counterclaim that such patent is invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including failure to constitute patent eligible subject matter, lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. Third parties may also raise claims challenging the validity or enforceability of our patents before administrative bodies in the United States or in other countries, even outside the context of litigation, including through re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in non-US jurisdictions (e.g., opposition proceedings). Such proceedings could result in the revocation of, cancellation of, or amendment to our patents in such a way that they no longer cover our products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or the patent examiner were unaware during prosecution. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our products. Such a loss of patent protection would have a material adverse effect on our business, financial condition, and results of operations.

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Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by government patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on patents and applications will be due to be paid to the USPTO and various government patent agencies outside of the United States over the lifetime of our patents and applications. The USPTO and various non-U.S. government agencies require compliance with several procedural, documentary, fee payment, and other similar provisions during the patent application process. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. There are situations, however, in which non-compliance can result in the abandonment or lapse of the patent or patent application, resulting in a partial or complete loss of patent rights in the relevant jurisdiction. In such an event, potential competitors might be able to enter the market with similar or identical products or technology, which could have a material adverse effect on our business, financial condition and results of operations.

Third parties may attempt to commercialize competitive products or services in countries where we do not have any patents or patent applications and/or where legal recourse may be limited. Some countries also compel patent owners to grant licenses to third parties. These conditions may have a negative commercial impact on our non-U.S. business operations.

Filing, prosecuting, and defending the patents supporting our products in all countries throughout the world would be prohibitively expensive, and the laws of other countries may not protect our rights to the same extent as the laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies to develop their own products in jurisdictions where we have not obtained patent protection and, further, may export otherwise infringing products to territories where we have patent protection, but enforcement may not be as strong as that in the United States. These products may compete with our products, and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in non-U.S. jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our intellectual property and proprietary rights generally. Proceedings to enforce our intellectual property and proprietary rights in non-U.S. jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and at risk of not being issued, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate to enforce our patent rights, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property and proprietary rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license and may adversely impact our financial performance.

Finally, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such a patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition and results of operations may be adversely affected.

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Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them or that our trade secrets will be misappropriated or disclosed. If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be adversely impacted.

In addition to seeking patent protection for our products, we also rely upon unpatented trade secrets, know-how, and continuing technological innovation to develop and maintain a competitive position in the marketplace. We seek to protect such proprietary information, in part, through non-disclosure and other confidentiality agreements with our employees, collaborators, contractors, advisors, consultants and other third parties and invention assignment agreements with our employees. We also have agreements with some of our consultants that require them to assign to us any inventions created as a result of their working with us. The consultant confidentiality agreements are designed to protect our proprietary information and, in the case of agreements or clauses containing invention assignment, to grant us ownership of technologies that are developed through a relationship with employees or third parties.

Ultimately, however, we cannot guarantee that we have entered into such agreements with every party that has or may have had access to our trade secrets or proprietary information. Additionally, despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing, or unwilling, to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to, or independently developed by, a competitor or other third party, our competitive position would be materially and adversely harmed.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations, and systems, agreements or security measures may be breached, and we may not immediately have adequate remedies for any breach. To the extent that our employees, consultants, contractors, or collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions, which could have a material adverse effect on our business, financial condition, and results of operations.

We may be subject to claims challenging the ownership or inventorship of our patents and other intellectual property and, if unsuccessful in any of these proceedings, we may be required to obtain licenses from third parties, which may not be available on commercially reasonable terms, or at all, or to cease the development, manufacture, and commercialization of one or more of our products.

We may be subject to claims that current or former employees, collaborators, or other third parties have an interest in our patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, inventorship disputes may arise from conflicting obligations of employees, consultants, or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship of our patents, trade secrets, or other intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our products. Third-party claims of intellectual property infringement, misappropriation or other violation against us or our collaborators may prevent or delay the sale and marketing of our products. If we were to lose exclusive ownership of such intellectual property, other owners may be able to license their rights to other third parties, including our competitors. We also may be required to obtain and maintain licenses from third parties, including parties involved in any such disputes. Such licenses may not be available on commercially reasonable terms, or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of our products. The loss of exclusivity or the narrowing of our patent claims could limit our ability to stop others from using or commercializing similar or identical technology and products. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material adverse effect on our business, financial condition, and results of operations.

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The cleantech industry we operate in is highly competitive and dynamic. Due to the focused research and development that is taking place by several companies, including us and our competitors, in this field, the intellectual property landscape is in flux, and it may remain uncertain in the future. As such, we could become subject to significant intellectual property-related litigation and proceedings relating to our or third-party intellectual property and proprietary rights.

Our commercial success depends in part on our and any potential future collaborators’ ability to develop, manufacture, market, and sell any products that we may develop and use our proprietary technologies without infringing, misappropriating and otherwise violating the patents and other intellectual property rights of third parties. It is uncertain whether the issuance of any third-party patent would require us or any potential collaborators to alter our development or commercial strategies, obtain licenses or cease certain activities.

Third parties, including our competitors, may currently have patents, or obtain patents in the future, and claim that the manufacture, use, or sale of our products infringes upon these patents. We have not conducted an extensive search of patents issued or assigned to other parties, including our competitors, and no assurance can be given that patents containing claims covering our products, parts of our products, technology or methods do not exist, have not been filed, or could not be filed or issued. In addition, because patent applications can take many years to issue, and because publication schedules for pending applications vary by jurisdiction, there may be applications currently pending of which we are unaware, and which may result in issued patents which our current or future products infringe. Also, because the claims of published patent applications can change between publication of a patent application and issuance of a patent, there may be published patent applications that may ultimately issue with claims that we infringe. As the number of competitors in our market grows and the number of patents issued in this area increases, the possibility of patent infringement claims against us escalates. Moreover, we may face claims from non-practicing entities (“NPEs”), entities which own patents but do not practice the patented invention, have no relevant product revenue and against whom our own patent portfolio may have no deterrent effect. Third parties, including NPEs, may in the future claim that our products infringe or violate their patents or other intellectual property rights.

If any third-party claims that we infringe their patents or that we are otherwise employing their proprietary technology without authorization and initiates litigation against us, even if we believe such claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, enforceability, or priority. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable, and infringed by our products. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this evidentiary burden is a high one, requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. If we are found to infringe third-party patents, and we are unsuccessful in demonstrating that such patents are invalid or unenforceable, such third parties may block our efforts to commercialize the applicable products or technology unless we obtain a license to employ the technology or subject matter described by such patents, or until such patents expire or are finally determined to be held invalid or unenforceable. Such a license may not be available on commercially reasonable terms, or at all. Even if we are able to obtain a license, the license could obligate us to pay significant license fees and/or royalties, and the rights granted to us might be non-exclusive, which might result in our competitors gaining access to the same technology. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, we may be unable to commercialize our products, or such commercialization efforts may be significantly delayed, which could in turn significantly harm our business. If we are found liable for infringing on third party patents, our business may suffer reputational and financial harm. These harmful effects may be more pronounced for us as a small company.

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If our trademarks and trade names are inadequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.

Our trademarks or trade names may be challenged, infringed, circumvented, declared generic or determined to be violating or infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners and customers in our markets of interest. At times, competitors or other third parties may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement, or dilution claims brought by owners of other trademarks. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names or other intellectual property may be ineffective, could result in substantial costs and diversion of resources and could adversely affect our business, financial condition, and results of operations.

Risks Related to Ownership of our Common Stock

This is not an initial public offering of stock to investors at large, and there is no guarantee that any of the Selling Shareholders will sell the Shares. Alternatively, if a large number of Shares are sold, the public price of our Common Stock on the OTC Pink will decrease.

This registration statement is being filed to offer liquidity to the Selling Shareholders, who are our existing security holders and security holders who have rights to the Common Stock underlying warrants previously issued to them in our previous financing rounds. This is not an initial public offering of stock to investors at large, and there is not a fixed number of securities available for sale. Each Selling Shareholder may offer, sell or distribute all or a portion of his, her or its Shares publicly or through private transactions at prevailing market prices or at negotiated prices, or choose not to sell any or part of the Shares at all. Given the Selling Shareholder’s discretion in this regard, a reader should not expect a guaranteed ability to purchase any of the Shares registered hereunder. We disclaim any responsibility for causing the Selling Shareholder to sell to any person reading this registration statement and offer no assurance as to how many Selling Shareholders will decide to sell their Shares. The reader should be advised that if, alternatively, a large number of Selling Shareholders sell their Shares or there is a public perception that a large number of Selling Shareholders may sell their Shares, the public price of our Common Stock on the OTC Pink may decrease in value.

Our Common Stock is currently thinly traded on the OTC Pink and the public price for our Common Stock is volatile. We can offer no assurance that an active trading market for our Common Stock will develop or that the public price of our Common Stock will become less volatile.

An active market for our shares of Common Stock may never develop. In the absence of an active public trading market, investors may not be able to liquidate their investments in our shares of Common Stock. An inactive market may also impair our ability to raise capital by selling our shares of Common Stock, our ability to motivate our employees through future equity incentive awards and our ability to acquire other companies, products or technologies by using our shares of Common Stock as consideration. We can offer no assurance that the public price of our Common Stock will cease to be volatile, as there are many factors which affect the public price which are beyond our control. These factors include, without limitation:

•	the number of shares of our Common Stock publicly owned and available for trading;
•	overall performance of the equity markets and/or publicly-listed companies that offer competing services and products;
•	actual or anticipated fluctuations in our revenue or other operating metrics;
•	our actual or anticipated operating performance and the operating performance of our competitors;
•	changes in the financial projections we provide to the public or our failure to meet these projections;

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•	failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;
•	any major change in our Board, management, or key personnel;
•	the economy as a whole and market conditions in our industry;
•	rumors and market speculation involving us or other companies in our industry;
•	announcements by us or our competitors of significant innovations, new products, services, features, integrations or capabilities, acquisitions, strategic investments, partnerships, joint ventures, or capital commitments;
•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business, in the U.S. or globally;
•	lawsuits threatened or filed against us;
•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events and
•	sales or expected sales of our Common Stock by us and our officers, directors, and principal shareholders.

In addition, stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner often unrelated to the operating performance of those companies. In the past, shareholders have instituted securities class action litigation against companies following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations and financial condition.

Future sales of Common Stock by the Selling Shareholders and our other existing shareholders, or lack thereof, may contribute to price volatility of our Common Stock on the OTC Pink.

Following the effectiveness of this registration statement, the Shares may be sold on the OTC Pink. Our other existing shareholders may also sell their shares in the Company in accordance with an available securities exemption or successful registration. There can be no assurance that the Selling Shareholders will not sell all of the Shares, which may cause a substantial decline in the price of our Common Stock on the OTC Pink. There is also no assurance that the Selling Shareholders will sell all of their Shares on the OTC Pink. Institutional investors may be discouraged from purchasing our Common Stock if they are unable to purchase a block of our Common Stock in the open market due to a potential unwillingness of our existing shareholders to sell a sufficient amount of Common Stock at the price offered by such institutional investors and the greater influence individual investors have in setting the trading price. If institutional investors are unable to purchase our Common Stock, the market for our Common Stock may be more volatile without the influence of long-term institutional investors holding significant amounts of our Common Stock. Conversely, if there is a lack of market demand for our Common Stock, the trading price of our Common Stock could decline significantly and rapidly on the OTC Pink. Furthermore, the decision by our Directors and officers, who retain significant ownership of our Common Stock, to sell, or refrain from selling, shares of Common Stock from time to time, could impact the market supply and trading volumes of our Common Stock, thereby affecting market prices and creating additional volatility. This impact will increase if the percentage of shares sold by non-affiliated shareholders of the Company decreases from time to time. Therefore, an active, liquid and orderly trading market for our Common Stock may not initially develop or be sustained, which could significantly depress the public price of our Common Stock and/or result in significant volatility, which could affect an investor’s ability to sell their shares of Common Stock.

You may be diluted by future issuances of preferred stock, additional Common Stock or securities convertible into shares of Common Stock in connection with future adopted incentive plans, acquisitions or otherwise. Future sales of such shares in the public market, or the expectations that such sales may occur, could lower our stock price.

Our Articles of Incorporation authorizes us to issue up to 125,000,000 shares of Common Stock and up to 25,000,000 shares of preferred stock. We could issue a significant number of shares of Common Stock in the future in connection with investments or acquisitions. In the future, we may also adopt one or more incentive plans which will provide for the issuance, pursuant to the terms and subject to the conditions set forth in any plan as adopted, of long-term incentive compensation which may take the form of options, restricted stock units or other securities. Any of these issuances could dilute our existing shareholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares of our Common Stock.

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We currently have 4,200,000 shares of Series A Preferred Stock issued and outstanding and 3,000,000 shares of Series B Preferred Stock issued and outstanding shares of preferred stock. The future issuance of shares of preferred stock with voting rights (whether equal or disproportionate) may adversely affect the voting power of the holders of shares of our Common Stock, either by diluting the voting power of our Common Stock if the preferred stock votes together with the Common Stock as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote, even if the action were approved by the holders of our shares of our Common Stock.

The future issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our Common Stock by making an investment in the Common Stock less attractive. For example, investors in the Common Stock may not wish to purchase Common Stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase Common Stock at the lower conversion price, causing economic dilution to the holders of Common Stock.

Additionally, we have a history of issuing our Common Stock as compensation to officers, employees, and consultants. Continued issuance of Common Stock, securities exercisable for or convertible into capital stock of the Company may have a dilutive effect on holders of our Common Stock and other equity securities.

We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the development and growth of our business. Therefore, we do not intend to pay any dividends to holders of our Common Stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion, any legal or contractual limitations on our ability to pay dividends under our loan agreements or otherwise. As a result, if the Board does not declare and pay dividends, the capital appreciation in the price of our Common Stock, if any, will be your only source of gain on an investment in our Common Stock, and you may have to sell some or all of your Common Stock to generate cash flow from your investment.

We may need to raise additional capital in the future, and our failure to do so could restrict our operations or adversely affect our ability to operate and continue our business. There is no guarantee that we will successfully raise additional capital on favorable terms or at all and if and when we need it.

If we need to raise additional capital in the future for any reason, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings may result in additional dilution to holders of the common stock. For instance, debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, expending capital, or declaring dividends, or which impose financial covenants on us that limit our ability to achieve our business objectives. Additionally, if we enter into secured debt arrangements, we could be required to dispose of material assets or operations to meet our debt service and other obligations, which could negatively impact the business or cause the business to be discontinued. If we need additional capital and cannot raise it on acceptable terms, we may not be able to meet our business objectives and be unable to continue operating as a going concern.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Common Stock, its trading price and volume could decline.

We expect the trading market for our Common Stock to be influenced by the research and reports that industry or securities analysts publish about us, our business or our industry. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the trading price for our stock may be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and our Common Stock to be less liquid. Moreover, if one or more of the analysts who cover us downgrades our stock or publishes inaccurate or unfavorable research about our business, or if our results of operations do not meet their expectations, our stock price could decline.

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We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Common Stock less attractive to investors.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements. If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we could be subject to regulatory scrutiny and a loss of confidence by shareholders, which could harm our business and adversely affect the market price of our Common Stock.

We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) (the last day of the fiscal year following the fifth anniversary of becoming a public company). As an emerging growth company, we may choose to take advantage of some but not all of these reduced reporting burdens. Accordingly, the information we provide to our shareholders may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards.

We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our Common Stock less attractive as a result, which may result in a less active trading market for our Common Stock and higher volatility in our stock price.

We are a “smaller reporting company,” and our election to comply with the reduced disclosure requirements as a public company may make our Common Stock less attractive to investors.

For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies, such as providing only two years of audited financing statements. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. It is possible that some investors will find our Common Stock less attractive as a result, which may result in a less active trading market for our Common Stock and higher volatility in our stock price.

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Provisions in our Articles of Incorporation and Bylaws could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you, thereby adversely affecting existing shareholders.

Our Articles of Incorporation and Bylaws contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our Company, even when these attempts may be in the best interests of our shareholders. For example, the Articles of Incorporation currently authorizes our Board, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which shareholders might otherwise receive a premium for their shares over then-current market prices. These provisions may also limit the ability of shareholders to approve transactions that they may deem to be in their best interests.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT OUR BUSINESS OPERATIONS AND THE VALUE OF OUR COMMON STOCK.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

1.	Our ability to effectively operate our business segments;

2.	Our ability to manage our research, development, expansion, growth and operating expenses;

3.	Our ability to evaluate and measure our business, prospects and performance metrics;

4.	Our ability to compete, directly and indirectly, and succeed in a competitive and evolving industry;

5.	Our ability to respond and adapt to changes in technology and customer behavior;

6.	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand; and

7.	Other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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MARKET DATA

Market data and certain industry data and forecasts used throughout this prospectus were obtained from market research, publicly available information, reports of governmental agencies and industry publications. There is no guarantee for the accuracy and completeness of information we obtained from such sources. In addition, we cannot be certain as to all assumptions which were used by third parties to prepare the data we cite. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors.”

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares by the Selling Shareholders (See “Selling Shareholders”) under this prospectus (and/or their respective pledgees, donees, transferees, distributees, or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer), which includes up to 9,353,136 Outstanding Shares and 21,100,000 Warrant Shares. We will, however, bear the costs incurred in connection with the registration of the Shares. We will also receive payment from AJB Capital’s exercise of the 2022 Warrants and certain Selling Shareholders’ exercise of the AGES Warrants. We have received proceeds from AJB Capital’s purchase of the 2023 Warrants prior to the registration of the Common Stock underlying the 2023 Warrants and as such, these proceeds will not be included as part fee calculations for the filing of this registration statement. If all of the 2022 Warrants and Additional Warrants are to be exercised in cash at their respective exercise prices, we would receive gross proceeds of approximately $25,000, and approximately $557,000, respectively, and a total of approximately $582,000 in proceeds from the Warrants’ exercise. We cannot predict when or if the Warrants will be exercised or when. It is possible that the Warrants will expire before their exercise period and that they may never be exercised.

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DIVIDEND POLICY

Since our inception, we have not paid any dividends on our capital stock, and we currently expect that, for the foreseeable future, all earnings, if any, will be retained for use in the development and operation of our business. In the future, our Board may decide, at its discretion, whether dividends may be declared and paid to holders of our Common Stock.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the notes to those statements included elsewhere in this Registration Statement on Form S-1. In addition to historical financial information, this discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs. You should not place undue reliance on these forward-looking statements, which involve risks and uncertainties. As a result of many factors, including but not limited to those set forth under ‘‘Risk Factors,’’ our actual results may differ materially from those anticipated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Corporate History

We were originally incorporated in Nevada on February 22, 2006 under the name Photomatica, Inc. On August 12, 2008, we changed our name to “Secure Runway Systems Corp.” On June 22, 2010, we changed our name to “Diversified Secure Ventures Corp.” On March 5, 2012, we changed our name to Go Green Global Technologies Corp., our current name. We are currently in good standing in the State of Nevada as of the date hereof.

Business

We are an innovative, publicly traded U.S. company that aims to provide proprietary disruptive technology for use in the water and fuel industries for both commercial and consumer segments of these markets. We intend to provide solutions worldwide through our patented Sonical™ apparatus, which is designed to be utilized for both non-chemical water treatment and fuel combustion applications. Such applications include industrial, automotive, transportation, maritime and railway industries. We are a pioneer and leader in the emerging pulsed power technology sector. Since inception, we have focused on technologies that lead to a cleaner and more efficient planet. We are still currently in a pre-revenue stage of development and have yet to launch products integrating our Sonical™ technology.

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Results of Operations

The following table summarizes our results of operations for the periods presented:

	For the Nine Months Ended
	September 30, 2023	September 30, 2022	Change
Operating expenses:
General and administrative	$385,354	$1,777,398	$(1,392,044)
Research and developments	625,000	–	625,000
Depreciation and amortization	2,016	8,576	(6,560)
Total operating expenses	1,012,370	1,785,974	(773,604)
Loss from operations	(1,012,370)	(1,785,974)	773,604
Other Income / (Expense):			–
Interest expense	(1,427,495)	(242,042)	(1,185,453)
(Loss) gain on debt extinguishment	(120,000)	1,423,023	(1,543,023)
Total other expenses	(1,547,495)	1,180,981	(2,728,476)
			–
Net loss	$(2,559,865)	$(604,993)	$(1,954,872)

Revenue

We did not generate any revenue in the nine-month periods ended September 30, 2023 and September 30, 2022.

Operating Expenses

Our operating expenses for the nine-month periods ending on September 30, 2023 and September 30, 2022 were $1,012,370 and $1,785,973, respectively, representing a decrease of $773,604.

General and administrative expenses were $384,354 for the nine-month period ending on September 30, 2023, compared to $1,777,398 for the nine-month period ending on September 30, 2022, representing a decrease of $1,392,044. This decrease was primarily attributed to a decrease in financials consulting services from $1,499,915 in the nine-month period ending on September 30, 2022 to $123,415 in the nine-month period ending on September 30, 2023. This decrease was also due to significant fees that were incurred in connection with our financings, engaging an investment bank to assist in structuring our financing rounds, and raising capital in such rounds, and the relaunch of our business operations in the 2022 Fiscal Year, and significant decrease in such costs for the nine months ended September 30, 2023. Additionally, this decrease was due to a decrease in payroll expenses by $48,990, accounting services by $36,470 and other office expenses by $9,136, partially offset by increase in legal services for $53,605 and rent expenses by $25,448.

Research and development expenses were $625,000 for the nine months ended September 30, 2023, compared to $0 for the nine months ending on September 30, 2022. The increase was primarily attributed to the expense recognized in connection with 2023 amended and restated Assets Purchase Agreement (“2023 APA”).

Depreciation expenses were $2,016 for the nine months ending on September 30, 2023, compared to $8,576 for the nine months ending on September 30, 2022, representing a decrease of $6,560 and such decrease is mainly attributed to decrease in property and equipment and no major capitalized purchases in the nine months ended September 30, 2023.

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Other Expenses

In addition to operating expenses, for the nine-month period ending on September 30, 2023, we incurred other income (expenses) of ($1,547,495). For the nine-month period ending on September 30, 2022, we incurred other income (expenses) totaling $1,180,981. The reason for this increase in other expenses between the comparative nine-month periods is an increase in interest expense due to amortization of debt discount for the warrants and shares of common stock issued in the period ended September 30, 2022 and a large decrease in gains on debt extinguishment as there were no significant debt settlement in 2023 as compared to the significant debt settlement occurred in nine months ended September 30, 2022.

Interest Expenses

For the nine-month periods ending on September 30, 2023 and September 30, 2022, our interest expenses were $1,427,495 and $242,042, respectively. This significant increase in interest expenses is due to the amortization of the debt discount in relation to the shares of common stock and warrants issued in connection with notes payable in the nine-month period ending on September 30, 2023.

Loss on Extinguishment of Debt

For the nine-month periods ending on September 30, 2023 we incurred a loss on extinguishment of debt of $120,000 and as compared to gain of $1,423,023 for the nine-month periods ending on September 30, 2022.

Net Loss

For the nine-month period ending on September 30, 2023, we had a net loss of $2,559,865. For the nine-month period ending on September 30, 2022, we had a net loss of $604,993. The reason for the increase in the net loss from the nine months ended September 30, 2022 to the nine months ended September 30, 2023 was an increase in interest expense as well as a decrease in gains from debt settlements, partially offset by a decrease in operating expenses by $773,604.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following represents results of operations for the fiscal year ending on December 31, 2022 (the “2022 Fiscal Year”) and fiscal year ending on 2021 (the “2021 Fiscal Year”):

	For the Years Ended
	December 31, 2022	December 31, 2021	Change
Operating expenses:

General and administrative	$2,291,645	$178,664	$2,112,981
Depreciation	6,647	5,849	798
Total operating expenses	2,298,292	184,513	2,113,779
Loss from operations	(2,298,292)	(184,513)	(2,113,779)
Other (expense) income			–
Interest expense	(303,937)	(329,214)	25,277
Gain (loss) on change in fair value of derivative liability	35,862	(18,160)	54,022
Amortization of beneficial conversion feature	–	(15,423)	15,423
Gain on debt extinguishment	1,423,023	–	1,423,023
Total other income (expense)	1,154,948	(362,797)	1,517,745
Net loss	$(1,143,344)	$(547,310)	$(596,034)

Revenue

We did not generate any revenue in the years ended December 31, 2022 and 2021.

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Operating Expenses

Our operating expenses increased from $184,513 in the 2021 Fiscal Year to $2,298,292 for the 2022 Fiscal Year. This increase was primarily due to increased general and administrative expenses, which increased from $178,664 to $2,291,645 from the 2021 Fiscal Year to the 2022 Fiscal Year.

These general and administrative fees consisted of payroll, rent, audit, consulting, finance fees, and legal fees, which we incurred more of in the 2022 Fiscal Year compared to those general and administrative fees in the 2021 Fiscal Year. Such fees were incurred in connection with our financings and the relaunch of our business operations in the 2022 Fiscal Year, with the primary reasons for the incurrence of expenses being: (i) our increase in operational activities in the 2022 Fiscal Year, (ii) our hiring of additional consultants and the Chief Operating Officer, and (iii) our engaging an investment bank to assist in structuring our financing rounds and raising capital in such rounds. The increase was primarily attributed to an increase in financial consulting fees related to our financial and consulting services from $5,586 in the 2021 Fiscal Year to $1,857,379 in 2022 Fiscal Year. There was also an increase in payroll by $19,263, in legal expenses by $41,706, in accounting related expenses by $62,500, in leasing expenses by $52,582 and an increase in general office expense by $83,115.

Depreciation expenses were $6,647 for the 2022 Fiscal Year, compared to $5,849 for 2021 Fiscal Year, representing a decrease of $798.

Other Income (Expenses)

For the 2022 Fiscal Year, our other income totaled $1,154,948, compared to other expenses of $362,797 for the 2021 Fiscal Year. The reason for the increase in other expenses from the 2021 Fiscal Year to 2022 Fiscal Year was a large increase in income in gain on debt extinguishment.

For the 2022 Fiscal Year and 2021 Fiscal Year, we incurred interest expenses of $303,937 and $329,214, respectively. The decrease in interest expense for $25,277 was primary attributable to decrease in our debt balance during 2022 Fiscal Year due to debt extinguishment of our notes payable and notes convertible.

In the 2022 Fiscal Year and 2021 Fiscal Year, we incurred amortization of beneficial conversion expenses of $-0- and $15,423, respectively. The decrease in beneficial conversion feature expenses is due to our correction of the recording of the fair value of warrants issued during the 2022 Fiscal Year.

During the 2022 Fiscal Year and 2021 Fiscal Year, we incurred a gain (loss) due to the adjustment to the fair value of derivative liability of $35,862 and ($18,160), respectively.

During the 2022 Fiscal Year and 2021 Fiscal Year, we incurred a gain on extinguishment of debt of $1,423,023 and $0, respectively. The significant gain in 2022 Fiscal Year was attributable to debt extinguishment of our accounts payable, notes payable, notes convertible and related accrued interest.

Net loss

For the 2022 Fiscal Year and 2021 Fiscal Year, we had a net loss of $1,143,344 and $547,310, respectively. The increase in net loss from the 2021 Fiscal Year to the 2022 Fiscal Year was due to significantly increased in general and administrative expenses as well as increases in expenses connected with engagement of financial advisory firms and lenders.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

To date we have financed our operations through sales of common stock and the issuance of debt and warrants.

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Our ability to continue as a going concern depends on continued financial support from management, its ability to identify future investment opportunities and obtain the necessary debt or equity financing as well as its ability to generate profit from future operations. We do not currently have sufficient cash on hand to cover our operating expenses and as such will continue to raise capital through the sale of stock and notes. We have produced several prototype devices for some of our anticipated products to permit production testing. In the next six to twelve months, testing of our devices and manufacturing techniques will be finalized. We expect to commence sales as soon as the aforementioned are completed.

Working Capital
	September 30,	December 31,
	2023	2022	Change
Current Assets	$232	$4,671	$(4,439)
Current Liabilities	1,385,135	1,118,323	266,812
Working Capital Deficit	$(1,384,903)	$(1,113,652)	$(271,251)

	December 31,	December 31,
	2022	2021	Change
Current Assets	$4,671	$2,135	$2,536
Current Liabilities	1,118,323	2,461,570	(1,343,247)
Working Capital Deficit	$(1,113,652)	$(2,459,435)	$1,345,783

Current Assets

Our current assets as of September 30, 2023 and December 31, 2022 were comprised of cash and prepaid expenses. Our cash balance was $232 and $1,072, respectively, and our prepaid expenses were $0 and $3,599, respectively. The decrease in cash balance for the nine-month period ending on September 30, 2023 was due to cash used in operations coupled with borrowing with short-term loans.

As of December 31, 2022 and December 31, 2021, our current assets were comprised of cash and prepaid expenses. Our cash balance was $1,072 and $2,135, respectively, and our prepaid expenses were $3,599 and $0, respectively. The decrease in cash balance from the 2021 Fiscal Year to the 2022 Fiscal Year is attributed to increased spending in year over year expenses in the 2022 Fiscal Year as we began to ramp up operations, including rent and utility expenses offset by borrowing with our net note financing of $420,000.

Current Liabilities

As of September 30, 2023 and December 31, 2022, our current liabilities totaled $1,385,135 and $1,118,323, respectively. This increase in current liabilities by $266,812 from December 31, 2022 was mainly due to increase in notes payable balance of $261,031.

As of December 31, 2022, and December 31, 2021, we had total current liabilities of $1,118,323 and $2,461,570, respectively. The decrease in current liabilities is attributed to settlement of various notes and accrued interest, offset by an increase in new notes payable, offset by an increase in derivative instrument liability associated with a convertible debenture during the 2022 Fiscal Year.

Working Capital Deficit

As of September 30, 2023 and September 30, 2022, we had a working capital deficit of $1,384,903 and $1,113,652, respectively. The increase in working capital deficit is due to increases in notes payable.

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As of December 31, 2022 and December 31, 2021, we had a working capital deficit of $1,113,652 and $2,459,435, respectively. The decrease in working capital deficit is primarily due to an increase in notes payable, reductions of convertible debt, accrued interest, and accounts payable settled in common stock, offset by the computed fair value of warrants issued during the 2022 Fiscal Year.

Cash Flows	For the Nine Months Ended
	September 30,	September 30,
	2023	2022	Change
Cash Used in Operating Activities	$(527,365)	$(196,570)	$(330,795)
Cash Used in Investing Activities	–	(13,065)	13,065
Cash Provided by Financing Activities	526,525	207,500	319,025
Net (Decrease) in Cash	$(840)	$(2,135)	$1,295

	For the Twelve Months Ended
	December 31,	December 31,
	2022	2021	Change
Cash Used in Operating Activities	$(348,974)	$(47,791)	$(301,183)
Cash Used in Investing Activities	(9,589)	(7,974)	(1,615)
Cash Provided by Financing Activities	357,500	57,900	299,600
Net (Decrease) Increase in Cash	$(1,063)	$2,135	$(3,198)

Cash flows from Operating Activities

For the nine months ending on September 30, 2023 and September 30, 2022, the cash provided (used) in operating activities totaled ($527,365) and ($196,570), respectively. The reason for the increase in cash used in operating activities from the nine-month period ending on September 30, 2022 to the nine-month period ending on September 30, 2023 was primarily attributed to an increase in net loss.

For the 2022 Fiscal Year and 2021 Fiscal Year, we used $348,974 and $47,791, respectively in cash for operating activities. The increase in cash used by operating activities from the 2021 Fiscal Year to the 2022 Fiscal Year was mainly attributed to the net loss of $1,143,344 with a gain on extinguishment of debt at 1,423,023, offset by an increase in common stock warrants issue for services of $1,529,480, non-cash interest expenses of $301,402, increase in accounts payable and accrued expenses in total of $234,174 and accrued interest of $28,889.

Cash flows from Investing Activities

For the nine months ending on September 30, 2023 and September 30, 2022, we used $0 and $13,065 in cash in investing activities.

During the fiscal years ending on December 31, 2022 and December 31, 2021, we used $9,589 and $7,974, respectively, in investing activities.

Cash flows from Financing Activities

For the nine months ending on September 30, 2023 and September 30, 2022, we generated $526,525 and $207,500 from financing activities, respectively. The increase in cash from financing activities from the nine months ending on September 30, 2022 to the nine months ending on September 30, 2023 was due to primarily an increase in proceeds from notes payable of $456,525.

For the 2022 Fiscal Year and 2021 Fiscal Year, we generated $357,500 and $57,900, respectively, from financing activities. The increase in cash from financing activities from the 2021 Fiscal Year to the 2022 Fiscal Year was due to increases in proceeds from notes payable of $420,000.

Off-Balance Sheet Arrangements

We do not currently have any off-balance sheet arrangements.

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Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our financial statements.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, economic instability and inflation, and geopolitical instability, such as the military conflict in Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete the initial business combination.

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BUSINESS

This section should be read in conjunction with the more detailed information about us contained in this prospectus, including our audited financial statements and other information appearing in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Mission & Vision

At Go Green Global Technologies Corp., we believe in a present and future in which cost-effective and environmentally friendly solutions for individuals, communities and industries are accessible to all. It is our guiding principle that sustainability and affordability should go hand-in-hand, and that making a greener choice for the health of our shared planet should not be cost-prohibitive. We envision our Sonical™ technology to be a revolutionary catalyst in the global transition to a green economy. Our mission is to provide global access to this technology, allowing for the extension of fuel life, a decrease in carbon emissions, and the elimination of harsh chemicals in water treatment worldwide.

Corporate History

We were originally incorporated in Nevada on February 22, 2006, under the name “Photomatica, Inc.” On August 12, 2008, we changed our name to “Secure Runway Systems Corp.” On June 22, 2010, we changed our name to “Diversified Secure Ventures Corp.” We changed our name to Go Green Global Technologies Corp., our current name, on March 5, 2012. We are in good standing with the State of Nevada as of the date of this prospectus.

Introduction

We are a technology and manufacturing company based in Brookfield, Connecticut. We own the patented Sonical™ technology[12] designed to render impurities in fluids inert, in a way that is cost-saving and avoids the use of harsh chemicals for fluid treatment. Our Sonical™ technology can be installed into existing water supply and fuel consumption systems. After this installation, fluid can pass through the electromagnetic field created within the Sonical™ apparatus and undergo molecular-level changes, resulting in cleaner water and fuel.

Currently, we are in a pre-revenue stage of development, and expect to launch our products anytime between Q1 and Q2 of 2024, following their successful manufacturing and commercialization.

As of the date of this prospectus, we have not launched any of the products discussed herein. We expect to begin launching certain products approximately between the first and second fiscal quarters of 2024, assuming these products are successfully manufactured and commercialized. We cannot assure that any or all of our products will ever launch, launch successfully, or that we will be able to generate revenue from these products or adequate revenue to continue as a going concern.

We have a manufacturing facility located in Brookfield, Connecticut, in which we have a full setup for final assembly, quality control, and testing of our products. This facility also has two manual winding machines to produce the copper coils central to the Sonical™ technology.

[12] Patent No. US 11,634,344 B2.

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The Sonical™ technology

The Sonical™ apparatus contains unique coil design configurations that can conduct an electromagnetic field. The electromagnetic field triggers a forced sequential re-phasing arrangement within fluid passing through, which renders fluid impurities inert.

We believe that our Sonical™ technology, when incorporated into fuel and water treatment systems, can effectively address some of the issues found with conventional methods for fuel and water treatment. For one, conventional methods for water treatment typically involve the addition of chemical disinfectants to remove bacteria within water, which can be harmful to human and environmental health. Disinfectants such as chlorine also have an unpleasant taste and smell, which are especially significant concerns pertaining to potable water. There is also the persistent problem of mineral buildup, specifically calcium carbonate, in distribution networks such as pipes and water flow devices. Ion-exchange water softeners have been commonly used to remove minerals from (descale) pipes and water flow devices, but these softeners require continuous and consistent maintenance, which can compound the costs associated with water treatment. Pipe repair and cleanup at large facilities is also costly and poses significant safety concerns. The pulse power technology of the Sonical™ removes the need for chemical disinfectants to water treatment systems while descaling water and controlling antibacterial growth. The Sonical™ products are customizable and easy to install and following installation requires little to no maintenance. We believe that incorporating our Sonical™ products into existing water treatment and distribution systems will be a cheaper and more environmentally sound alternative to conventional methods.

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Conventional methods for extracting fuel from crude oil are also costly and harmful to the environment. Refinement costs for the production of commonly used fuel from petroleum are substantial. To save on costs, producers may sell fuel products which may not be entirely free from impurities such as hydrocarbons, even though the products can technically still be used for combustion. As a result, existing hydrocarbons in such fuels can be emitted into the atmosphere, adding significant pollution to the environment. We believe the technology behind the Sonical™ apparatus, which produces varying electromagnetic wavelengths to alter the molecular structure of fuel, can potentially enable fuel to burn more efficiently and result in cost savings and fewer carbon emissions.

We intend to have our Sonical™ fuel products tested extensively in private laboratories to demonstrate significant fuel efficiency increases, as well as decreases in overall carbon emissions. For our Sonical™ water products, we intend to have our technology tested extensively at private laboratories to demonstrate the product's ability to eliminate the minerals causing scale buildup, as well as the elimination of harmful microorganisms, such as bacteria in water.

Business Plan

We are presently ramping up manufacturing and solidifying our market strategy to commercialize our products. Below are the business lines we plan to launch between the first and second fiscal quarters of 2024 after our manufacturing and marketing goals are achieved.

Fuel Treatment	Water Treatment & Descaling
Commercial Boilers	HVAC Cooling Towers
Residential Boilers	Commercial Descaling
Diesel Generators	Residential Water
Automotive/Trucking	Municipal Water
Locomotive (Heavy Rail)
Maritime Vessels

Our fuel treatment products are aimed at increasing the efficiency of fuel, improving overall engine function, and decreasing lifetime carbon emissions. We believe this is achieved by installing our fuel devices, which contain the Sonical™ technology, on a pre-combustion location within any fossil-fuel-burning system, such as an oil-burning furnace, a generator, a car, a truck, and more. We believe the products in the planned fuel treatment line will experience rapid growth due to their capacity to reduce fuel consumption and significantly reduce hydrocarbon emissions.

Our water treatment products are aimed at eliminating the minerals causing scale buildup in water, allowing for better maintenance of water systems without the use of chemicals, and providing improved life span of pipes. We believe the water treatment products are capable of increasing microbial control and eliminating unwanted organic compounds, including viruses and bacteria both in potable water and industrial applications, such as HVAC systems.

We anticipate that the water treatment and descaling product lines will experience slower but long-term growth compared to the fuel treatment product lines.

In the first fiscal quarter of 2024, we intend to submit an application for our Sonical™ water device to the National Sanitation Foundation for testing in order to achieve ANSI/NSF Standard 61 certification. This certification applies to all products in contact with potable and drinking water in the United States, and attests that certain products are safe for installation potable water systems for public use or consumption and are verified by a third party. Once we receive ANSI/NSF Standard 61 certification, we will launch our residential and municipal water product lines in the U.S. In the fourth fiscal quarter of this year, we also intend to begin the process for obtaining Underwriter Laboratories (“UL”) and CE certifications. UL is one of several companies approved for safety testing by U.S. federal agency Occupational Safety and Health Administration, and its product certification attests that the product has met applicable industry standards. CE certifications are affirmations from a manufacturer that its product complies with all applicable European health, safety, and environmental protection standards.

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In the first 6 months of production, beginning in the fourth fiscal quarter of this year, we plan to launch the following product lines and anticipate the below monthly production volumes for each line:

Product Line	Average Units Sold Per Month
Fuel - Residential Boiler 3/8in	30
Fuel - Residential Boiler 1/2in	30
Fuel - Commercial Boiler	10
Fuel - Diesel Generators	100
Water - HVAC Cooling Tower	2
Water - Commercial De-Scaling	10

The above projections are based on pending agreements with existing distributors in the HVAC and diesel generator industries and our anticipated product output capabilities in our initial ramp-up phase.

Within a year from the start of production, Go Green anticipates scaling up its output and generating more demand for its products. At that stage, we also plan to add another product line for residential water treatment.

Product Line	Average Units Sold Per Month
Fuel - Residential Boiler 3/8in	50
Fuel - Residential Boiler 1/2in	50
Fuel - Commercial Boiler	20
Fuel - Diesel Generators	200
Water - HVAC Cooling Tower	5
Water - Commercial De-Scaling	25
Water - Residential Water Treatment	50

After a year of commercializing and manufacturing the above products, we anticipate being able to target other markets and industry verticals to achieve larger scale installations of our fuel and water products amongst our client base.

We plan to target the maritime industry and the locomotive industry as part of our business plans in the long term. There is a great demand for cost savings and reductions in carbon emissions in both of these industries, which we believe we can directly address with our Sonical™ technology in the future.

Industry Overview

We operate in the “green-tech” or “clean-tech” manufacturing space, which is a relatively new, emerging sector. The novel technology that this sector centers around is still limited in use. We believe there are currently few existing competitors in this space, which provides us with a strong path to market.

We believe there has been trending interest in green technology and sustainability both in the public and private sectors and an increasingly expanding market for simple, retrofit devices that can solve certain challenges in the treatment of water and fuel. Particularly in the public sector, there has been significant legislation regarding emissions standards and mandates to address carbon footprint. Private automobiles, small and medium duty trucks, locomotives, maritime vessels, and furnaces for heating of residential and commercial spaces are all examples of technologies which we believe could benefit from the integration of our Sonical™ apparatus.

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Additionally, there has been significant legislation addressing the minimization of chemicals used to treat both potable water and water used in commercial and industrial processes. Residential drinking water, municipal drinking water supplies, swimming pool maintenance, commercial water treatment of HVAC cooling towers, and wastewater treatment are examples of functions that could benefit from the integration of our Sonical™ apparatus.

At just 1% of domestic market penetration across the variety of residential, commercial, and industrial applications for our Sonical™ water and fuel treatment technology, there is potential for over $3 billion in annual gross revenue at full-scale operation and production of our products.[13]

Market and Growth

We believe there is a large, addressable market for our Sonical™ fuel and water treatment technology. We have staggered plans to target various sectors of this market based on our stage of development.

In the early stages of production, we anticipate utilizing our existing distributor networks to cater to the most accessible sectors. As to fuel treatment, we plan to first target (i) consumers in the northeast region of the United States utilizing residential and commercial boilers and (ii) consumers in the diesel generator market in Canada.

According to the U.S. Energy Information Administration’s Short-Term Energy Outlook report, roughly 4.96 million households used heating oil as their main source of space heating fuel, with 82% of those households in the northeast region of the country.[14] According to the same report, households spent an average of $2,094 for the 2022 to 2023 winter season, a 13% increase from the 2021 to 2022 season. With oil prices continuing to rise, we anticipate high consumer demand for a product with a high return on investment in a relatively short timeframe, which can increase fuel efficiency, with the added benefit of decreasing consumer household carbon footprint.

[13] We calculated gross revenue for each product in our water and fuel treatment lines and derived the total annual gross revenue by using the addressable market size of each product (in units of product), approximated from public data sources, multiplied by (i) 1% market penetration and (ii) wholesale pricing based on guided pricing within our existing distributor networks. Below is a list of public data sources which we consulted in arriving at these addressable market sizes:

https://www.edf.org/sites/default/files/documents/EDFMHDVEVFeasibilityReport22jul21.pdf

https://askwonder.com/research/explore-topic-number-diesel-generators-u-s-globally-

npadnargx#:~:text=Based%20on%20the%20understanding%20that,can%20be%20approximated%20at%207.68

https://www.aga.org/natural-gas/affordable/good-for-business/

https://www.eia.gov/energyexplained/heating-oil/use-of-heating-oil.php

https://www.fhwa.dot.gov/policyinformation/statistics/2020/mv1.cfm

https://www.transportation.gov/testimony/state-us-flag-maritime-industry

https://dieselforum.org/rail

https://www.weareteachers.com/how-many-schools-are-in-the-us/

https://www.aha.org/statistics/fast-facts-us-hospitals

https://thesmallbusinessblog.net/restaurant-industry-statistics/

https://www.census.gov/quickfacts/fact/table/US/HSD410221

https://www.ansi.org/standards-news/all-news/2013/04/voluntary-standards-cover-the-spectrum-from-pool-and-spa-efficiency-to-identity-management-30

https://www.transportation.gov/testimony/state-us-flag-maritime-industry

[14] U.S. Energy Information Administration, Short-Term Energy Outlook, Winter Fuels Oulook, Table WFO1, March 2023.

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As to water treatment, we plan to target consumers who use descaling HVAC cooling towers and consumers who struggle with scale buildup in their water systems within the commercial space, including restaurants, fast food chains, and other retailers. According to Forbes, in 2023, a new HVAC system can cost anywhere from $5,000 to $34,000 depending on size. On average, HVAC installations cost around $8,000.[15] HVAC systems must also be regularly maintained and are subject to scale buildup. To eliminate scale, HVAC technicians currently use chemical maintenance programs that are costly and dangerous for human health. If these programs are not executed effectively, scale buildup of just 0.18 of an inch on the fireside of boiler tubes can reduce heat transfer by 69%,[16] which thereby increases fuel consumption and costs.[17] We believe the installation of a Sonical™ unit can lead to cost savings for homeowners and commercial buildings by eliminating the need for chemical descaling programs and decreasing the need for costly repairs and replacements. We anticipate significant demand for our HVAC products, as well as demand for our general descaling product across a variety of industries where descaling is a costly problem.

As our production capabilities grow and we obtain the necessary and desired certifications for our products (including but not limited to UL certification and National Science Foundation water safety certification) within the next year, we plan to expand our business to target the following segments for water treatment: residential potable water treatment, municipal potable water treatment, municipal wastewater treatment, and industrial and commercial wastewater treatment. As to fuel treatment, after our production capabilities grow, we plan to target the automotive, small, and medium duty trucks, locomotive engines, and maritime vessels markets.

To our knowledge, there is currently no product in the residential, commercial, or industrial fuel and water treatment markets utilizing pulse power. Given the lack of competition, we believe it is possible to achieve a 1% to 2% overall market penetration across the variety of potential vertical business niches in the fuel and water treatment space.

In the longer term, we plan to target two other major markets, the maritime industry and the locomotive industry. These markets are currently in need of solutions for reducing carbon emissions and decreasing costs. We believe these markets have great revenue potential and our products can effectively address cost saving and carbon emissions concerns in the future.

The maritime industry currently uses exhaust gas cleaning systems, or “scrubbers,” to decrease its carbon footprint, but this is not a holistic solution. With scrubbers, carbon emissions are redirected from the atmosphere into the aquatic environment, which contributes to rising oceanic temperatures and harms marine ecosystems. Scrubbers are also very expensive, ranging anywhere from $500,000 to $2.5 million to install one per vessel. Go Green can integrate its Sonical™ technology into products geared towards the maritime industry, servicing large and small fleets, including passenger vessels. We believe our Sonical™ products can increase fuel efficiency as well as decrease carbon emissions, a two-fold solution that scrubbers do not provide. The Sonical™ product is also a more affordable solution compared to scrubbers, as they are much simpler to install. We believe our products have the technology that increases fuel efficiency and decrease carbon emissions directly, as opposed to scrubbers, which simply redirect air pollutants. Within the maritime industry, we believe we can also offer water treatment solutions for both potable water usage and wastewater treatment. The installation of the Sonical™ apparatus on fleets are projects of large scale by virtue of the size of maritime vessels, and costs to install our apparatus range from $250,000 to $1 million per installation. We believe these projects offer us significant revenue potential.

[15] Weimert, Kelly. “How Much Does a New HVAC System Cost in 2023?” Forbes, Salaky, Kristin (editor). Last updated July 31, 2023.https://www.forbes.com/home-improvement/hvac/new-hvac-system-cost/#:~:text=The%20price%20of%20a%20new,%248%2C000%2C%20including%20parts%20and%20labor.

[16] As reported by the government of Canada. “Increasing the Energy Efficiency of Boiler and Heater Installations.” Last modified February 17, 2016. https://natural-resources.canada.ca/energy/publications/efficiency/industrial/cipec/6699

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Within the locomotive industry, railway operators are also under significant global pressure to modernize their systems and decrease their overall emissions output. At present, not many solutions are available to address these issues. We believe we can offer our fuel products to locomotive companies across the globe, providing a simple and affordable solution to improve fuel efficiency, increase the lifespan of engine components, and decrease lifetime emissions. Our water treatment products can provide a chemical-free solution to descaling water systems. The installation of our products into locomotive systems are conceivably projects of large scale and earnings associated therewith could significantly increase our overall revenue stream.

Competition

With respect to the water treatment market, there is one known company, Evapco Inc., which offers a similar product to the Sonical™, a descaling device similar to ours called Pulse-Pure. Notably, one of Evapco’s main patents references two past patents of the inventor of our Sonical™ technology.[18] We believe that the Pulse-Pure product has a lower efficiency rate than our products. We believe that the newest generation of the patented Sonical™ technology, with its increased power, can offer customers even more efficient descaling.

With respect to the fuel treatment market, to our knowledge and as of the date of this prospectus, there are no existing competitors that offer fuel efficiency devices utilizing pulsed power technology. In the automobile market, there are other retrofit devices such as the EcoMax Fuel Saver that claim to offer fuel savings, most of these being chip devices that connect to a vehicle’s electronic control unit (“ECU”). The companies launching these products claim that after a consumer drives for a certain number of miles, the chip will be able to read data from the ECU and tune the vehicle’s computer for lower fuel consumption specific to the particular driver’s statistics, such as speed and driving habits, among other things. In our view, there is limited data as to the efficacy of these products. We believe that our Sonical™ technology, when installed directly into a fuel line on a pre-burn location of nearly any fossil-fuel-burning engine, decreases fuel consumption and thereby lifetime emissions. To our knowledge, no market participant has such capabilities.

Intellectual Property

As of the date of this prospectus, we own the following patents:

Patent Number	Place of registration	Title	Owner	Filing date	Publication date
US 11,634,344 B2	United States	Apparatus and method for treating substances using asymmetric-vector electrical fields	Go Green Global Technologies Corp.[19]	September 10, 2021	April 25, 2023
PCT/US2022/043068	International[20]	Apparatus and method for treating substances using asymmetric-vector electrical fields	Go Green Global Technologies Corp.[21]	September 9, 2022	March 16, 2023

[18] Patent No. 7,704,364, one of the patents supporting Pulse-Pure, cites two past patents of Mr. Pandolfo, the inventor of our Sonical™ technology. The two patents referenced were for decalcifier descaling devices for water treatment, utilizing variable resonance technology.

[19] The inventor of was Salvatore Mario Pandolfo who previously assigned the patent to us. We were the applicant for this patent.

[20] This patent was filed on the International Patent System, which allows patent holders to seek protection for their intellectual property in its 57 participating countries, which list of countries can be accessed here: https://www.wipo.int/pct/en/pct_contracting_states.html.

[21] The inventor of was Salvatore Mario Pandolfo, who previously assigned the patent to us. We were the applicant for this patent.

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As of the date of this prospectus, we have the following trademark applications pending:

Trademark	Place of registration	Owner	Class	Filing date
[22]	United States	Go Green Global Technologies Corp.[23]	009	April 8, 2021

Employees & Human Capital

As of the date of this prospectus, we have two full-time employees, who are our executive officers.

Legal Proceedings

From time to time, we may be involved in legal proceedings arising from the normal course of business activities. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors. Other than as set forth below, we are not presently a party to any litigation the outcome of which, if determined adversely to us, would in our estimation, have a material adverse effect on our business, operating results, cash flows or financial condition.

Property

We lease and maintain our primary offices at 5 Production Drive, Brookfield, CT 06804, which is a commercial building providing both office and manufacturing spaces. We do not currently own any real estate. Effective April 1, 2022, our lease is month to month at our current location.

Corporate Information

We were incorporated on February 22, 2006, in Nevada. Our principal executive offices are located at 5 Production Drive, Brookfield, CT 06804, and our telephone number is (866) 847-3366. Our website address is www.gogreen-tech.org. The information on, or that can be accessed through, our website is not part of this prospectus.

[22] Goods and services associated with trademark as claimed in application: Scientific fluid treatment apparatus for domestic and industrial use, namely, fluid handling device for effecting physical or chemical changes to fluids or particles carried by fluids using variable magnetic fields used for disposable bioprocessing applications and parts and fittings therefor.

[23] The inventor was Salvatore Mario Pandolfo, who previously assigned the patent to us. We were the applicant for this patent.

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MANAGEMENT

The following table sets forth certain information as of the date of this prospectus about our executive officers and members of our Board of Directors.

Name	Age	Position	Term of Office
Danny G. Bishop	68	President, Chief Executive Officer, Chief Financial Officer, Director	July 2019 (President, Chief Executive Officer, Director) August 2022 (Chief Financial Officer)
Hattie Corrine Couch	30	Chief Operating Officer, Director	June 2022 (Chief Operating Officer) March 2023 (Director)
John E. D’Alessandro, Jr.	33	Director, Director of Manufacturing[1]	January 2018
Dennis Beckert	54	Director	November 2023

Danny Bishop, Chief Executive Officer and Chief Financial Officer

Dan Bishop has over two decades of healthcare administrative management experience, including an extensive background in marketing strategy and sales. Having received his B.S. in Occupational Therapy from Eastern Michigan University in 1976, Danny went on to have an extensive career in healthcare and hospital management. In these roles, Danny was responsible not only for the care and well-being of patients, but for budgeting, reviewing financial information, reporting to the board of directors of the hospitals he served, and managing the overall success of the programs that he oversaw. Mr. Bishop was also responsible for overseeing several programs within the various hospitals that he worked at, lending him tremendous leadership and managerial experience.

In his former role as manager of outpatient rehabilitation services for a large healthcare group in Toledo, Ohio, Mr. Bishop was responsible for the daily operations of an extensive product line of outpatient therapy products with a $12 million annual budget. This experience, in conjunction with many other roles in which Mr. Bishop was directly involved with in day-to-day operations, imbues Mr. Bishop with the skills to effectively lead and manage a complex business structure.

Over time, Mr. Bishop’s career evolved into one with a sales-oriented focus. After approximately twenty years of healthcare administrative management, Mr. Bishop worked as a consultant for various technology and manufacturing companies, utilizing his extensive connections within the healthcare network to bring sales and relationships to his clients. One such client was us, for which Danny served as National Sales Manager from 2010 to 2013. In this role, Danny sold the original version of Go Green’s proprietary Sonical™ technology nationwide. After this period of success, the Company was unfortunately dormant for some time, but Mr. Bishop returned to us as its Chief Executive Officer and President in 2019 with hopes of leading us back to success. In August of 2022, Mr. Bishop started serving as our Chief Financial Officer. The Board was resolute in its confidence to bring Mr. Bishop into executive management knowing that with his knowledge and passion for our products and his extensive management and leadership experience, he was the right person for the role. Mr. Bishop has never been involved in any legal proceedings and is of upstanding character, suitable for his service on the Board and as a member of executive management.

Hattie Corrine Couch, Chief Operating Officer and Director

Hattie Corrine Couch (Corrine Couch) is our Chief Operating Officer and Director, having served as Chief Operating Officer since June 2022 and Director since March 2023. Ms. Couch is an experienced administrative manager, operations coordinator, and program logistics overseer. She received her B.A. in Political Science from the University of Memphis in 2020, graduating magna cum laude. After, Corrine worked in various campaign management positions for a couple of years, first during her undergraduate years from 2017 to 2018 and then in 2020 to 2021. In her most recent position, which she held from April 2021 to June 2022, prior to joining Go Green, Corrine served as the Senior Administrative Manager for Field Strategies, a top nationwide firm providing electoral campaign management services and civic engagement strategies. In this role, Corrine was responsible for overseeing and executing all day-to-day administrative and operational needs, including payroll, human resources, tax compliance, and internal financial controls. Corrine originally started with Field Strategies as a campaign operations supervisor, with prior experience as a field manager for a variety of public interest campaigns. As a manager, Corrine has demonstrated excellent leadership qualities on a variety of nationwide electoral and issue-based campaigns, applying her experience in managing personnel and executing tasks required to advance the program’s management.

[1] The Director of Manufacturing position is not an executive officer position.

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Prior to her career in campaign management, Corrine worked in the real estate management and multi-family leasing space for approximately 3 years, roles in which she was responsible for a variety of administrative and operational tasks. In these capacities, she was integral to ensuring the overall productivity and success of the businesses in which she was essential to core management. From her combined professional experience over the last 6 years, Corrine has a keen understanding of the inner workings of a company and how best to manage administrative and operational logistics for success.

The Board deemed Corrine a qualified candidate for her role as Chief Operating Officer, and a subsequent Director based upon her extensive experience in administrative and operations management, as well as her capacity to lead and manage personnel effectively. Additionally, Corrine’s unique experience in politics provides the Company with astute knowledge of the inner workings of local, state, and federal government programs from which the Company in its capacity as a manufacturer of green technology devices stands to benefit in the form of grants or pilot programs. Corrine has never been involved in any legal proceedings and is of upstanding character suitable for that of an officer and director.

John Eric D’Alessandro, Jr., Director and Director of Manufacturing

John Eric D’Alessandro, Jr. is our Director and Director of Manufacturing, having served us in these capacities since January of 2018. John Eric is a respected professional with several years of experience in managerial operations, financial oversight, and inventory management in both professional and laboratory settings. He received his B.S. in Microbiology with a minor in Chemistry from Southern Connecticut University in 2016.

From 2014 to 2016, John Eric worked in a cancer research laboratory, where he was responsible for overseeing proper laboratory maintenance and ensuring the success of various projects. In this role, he developed research and development skills, as well as a keen understanding of working in a controlled environment to ensure operational success.

Since 2016, John Eric has served as the owner and manager of a prominent restaurant in the Connecticut area with over $1.2 million in annual sales. In this role, he oversees revenue generation, financial oversight, maintaining the books and records, inventory control, and managing his staff.

Based on both his educational background in the sciences, his experience in laboratory settings, and his business acumen, we determined that John Eric was befitting of his role as a Director, as well as the title of Director of Manufacturing. John Eric has extensive knowledge of our proprietary technology, the Sonical™, in both a scientific context and in the context needed to run our manufacturing operations. He is of upstanding character and has never been involved in any legal proceedings.

Dennis Beckert, Independent Director

Dennis Beckert was appointed to a three-year term as Director in November 2023.

Mr. Beckert received both a M.S. in Accounting and an MBA from Northeastern University in 1996. As the principal of Alpine Advisory Group from 2006 to the present, a consulting firm that provides contract CFO and COO consulting services to manufacturing, service and media companies from startup to $100 million in revenue throughout the US and Europe. Mr. Beckert brings a deep background in financial and operational analysis, cash management and forecasting, and corporate governance.

In 2016, Mr. Beckert contracted with Equities.com, Inc. (“Equities”) to provide CFO services and help manage its transition from the print to the digital news market. In 2018 he was appointed interim CEO of Equities. From 2021 to 2023 he acted as Chief Operating and Chief Financial Officer for ESG News Corp. During his time at Equities and ESG News Corp., Mr. Beckert helped lead both companies to the leading market position in their niche.

Prior to starting Alpine Advisory Group, Mr. Beckert was Controller for a resort, Whiteface Lodge in Lake Placid, from 2004 to 2006 during its period of construction, where he managed a $75 million construction budget and oversaw the implementation of all banking and point-of-sale systems necessary to operate a luxury property. Prior to Whiteface Lodge, Mr. Beckert was the Treasurer of Kaz, Inc. (“Kaz”) from 1999 to 2004, where he managed approximately 50 employees. During his time there, Kaz increased its annual sales from $80 million to over $500 million and opened manufacturing operations in North America, Asia, and Europe. Mr. Beckert began his career in public accounting, working first at a large regional CPA firm before joining PriceWaterhouseCoopers.

We believe Mr. Beckert is well-qualified for his position as Director and has never been involved in any legal proceedings.

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EXECUTIVE COMPENSATION

The following summary compensation table provides information regarding the compensation paid to the following individuals for the fiscal year(s) indicated.

Summary Compensation Table

Name and Principal Position	(Salary $)(1)	($) Bonus	Stock/Option/RSU Awards ($)		Total ($)
Danny G. Bishop, Chief Executive Officer, Chief Financial Officer, and President (Principal Executive Officer and Principal Financial Officer)
Fiscal year ending December 31, 2023	$0	$0	$0		$0
Fiscal year ending December 31, 2022	$24,500	$0	$0		$24,500
Fiscal year ending December 31, 2021	$0	$0	$1,500	(1)	$1,500
Hattie Corrine Couch, Chief Operating Officer
Fiscal year ending December 31, 2023	$72,000	$0	$15,875		$87,875
Fiscal year ending December 31, 2022	$0	$0	$77,500	(2)	$77,500

(1)	On April 1, 2021, we awarded Mr. Bishop 1,500,000 shares of Common Stock valued at 1,500, this includes the compensation for such individual’s services in all capacities within the Company, including as an executive director and Director of the Board, for the fiscal year indicated.
(2)	We awarded Ms. Couch 450,000 shares of Common Stock for her service as Chief Operating Officer in the fiscal year ending December 31, 2022. In this fiscal year, we additionally issued 400,000 shares of Common Stock valued at $60,000 to Ms. Couch, but prior to serving as Chief Operating Officer and Director and not as compensation for her services in these capacities.

Board Compensation

The following summary compensation table provides information regarding the compensation paid to the following individuals for the fiscal year(s) indicated.

Summary Compensation Table

Name and Principal Position	(Salary $)(1)	($) Bonus	Stock/Option/RSU Awards ($)		Total ($)
Danny G. Bishop, Director
Fiscal year ending December 31, 2023	$0	$0	$0		$0
Fiscal year ending December 31, 2022	$24,500	$0	$0		$24,500
Fiscal year ending December 31, 2021	$0	$0	$1,500	(1)	$1,500
Hattie Corrine Couch, Director
Fiscal year ending December 31, 2023	$72,000	$0	$15,875		$87,875
Fiscal year ending December 31, 2022	$0	$0	77,500	(2)	$77,500
John E. D’Alessandro, Jr., Director
Fiscal year ending December 31, 2023	$3,000	$0	$0		$3,000
Fiscal year ending December 31, 2022	$0	$0	$0		$0
Fiscal year ending December 31, 2021	$0	$0	$0		$0
Dennis Beckert, Director
Fiscal year ending December 31, 2023	$0	$0	$4,200		$4,200

(1)	On April 1, 2021, we awarded Mr. Bishop 1,500,000 shares of Common Stock valued at 1,500, This includes the compensation for such individual’s services in all capacities within the Company, including as an executive director and Director of the Board, for the fiscal year indicated.
(2)	We awarded Ms. Couch 450,000 shares of Common Stock for her services as Chief Operating Officer in the fiscal year ending December 31, 2022. In this fiscal year, we additionally issued 400,000 shares of Common Stock valued at $60,000 to Ms. Couch, but prior to serving as Chief Operating Officer and Director and not as compensation for her services in these capacities.
(3)	We issued John E. D’Alessandro, Jr. 750,000 shares of Common Stock for his services as Director, at a price of $0.001 per share.

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PLAN OF DISTRIBUTION

Each Selling Shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on the OTC Pink or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 (“Rule 144”) or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed us that he, she, or it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We will bear the costs incurred in connection with the registration of the Shares.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 or any other rule of similar effect. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 18, 2024 with respect to the holdings of (1) each natural or legal person who is the beneficial owner of more than 5% of our voting stock, (2) each of our directors, (3) each executive officer, and (4) all of our current directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the SEC and includes any shares of our voting stock over which a natural or legal person exercises sole or shared voting or investment power, or of which such person has a right to acquire ownership at any time within 60 days of January 18, 2024. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. Applicable percentage ownership in the following table is based on 118,716,241 shares of Common Stock issued and outstanding on January 18, 2024, on a fully diluted basis. Common Stock subject to convertible securities which are currently exercisable or exercisable within 60 days of January 18, 2024 are deemed to be outstanding for the purpose of computing the percentage ownership of any natural or legal person or group.

To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

Name and Address of Beneficial Owner(1)	Title	Beneficially Owned Before Offering(2)	Beneficially Owned After Offering(2)	Percent of Class Before Offering(3)	Percent of Class After Offering(3)
Officers and Directors
Hattie Corrine Couch	Chief Operating Officer, Director	987,500	987,500	0.83%	0.83%
Danny G. Bishop	President, Chief Executive Officer, Chief Financial Officer, and Director	2,540,000	2,040,000	2.14%	1.72%
John Eric D’Alessandro, Jr.	Director; Director of Manufacturing	2,374,250	2,374,250	2.00%	2.00%
Dennis Beckert	Director	65,000	65,000	0.05%	0.05%
Officers and Directors as a Group (total of 3 persons)		5,966,750	5,466,750	5.02%	4.60%

5%+ Stockholders
John D’Alessandro, Sr.		7,500,000	7,500,000	6.32%	6.32%
Salvatore Mario Pandolfo		8,000,000	8,000,000	6.74%	6.74%
David Zevetchin		7,212,500	5,212,500	6.09%	4.39%
Joseph Zizzadoro		6,150,000	4,150,000	5.18%	3.49%

(1)	Unless otherwise indicated, the principal address of our named directors, officers, and 5% shareholders is c/o 5 Production Drive, Brookfield, CT 060804.
(2)	Number indicated is on a fully diluted basis.
(3)	Percentage is on a fully diluted basis and rounded to the nearest hundredth digit.

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SELLING SHAREHOLDERS

The Shares being offered by the Selling Shareholders are those previously issued to the Selling Shareholders, and those issuable to the Selling Shareholders, upon exercise of their respective warrants. We are registering the Shares in order to permit the Selling Shareholders to offer the shares for resale from time to time. Except as disclosed in “Certain Relationships and Related Party Transactions” for the applicable Selling Shareholders, the other Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Shareholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Shareholder, based on its ownership of the shares of Common Stock and warrants, as of January 18, 2024, assuming exercise of the warrants held by the Selling Shareholders on January 18, 2024, without regard to any limitations on exercises.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Shareholders.

This prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock issued to the Selling Shareholders in the described above and (ii) the maximum number of shares of Common Stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination, without regard to any limitations on the exercise of the warrants.

The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the warrants and other warrants held by Selling Shareholders, a Selling Shareholder may not exercise any such warrants to the extent such exercise would cause such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Shareholder	Number of Shares Owned Prior to Offering		Maximum Number of Shares to Be Sold Pursuant to this Prospectus		Number of Shares Owned After Offering	Percentage of Beneficial Ownership After Offering(1)(2)

AJB Capital Investments LLC	14,576,923	(4)	14,576,923	(4)	0	0.00%

Jeffrey Morfit	3,971,818	(5)	3,478,000	(5)	493,818	0.42%

Ryan Ebner	4,845,333	(5)(8)	2,162,000	(5)	2,683,333	2.26%

David Zevetchin	7,212,500		2,000,000	(7)	5,212,500	4.39%

Joseph Zizzadoro	6,150,000		2,000,000	(7)	4,150,000	3.50%

Ryan Hanavan	1,510,455	(5)	1,410,000	(5)	100,455	0.07%

Michael Squitieri	1,510,455	(5)	1,410,000	(5)	100,455	0.07%

Nobadeer Ventures LLC	2,669,213		1,271,213	(6)	1,398,000	1.72%

Advisory Group Equity Services, Ltd., d/b/a Trust
Capital Markets (“AGES”)	1,024,364	(7)	940,000		84,364	0.07%

Erwin Vahlsing, Jr.	1,800,000	(8)	225,000	(8)	1,575,000	1.33%

Danny G. Bishop	2,540,000		500,000	(6)	2,040,000	1.72%

Alexandra Vino	200,000	(6)	200,000	(6)	0	0.00%

Michael Morfit	180,000	(6)	180,000	(6)	0	0.00%

Mike Casson	100,000	(7)	100,000	(7)	0	0.00%

______________________

(1)	Number indicated is on a fully diluted basis, rounded to the nearest hundredth digit.
(2)	Percentage ownership indicated is on a fully diluted basis.
(3)	This number assumes the sale of the maximum amount of the Selling Shareholder’s shares to be sold pursuant to this prospectus.
(4)	Includes (i) the Outstanding AJB Shares (3,076,923 shares of Common Stock) previously issued to AJB Capital in the 2022 Bridge Financing, (ii) 2,500,000 shares of Common Stock issuable upon exercise of the 2022 Warrants, and (iii) 9,000,000 shares of Common Stock issuable upon exercise of the 2023 Warrants.
(5)	We issued warrants to AGES pursuant to the 2021 Engagement Letter (as defined in Item 15), the Amended 2021 Engagement Letter (as defined in Item 15), and 2022 Engagement Letter (as defined in Item 15) for its financial advisory services to us with respect to certain transactions. In 2023, AGES assigned a certain number of warrants to this Selling Shareholder. This number represents the shares of Common Stock underlying the warrants issued to this Selling Shareholder.
(6) (7)	Represents shares of restricted common stock previously issued to this Selling Shareholder. Represents shares of Common Stock underlying the warrants issued to this Selling Shareholder.
(8)	Represents shares of Common Stock underlying the warrants and restricted common stock previously issued to this Selling Shareholder.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On December 31, 2023, we issued 20,000 shares of Common Stock to Dennis Beckert, an independent Director on the Board of Directors, pursuant to his Director Agreement with us. The shares were issued at a price of $0.10, for a total purchase price of $2,000.

On November 30, 2023, we issued 20,000 shares of Common Stock to Dennis Beckert, an independent Director on the Board of Directors, as per his agreement as Director. The shares were issued at a price of $0.11, for a total purchase price of $2,200.

On November 17, 2023, we issued 125,000 shares of Common Stock to Hattie Corrine Couch, our Chief Operating Officer and Director, pursuant to her employment agreement with us as Chief Operating Officer. The shares were issued at a price of $0.11 per share, for a total purchase price of $13,750.

On April 25, 2023, we issued 2,000,000 shares of Common Stock to Salvatore Mario Pandolfo, the inventor of the Company’s primary patent, in connection to the 2023 APA. The shares were issued at a price of $0.12 per share, for a total purchase price of $240,000.

On February 16, 2023, we issued 3,000,000 shares of Common Stock to Salvatore Mario Pandolfo, the inventor of the Company’s primary patent, in connection with the 2023 APA. The shares were issued at a price of $0.12 per share, for a total purchase price of $360,000.

On January 3, 2023 we issued 12,500 shares of Common Stock to Hattie Corrine Couch, our Chief Operating Officer and Director, pursuant to her employment agreement with us as Chief Operating Officer. The shares were issued at a price of $0.17 per share, for a total purchase price of $2,125.

At various times, beginning in 2019, Danny G. Bishop, our current President, Chief Executive Officer, Chief Financial Officer, and Director, paid for certain of our corporate expenses. As of the date of this prospectus, the amount we owe Mr. Bishop for the payments he has made on our behalf is $10,309. This balance is carried as a “demand note payable” in our financial statements, and the outstanding amount carries no interest; by agreement between us and Mr. Bishop, this amount is payable upon demand.

As of the date of this prospectus, we have not had any other related party transactions within the 2023 Fiscal Year, within the meaning of Item 404 of Regulation S-K promulgated under the Securities Act.

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DESCRIPTION OF SECURITIES

The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Articles of Incorporation and our Bylaws.

General

We are authorized to issue two classes of stock. The total number of shares of stock which we are authorized to issue is 150,000,000 shares of capital stock, consisting of 125,000,000 shares of Common Stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share, of which 9,000,000 shares are designated “Series A Preferred Stock” and 5,000,000 shares are designated “Series B Preferred Stock.” As of January 18, 2024, we have (i) 89,188,968 shares of Common Stock, (ii) 4,200,000 shares of Series A Preferred Stock, and (iii) 3,000,000 shares of Series B Preferred Stock issued and outstanding.

Common Stock

The holders of our Common Stock are entitled to the following rights:

Voting Rights. Each share of our Common Stock entitles its holder to one vote per share on all matters to be voted or consented upon by the shareholders. Holders of our Common Stock are not entitled to cumulative voting rights with respect to the election of directors.

Dividend Rights. Subject to limitations under Nevada law and preferences that may apply to any shares of preferred stock that we may decide to issue in the future, holders of our Common Stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our Board out of funds legally available therefor.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of our Common Stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters. The holders of our Common Stock have no subscription, redemption or conversion privileges. Our Common Stock does not entitle its holders to preemptive rights. All of the outstanding shares of our Common Stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue in the future.

Series A Preferred Stock

The holders of our Series A Preferred Stock are entitled to the following rights:

Voting Rights.

Each share of Series A Preferred Stock entitles its holder to one vote per share on all matters to be voted or consented upon by the shareholders on an as-converted basis. Holders of the Series A Preferred Stock will vote together with the holders of Common Stock. Holders of our Series A Preferred Stock are not entitled to cumulative voting rights with respect to the election of directors.

Qualified Public Offering or Sale of Substantially All Assets

Each share of Series A Preferred Stock will automatically convert to Common Stock upon a qualified public offering of our Common Stock, based on the size and price of such public offering or a sale of all or substantially all of our assets.

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Reorganizations and Related Transactions

If there is a reorganization, share exchange, sale conveyance, or reclassification, in a transaction or series of related transactions, including where there is a shift in more than 50% of our voting power, each holder of Series A Preferred Stock has the option of converting such holder’s shares into the kind and number of shares of stock and/or other securities, cash or other property that the holder of such share of Series A Preferred Stock would have been entitled to receive if such holder held the Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to the reorganizations, share exchange, sale, conveyance or reclassification.

If there is a merger or consolidation which results in a shift in more than 50% of our voting power, each share of Series A Preferred Stock, after such merger or consolidation, will be convertible at the option of the holder of the Series A Preferred Stock into the kind and number of shares of stock and/or other securities, cash or other property that the holder of such share of Series A Preferred Stock would have been entitled to receive if such holder held the Common Stock issuable upon conversion of such share of Series A Preferred Stock immediately prior to the merger or consolidation which results in a shift in more than 50% of our voting power, in addition to all accrued and unpaid dividends on the shares of Series A Preferred Stock through the conversion.

Liquidation Rights. In the event of the liquidation, dissolution or winding up of our business, the holders of Series A Preferred Stock are entitled, before any distribution or payment is made upon any holder of Common Stock, to be paid on a pro rata basis the highest of (i) the bid price quoted on the day of liquidation, dissolution, or winding up, (ii) the price paid for such shares of Series A Preferred Stock, and (iii) the price per share established in any merger agreement. Our consolidation or merger with or into any other corporation, corporations or other entity (other than a merger in which we are a survivor and our shareholders prior to such merger own more than a majority of the voting securities of the Company following such merger), a transaction or a series of related transactions in which the shareholders of the Company transfer a majority of our voting securities to any person or a sale, lease or transfer of all or substantially all of our assets constitutes our liquidation, dissolution, or winding up.

Series B Preferred Stock

The holders of our Series B Preferred Stock are entitled to the following rights:

Voting Rights. Each share of Series B Preferred Stock entitles its holder to 20 votes per share for any election or vote placed before our shareholders.

Dividend Rights. Subject to the requirements of the NRS, holders of our Series B Preferred Stock are entitled to receive dividends or other distributions, if any, as may be declared by our Board.

No Conversion Rights. The Series B Preferred Stock, unlike the Series A Preferred Stock, are not convertible into Common Stock.

2022 Bridge Financing

On February 18, 2022, we consummated the 2022 Bridge Financing, pursuant to which we issued a short-term promissory note to AJB Capital (the “2022 AJB Note”) in addition to the 2022 Warrants to AJB Capital in a private placement. Prior to the 2022 Bridge Financing Amendment (as defined below), the 2022 Warrants were initially exercisable for five years from issuance, at an exercise price of $0.20 per share, and were exercisable for, in the aggregate, 1,000,000 shares of Common Stock. AJB Capital, as the holder of the 2022 AJB Note and the 2022 Warrants, was not entitled to exercise any portion thereof, as applicable, if the holder (together with its affiliates) would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2022 AJB Note or 2022 Warrants.

We amended the terms of the 2022 Bridge Financing on March 1, 2023 (such amendment, the “2022 Bridge Financing Amendment”). Pursuant to the 2022 Bridge Financing Amendment, we entered into that certain Amendment to Promissory Note with AJB, dated March 1, 2023 (the “2022 AJB Note Amendment”), which, amongst other things, (i) extended the maturity date of the 2022 AJB Note and (ii) provided for our payment of $150,000 of the aggregate principal and interest due on the 2022 AJB Note by a date certain specified within the 2022 AJB Note Amendment, and (iii) waived certain events of default under the 2022 AJB Note. We also entered into that certain Amended and Restated Common Stock Purchase Warrant with AJB dated March 1, 2023, which changed the exercise price of the 2022 Warrants to $0.01 and the aggregate number of shares of Common Stock underlying the 2022 Warrants to 2,500,000.

51

Our aggregate gross proceeds from the 2022 Bridge Financing were $270,000. We repaid the 2022 AJB Note in full on March 30, 2023.

2023 Bridge Financing

On May 5, 2023, we consummated our 2023 Bridge Financing round, pursuant to which we issued a short-term promissory note to AJB Capital in addition to the 2023 Warrants in a private placement. The 2023 AJB Note was only convertible, at the option of AJB Capital, in part or in full, upon an event of default, as defined therein. The 2023 Warrants were exercisable any time after the date of issuance until exercised in full, at an exercise price of $0.001 per share of Common Stock and are eligible for a cashless exercise at the option of the holder.

AJB Capital, as the holder of the 2023 AJB Note and the 2023 Warrants, was not entitled to exercise any portion thereof, as applicable, if the holder (together with its affiliates) would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the 2022 AJB Note or 2022 Warrants.

Our aggregate gross proceeds from the 2023 Bridge Financing were $300,000. As of September 30, 2023, the amount outstanding on the 2023 AJB Note was $300,000. The 2023 AJB Note has a six-month term, subject to extension at our option. The 2023 AJB Note was extended in November 2023. The next maturity date is in May 2024.

Additional Warrants Issuances

Warrants issued to AGES

We previously entered into that certain TCM Proposed Offering Engagement Letter dated December 23, 2021 with AGES (the “2021 Engagement Letter”) to act as our non-exclusive financial advisor with respect to certain business transactions and capital raises (each, a “Proposed Offering”). Pursuant to the 2021 Engagement Letter’s financial advisory payment provision, we issued multiple warrants from 2022 to 2023 as partial consideration for AGES’s services. Each of these warrants had a five-year exercise period after issuance and an exercise price of $0.055 per share of Common Stock underlying each warrant. The number of shares of Common Stock underlying these warrants issued pursuant to this financial advisory payment provision totaled 2,700,000.

The 2021 Engagement Letter’s warrant compensation provision also stipulated that we were to issue common stock purchase warrants with underlying shares of Common Stock equal to 4% of the total number of shares of Common Stock sold in a Proposed Offering (the “Fee Warrants”). Pursuant to this warrant compensation provision, in 2022 we issued to AGES several warrants with a five-year exercise period and an exercise price of $0.055 per share of Common Stock underlying each warrant, which warrants covered, in the aggregate, 327,273 shares of Common Stock.

We entered into that certain TCM Proposed Offering Engagement Letter dated May 4, 2022 with AGES (the “2022 Engagement Letter”), which provided for, among other things, AGES’s serving as financial advisor to our future merger and acquisitions transactions and customer relationships. The financial advisory payment provision of the 2022 Engagement Letter stipulated that we would issue warrants to AGES with five-year exercise periods, and with exercise prices of $0.055 per share of Common Stock. The number of shares of Common Stock underlying the warrants we issued pursuant to this payment provision totaled 2,200,000.

We entered into that certain TCM Proposed Offering Engagement Letter dated September 20, 2022 with AGES (the “Amended 2021 Engagement Letter”), which amended certain terms of the 2021 Engagement Letter. Pursuant to the Amended 2021 Engagement Letter, among other things, we would additionally issue to AGES warrants to purchase 1,500,000 shares of Common Stock at an exercise price of $0.055 per share.

52

We entered into that certain Engagement Letter Amendment dated February 22, 2023 with AGES (the “Second Amended 2021 Engagement Letter,” and, together with the 2021 Engagement Letter, the Amended 2021 Engagement Letter, and the 2022 Engagement Letter, the “Engagement Letters”), which amended certain terms of the 2021 Engagement Letter. Pursuant to the Second Amended 2021 Engagement Letter, among other things, and in addition to those warrants we agreed to issue pursuant to the 2021 Engagement Letter and Amended 2021 Engagement Letter, we would issue to AGES an increased number of warrants to purchase 3,000,000 shares of Common Stock at an exercise price of $0.055 per share. The aggregate number of shares of Common Stock underlying the warrants to be issued pursuant to the Engagement Letters (excluding the Fee Warrants) and which are being registered pursuant to this registration statement (the “AGES Warrants”) is 9,400,000.

In 2023, AGES assigned a certain number of warrants issued pursuant to the Engagement Letters to those Selling Shareholders identified in the “Selling Shareholders” section.

Warrants issued to Erwin Vahlsing, Jr.

The Additional Warrants consist also of warrants issued to Erwin Vahlsing, Jr., in connection with his separation agreement with us. This warrant has a five-year exercise period and an exercise price $0.20. The number of shares of Common Stock underlying these warrants total 250,000.

On November 1, 2022, we issued a warrant to Erwin Vahlsing, Jr. for prior services rendered to us in his former positions as our Director and Chief Financial Officer. This warrant has a five-year exercise period and an exercise price $0.20. The number of shares of Common Stock underlying these warrants total 1,000,000.

Anti-Takeover Effects of Nevada Law and the Articles of Incorporation and Bylaws

Certain provisions of our Articles of Incorporation and Bylaws, and certain provisions of the Nevada Revised Statutes (the “NRS”) could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult. These provisions, which are summarized below, are likely to reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws and the relevant provisions of the NRS.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock are available for future issuance. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Our authorized capital includes “blank check” preferred stock. Our Board has the authority to issue preferred stock in one or more classes or series and determine the price, designation, rights, preferences, privileges, restrictions, and conditions, including voting and dividend rights, of those shares without any further vote or action by shareholders. The rights of the holders of Common Stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of Common Stock of a premium that they might otherwise realize in connection with a proposed acquisition of our Company.

53

Action by Written Consent

Our Bylaws provide that any action required or permitted to be taken at a meeting of our shareholders may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by shareholders of all outstanding shares entitled to vote on the applicable matter.

Special Meetings

Our Bylaws provide that a special meeting of shareholders may only be called by the Board, the Chairman of the Board, or President, and shall be called by the Board upon written request of the holders of a majority of our outstanding shares entitled to vote at the meeting requested to be called. Business transacted at all special meetings shall be confined to the purposes stated in the notice of the special meeting.

Board Vacancies

Our Bylaws provide that a vacancy on our Board, other than one created by the removal of Directors by shareholders, may be filled by a majority vote of the Directors then in office, even if less than a quorum exists. Vacancies created by the removal of Directors by shareholders shall be filled by the shareholders. A Director elected to fill a vacancy shall be elected to hold office for the unexpired term of such Director’s predecessor.

Removal of Directors

Our Bylaws provide that any Director may be removed either with or without cause by vote of the shareholders, and for cause by action of the Board.

Right to Alter, Amend or Repeal Bylaws

Our Bylaws provide that they may be adopted, amended or repealed by vote of the shareholders then entitled to vote in the election of Directors. The Bylaws may also be adopted, amended or repealed by the Board, but any Bylaws adopted by the Board may be amended or repealed by the shareholders entitled to vote thereon.

Indemnification of Officers and Directors

According to Nevada law, our Directors and executive officers may be individually liable for damages resulting from their act or failure to act in their respective capacities if i) the presumption is rebutted that they act in good faith, on an informed basis and with a view to the interests of the corporation, and ii) the Director or executive officer’s act or failure to act constituted a breach of his or her fiduciary duties as a Director or officer; and such breach involved intentional misconduct, fraud or a knowing violation of law.

Under Nevada law, we may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith and believed that his or her conduct was in our best interest and that he or she had no reason to believe his or her conduct was unlawful. We may not indemnify a Director or officer if the person was adjudged liable to us or in the event it is adjudicated that the Director or officer received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

54

Nevada Anti-Takeover Statutes

The NRS contains provisions restricting the ability of a Nevada corporation to engage in business combinations with an interested stockholder. Under the NRS, except under certain circumstances, business combinations with interested shareholders are not permitted for a period of two years following the date such stockholder becomes an interested stockholder. The NRS defines an interested stockholder, generally, as a person who is the beneficial owner, directly or indirectly, of 10% of the outstanding shares of a Nevada corporation. In addition, the NRS generally disallows the exercise of voting rights with respect to “control shares” of an “issuing corporation” held by an “acquiring person,” unless such voting rights are conferred by a majority vote of the disinterested shareholders. “Control shares” are those outstanding voting shares of an issuing corporation which an acquiring person and those persons acting in association with an acquiring person (i) acquire or offer to acquire in an acquisition of a controlling interest and (ii) acquire within 90 days immediately preceding the date when the acquiring person became an acquiring person. An “issuing corporation” is a corporation organized in Nevada that has two hundred or more shareholders, at least one hundred of who are shareholders of record and residents of Nevada, and which does business in Nevada directly or through an affiliated corporation. The NRS also permits directors to resist a change or potential change in control of the corporation if the directors determine that the change or potential change is opposed to or not in the best interest of the corporation.

Transfer Agent and Registrar

Our transfer agent and registrar is Direct Transfer LLC, located at One Glenwood Avenue, Suite 1001, Raleigh, NC 27603. Direct Transfer LLC’s telephone number is (919) 744-2722.

OTC Pink

Our Common Stock is listed on the OTC Pink under the symbol “GOGR.”

Penny Stock Regulation

The SEC has adopted regulations that generally define “penny stock” to be any equity security that has a market price of less than five dollars ($5.00) per share or an exercise price of less than five dollars ($5.00) per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this offering may be subject to such penny stock rules, purchasers in this offering will in all likelihood find it more difficult to sell their Common Stock in the secondary market.

Dividend Policy

To date, we have never declared a dividend on our capital stock. We currently intend to retain future earnings, if any, to finance the expansion of our business and for general corporate purposes. We cannot assure you that we will distribute any cash in the future. Our cash distribution policy is within the discretion of our Board and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

55

EXPERTS

RBSM LLP, an independent registered public accounting firm, audited our financial statements for the years ended December 31, 2022 and December 31, 2021. Its auditor’s report dated February 1, 2024 includes an explanatory paragraph as to the Company’s ability to continue as a going concern. We have included our financial statements with its reports in this prospectus and elsewhere in the registration statement in reliance on the reports of, given its authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Sichenzia Ross Ference Carmel LLP, New York, New York. As of January 18, 2024, Sichenzia Ross Ference Carmel LLP owns 948,182 shares of our Common Stock.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the securities that we are offering under this prospectus. It is important for you to read and consider all of the information contained in the registration statement and you should refer to our registration statement and its exhibits for further information.

Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov, the contents of which are not a part of this prospectus.

56

Item 3. Index to Financial Statements

F-1

Interim Financial Statements

GO GREEN GLOBAL TECHNOLOGIES CORP

For the Periods

Ended September 30, 2023 and 2022

F-2

Go Green Global Technologies Corp.

Condensed Balance Sheets

	September 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash	$232	$1,072
Prepaid expenses	–	3,599
Total current assets	232	4,671

Fixed assets, net	6,593	8,567

Other assets:
Deposits	6,000	6,000
Total other assets	6,000	6,000

Total assets	$12,825	$19,238

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$546,554	$539,920
Accrued interest	27,740	6,032
Accrued expenses	89,500	89,500
Notes payable (Net of debt discount of $95,494 and $0, respectively)	711,031	450,000
Common stock to be issued	–	30,500
Loans from officer	10,309	2,371
Total current liabilities	1,385,134	1,118,323

Total long-term liabilities	–	–

Total liabilities	1,385,134	1,118,323

Commitments and contingencies (see Note 11)	–	–

Stockholders’ deficit
Preferred shares, $0.001 par value, 25,000,000 shares authorized, 11,000,000 and 11,000,000 shares undesignated as of September 30, 2023 and December 31, 2022, respectively	–	–
Series A Convertible Preferred Stock, $0.001 par value, 9,000,000 shares designated; 4,200,000 and 5,176,000 shares issued and outstanding, respectively	4,200	5,176
Series B Preferred Stock, $0.001 par value, 5,000,000 shares designated; 3,000,000 and 3,000,000 shares issued and outstanding, respectively	3,000	3,000
Common stock, $0.001 par value, authorized - 125,000,000 authorized 86,060,590 and 72,644,160 shares issued and outstanding, respectively	86,061	72,644
Additional paid-in capital	6,817,430	4,543,230
Accumulated deficit	(8,283,000)	(5,723,135)
Total stockholders' deficit	(1,372,309)	(1,099,085)

Total liabilities and stockholders' deficit	$12,825	$19,238

See accompanying notes to the condensed unaudited financial statements

F-3

Go Green Global Technologies Corp.

Condensed Statements of Operations

(Unaudited)

	For the Nine Months Ended
	September 30, 2023	September 30, 2022

Operating expenses:

General and administrative	$385,354	$1,777,398
Research and developments	625,000	–
Depreciation and amortization	2,016	8,576
Total operating expenses	1,012,370	1,785,974

Loss from operations	(1,012,370)	(1,785,974)

Other (Expense) / Income:

Interest expense	(1,427,495)	(242,042)
Gain (loss) on debt settlements	(120,000)	1,423,023
Total other (expenses) income	(1,547,495)	1,180,981

Provision for income taxes	–	–

Net loss applicable to shareholders	$(2,559,865)	$(604,993)

Per share data
Net loss per share - basic and diluted	$(0.03)	$(0.01)

Weighted average number of
shares outstanding- basic and diluted	77,521,969	64,741,259

See accompanying notes to the condensed unaudited financial statements

F-4

Go Green Global Technologies Corp.

Condensed Statement of Changes in Stockholders' Deficit

(Unaudited)

	Preferred Series A - Par $0.001		Preferred Series B - Par $0.001		Common Stock - Par $0.001		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, January 1, 2022	5,176,000	$5,176	5,000,000	$5,000	59,729,358	$59,729	$2,062,076	$(4,579,791)	$(2,447,810)

Issuance of common stock and warrants in connection with AJB debt	–	–	–	–	3,076,923	3,077	173,982	–	177,059
Common stock issued to employees for compensation	–	–	–	–	100,000	100	14,900	–	15,000
Common stock warrants issued for services	–	–	–	–	–	–	392,068	–	392,068
Net loss	–	–	–	–	–	–	–	(619,544)	(619,544)
Balance, March 31, 2022	5,176,000	5,176	5,000,000	5,000	62,906,281	62,906	2,643,026	(5,199,335)	(2,483,227)

Cancellation of shares returned by shareholders	–	–	–	–	(2,050,000)	(2,050)	2,050	–	–
Issuance of common stock to settle account payables	–	–	–	–	50,000	50	1,950	–	2,000
Common stock issued to employees for compensation	–	–	–	–	100,000	100	14,900	–	15,000
Common stock issued to vendors for compensation	–	–	–	–	133,333	133	9,200	–	9,333
Common stock issued in connections with convertible debt and notes payable settle and related accrued interest	–	–	–	–	8,800,000	8,800	415,188	–	423,988
Common stock warrants issued for services	–	–	–	–	–	–	152,270	–	152,270
Net loss	–	–	–	–	–	–	–	923,111	923,111
Balance, June 30, 2022	5,176,000	5,176	5,000,000	5,000	69,939,614	69,940	3,238,584	(4,276,224)	(957,524)

Issuance of common stock in connection with notes payables	–	–	–	–	50,000	50	9,450	–	9,500
Cancellation of shares returned by shareholders	–	–	(2,000,000)	(2,000)	–	–	2,000	–	–
Issuance of common stock to settle account payables	–	–	–	–	800,000	800	135,200	–	136,000
Common stock issued to employees for compensation	–	–	–	–	200,000	200	29,800	–	30,000
Common stock issued to vendors for compensation	–	–	–	–	854,546	855	48,018	–	48,873
Common stock warrants issued for services	–	–	–	–	–	–	751,359	–	751,359
Net loss	–	–	–	–	–	–	–	(908,560)	(908,560)
Balance, September 30, 2022	5,176,000	$5,176	3,000,000	$3,000	71,844,160	$71,844	$4,214,411	$(5,184,784)	$(890,351)

See accompanying notes to the condensed unaudited financial statements

F-5

Go Green Global Technologies Corp.

Condensed Statement of Changes in Stockholders' Deficit

(Unaudited)

	Series A Convertible Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2022	5,176,000	$5,176	3,000,000	$3,000	72,644,160	$72,644	$4,543,230	$(5,723,135)	$(1,099,085)

Common stock issued for cash	–	–	–	–	2,000,000	2,000	98,000	–	100,000
Issuance of warrants in connection with AJB Notes	–	–	–	–	–	–	225,000	–	225,000
Common stock issued in connection with debt financing	–	–	–	–	1,500,000	1,500	201,500	–	203,000
Common stock issued for acquisition of technology	–	–	–	–	3,000,000	3,000	325,850	–	328,850
Common stock issued to employees for compensation	–	–	–	–	12,500	13	1,862	–	1,875
Common stock issued to vendors for services	–	–	–	–	3,403	3	364	–	367
Common stock issued in connections with debt extinguishment	–	–	–	–	2,000,000	2,000	218,000	–	220,000
Conversion of Series A Convertible Preferred stock into common stock	(180,000)	(180)	–	–	180,000	180	–	–	–
Cancellation of shares returned by shareholders	–	–	–	–	(5,000,000)	(5,000)	5,000	–	–
Net loss	–	–	–	–	–	–	–	(974,626)	(974,626)
Balance, March 31, 2023	4,996,000	4,996	3,000,000	3,000	76,340,063	76,340	5,618,806	(6,697,716)	(994,619)

Issuance of warrants in connection with AJB Notes	–	–	–	–	–	–	219,375	–	219,375
Common stock issued in connection with debt financing	–	–	–	–	2,350,000	2,350	327,150	–	329,500
Common stock issued for acquisition of technology	–	–	–	–	2,000,000	2,000	138,000	–	140,000
Common stock issued to vendors for services	–	–	–	–	5,833	6	729	–	735
Conversion of Series A Convertible Preferred stock into common stock	(796,000)	(796)	–	–	796,000	796	–	–	–
Net loss	–	–	–	–	–	–	–	(681,337)	(681,337)
Balance, June 30, 2023	4,200,000	4,200	3,000,000	3,000	81,491,896	81,492	6,304,060	(7,379,098)	(986,346)

Common stock issued in connection with debt financing	–	–	–	–	4,160,000	4,160	417,943	–	422,103
Common stock issued to employees for compensation	–	–	–	–	37,500	38	4,338	–	4,376
Common stock issued to vendors for services	–	–	–	–	371,194	371	43,826	–	44,197
Common stock warrants issued for services	–	–	–	–	–	–	47,263	–	47,263
Net loss	–	–	–	–	–	–	–	(903,902)	(903,902)
Balance, September 30, 2023	4,200,000	$4,200	3,000,000	$3,000	86,060,590	$86,060	$6,817,430	$(8,283,000)	$(1,372,309)

See accompanying notes to the condensed unaudited financial statements

F-6

Go Green Global Technologies Corp.

Condensed Statement of Cash Flows

(Unaudited)

	September 30, 2023	September 30, 2022
Cash flows from operating activities:
Net loss	$(2,559,865)	$(604,993)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,016	8,576
Common stock issued for compensation	6,250	60,000
Common stock issued for acquisition of technology	468,850	–
Common stock issued for services	45,299	58,206
Warrants issued for services	47,263	1,295,697
Non-cash interest expenses	1,302,984	262,119
Loss (gain) on debt extinguishment	120,000	(1,423,023)
Changes in operating asset and liability account balances:
Prepaid expenses	3,599	–
Accrued interest	21,708	27,234
Due to related parties	7,938	1,165
Accounts payable and accrued expenses	6,593	118,449
Total adjustments	2,032,500	408,423

Net cash used in operating activities	(527,365)	(196,570)

Cash flows from investing activities
Purchase of equipment	–	(13,065)
Net cash used in investing activities	–	(13,065)

Cash flows from financing activities:
Proceeds from sale of shares	100,000	–
Proceeds from notes payable	726,525	270,000
Payments of notes payable	(300,000)	–
Payments of convertible notes	–	(62,500)
Net cash provided by financing activities	526,525	207,500

Net decrease in cash	(840)	(2,135)

Cash at beginning of period	1,072	2,135

Cash at end of period	$232	$–

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$26,050	$33,096
Cash paid for income taxes	$–	$–

Supplemental Schedules of Noncash Investing and Financing Activities:
Conversion of Preferred A shares into Common shares	$976	$–
Extinguishment of debt and accrued interest into common stock	$220,000	$423,988
Common stock issued to settle accounts payable	$–	$138,000
Cancellation of shares returned by shareholders	$–	$2,000
Issuance of stock in connection with the promissory notes	$954,603	$177,059
Issuance of warrants in connection with AJB debt	$444,375	$–
Common stock to be issued in prior period, issued during the period	$30,500	$248,600

See accompanying notes to the condensed unaudited financial statements

F-7

Go Green Global Technologies Corp.

Notes to the Condensed Unaudited Financial Statements for the

Periods Ended September 30, 2023 and 2022

NOTE 1 - ORGANIZATION AND OPERATIONS

Go Green Global Technologies Corp. (OTC Pink: GOGR) is a Nevada corporation originally incorporated in February 2006 under the name Photomatica, Inc.

Go Green Global Technologies Corp. (the “Company”) is an innovative publicly traded U.S. company that provides proprietary disruptive technology for use in the water and fuel industries of both commercial and consumer segments of these markets. Solutions are provided worldwide utilizing the proprietary Sonical™ process for both non-chemical water treatment and fuel combustion applications which including industrial, automotive, transportation, maritime and railway industries. The Company is a pioneer and leader in the emerging Pulsed Power technology sector. Since inception, the Company has focused on technologies that lead to a cleaner and more efficient planet.

Going Concern Basis of Accounting

As reflected in the financial statements, the Company has an accumulated deficit balance of $8,283,000 as of September 30,2023, has suffered significant net losses and negative cash flows from operations and has limited working capital. The Company expects to incur substantial expenses for the foreseeable future relating to research, development and commercialization of its potential future technologies. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. Management’s plans to continue as a going concern include raising additional capital through sales of equity securities and borrowing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. If the Company is not able to obtain the necessary additional financing on a timely basis, the Company will be required to delay, reduce the scope of, or eliminate one or more of the Company’s research and development activities or commercialization efforts or perhaps even cease the operation of its business. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the financials were issued.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments that might result from this uncertainty.

Uncertainty Due to Geopolitical Events

The ongoing Israel-Hamas war which began in October 2023 has precipitated ongoing conflict between the two parties and has enveloped the Middle East region in unrest. This conflict has extended to the Persian Gulf where increasing attacks on international shipping have caused worldwide concern due to its potential economic impact due to supply chain concerns. These recent events coupled with Russia’s invasion of Ukraine, which began in February 2022, resulting in sanctions and other actions against Russia and Belarus, have created uncertainty and disruption in the global economy. Although neither of the aforementioned conflicts have had a material adverse impact on the Company’s financial results for the year ended December 31, 2022, and none for the months ended September 30, 2023, at this time the Company is unable to fully assess the aggregate impact that both conflicts will have on its business due to various uncertainties, which include, but are not limited to, the duration of the wars, their effect on the economy, their impact to the business of the Company’s, and actions that may be taken by governmental authorities related to these conflicts.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) for interim financial information and in accordance with the requirements of Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements, and should be read in conjunction with the Company’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement have been included. Operating results for the nine-month periods ended September 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023.

F-8

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of September 30, 2023 and December 31, 2022.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash. The Company maintains its cash in bank deposits accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk in cash.

Prepaid Expense

Prepaid expenses consist primarily of short-term prepaid expenditures or deposits that will be amortized one year.

Leases

The Company determines if an arrangement contains a lease at inception. Leases are included in lease right-of-use (“ROU”) assets and lease liabilities on the balance sheet.

Lease ROU assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset includes any lease payments made and initial direct costs incurred and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

The Company has elected as an accounting policy not to apply the recognition requirements in ASC 2016-02, Leases (“ASC 842”) to short-term leases. Short-term leases are leases that have a term of 12 months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company recognizes the lease payments for short-term leases on a straight-line basis over the lease term. As of September 30, 2023 and December 31, 2022, the Company did not have leases that qualified as right of use assets.

Income Taxes

In accordance with FASB ASC Topic 740, Income Taxes (“ASC 740”), the Company recognizes deferred tax assets and liabilities for the expected future tax consequences or events that have been included in our financial statements and/or tax returns. Deferred tax assets and liabilities are based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions when management determines that it is more likely than not that a loss will be incurred related to these matters and the amount of the loss is reasonably determinable. No income tax liability was recorded as of September 30, 2023 and December 31, 2022.

F-9

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”), or decision-making group, in making decisions on how to allocate resources and assess performance. The Company has one operating segment.

Research and Development

The Company expenses internal and external research and development costs, including costs of funded research and development arrangements, in the period incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation-Stock Compensation (“ASC 718”), which requires all share-based payments be recognized in the consolidated financial statements based on their fair values. In accordance with ASC 718, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of options granted and recognizes the compensation cost of share-based awards on a straight-line basis over the vesting period of the award.

Warrants

The Company accounts for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. As of September 30, 2023 and December 31, 2022, all outstanding warrants granted were classified as equity being the fixed exercise price.

Net loss per Common share

Basic loss per share is calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share are based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, warrants and options are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Common stock equivalents in amounts of 28,752,759 and 17,784,991 were excluded from the computation of diluted earnings per share for the periods ended September 30, 2023 and 2022, respectively, because their effects would have been anti-dilutive.

	September 30, 2023	September 30, 2022
Warrants	24,552,729	12,608,991
Series A convertible preferred stock	4,200,000	5,176,000
Total	28,752,729	17,784,991

Related Party Transactions

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to the related party.

The Company considers all officers, directors, senior management personnel, and senior level consultants to be related parties to the Company.

F-10

Derivative Liabilities

The Company assessed the classification of its derivative financial instruments as of September 30, 2023, which consist of convertible instruments and rights to shares of the Company’s common stock and determined that such derivatives meet the criteria for liability classification under ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described. The was no derivative liability as of September 30, 2023 and December 31, 2022.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards.

ASC 480 “Distinguishing Liabilities From Equity” provides that instruments convertible predominantly at a fixed rate resulting in a fixed monetary amount due upon conversion with a variable quantity of shares (“stock settled debt”) be recorded as a liability at the fixed monetary amount.

ASC 815 “Derivatives and Hedging” generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “the Meaning of “Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control or could require net cash settlement, then the contract shall be classified as an asset or a liability.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments. The guidance in Accounting Standards Update (“ASU”) 2016-13 replaces the incurred loss impairment methodology under current GAAP. The new impairment model requires immediate recognition of estimated credit losses expected to occur for most financial assets and certain other instruments. It will apply to trade receivables, loans, and held-to-maturity debt securities. Entities will be required to estimate lifetime expected credit losses. This may result in earlier recognition of credit losses. In November 2019 the FASB issued ASU No. 2019-10, which delays this standard’s effective date for SEC smaller reporting companies to the fiscal years beginning on or after December 15, 2022. The Company determined that this update had no material impact on the financial statements upon adoption on January 1, 2023.

F-11

In August 2017, the FASB issued Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): The amendments in the update make targeted improvements to the optional hedge accounting model with the objective of improving hedge accounting to better portray the economic results in a Company’s financial statements. Prior to the issuance of the amendments in Update 2017-12, companies struggled with achieving fair value hedge accounting for interest rate risk hedges of portfolios of prepayable financial assets. The amendments in this update will apply to all entities that elect to apply the portfolio layer method of hedge accounting in accordance with Topic 815. The amendments in this update are effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company determined that this update had no material impact on the financial statements upon adoption on January 1, 2023.

NOTE 3 – FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

NOTE 4 – NOTES PAYABLE

AJB 2022 and 2023 Notes

On February 18, 2022, the Company entered into a Securities Agreement (the “2022 SA”) with AJB Capital Investments, LLC providing for the issuance and sale by the Company of (i) Promissory Note in the aggregate principal amount of $300,000 (“AJB 2022 Note”), which includes an aggregate $30,000 original issue discount in respect of the Note; (ii) Warrants to purchase an aggregate of 1,000,000 shares of Common Stock (“AJB 2022 Warrants); and (iii) 3,076,923 shares of common stock as commitment fee shares (“AJB Commitment Shares”). The aggregate gross proceeds for the sale of the Notes, Warrants and commitment fee shares was $270,000.

The AJB 2022 Note bears interest on the unpaid principal balance at a rate equal to twelve percent (12%) per annum accruing from the closing date until the AJB 2022 Note becomes due and payable at maturity. All principal and interest owing hereunder, along with any and all other amounts, shall be due and owing on August 18, 2022. The note maturity term was further extended to February 18, 2023. Interest shall accrue on a monthly basis and is payable on the first of each month following the issue date or upon acceleration or by prepayment or otherwise. Any amount of principal or Interest on this AJB 2022 Note which is not paid when due shall bear interest at the rate of the lesser of (i) eighteen percent (18%) per annum and (ii) the maximum amount permitted under law from the due date thereof until the same is paid. The holder shall have the right from time to time only following an event of default (as defined per note agreement) to convert all or any part of the outstanding and unpaid principal, interest, penalties, and all other amounts under this AJB 2022 Note into fully paid and non-assessable shares of common stock at the conversion price as defined per note agreement. The note was secured by substantially all of the Company’s property and assets, including all machinery, equipment, and inventory as a guarantee of performance under the AJB 2022 Note.

During the period ended September 30, 2022, the Company recorded interest expense on the AJB 2022 Note of approximately $238,482 consisting of interest paid of 30,750, accrued interest of approximately $3,750, accretion of original issued debt discount of $173,982 and originally issued discount of $30,000.

F-12

The AJB 2022 warrants issued with the note (i) have an exercise price of $0.20 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The AJB 2022 Warrants were valued as of February 18, 2022 using the Black Scholes Model with assumptions disclosed within Note 9.

The Company accounted for the 2022 AJB Note, the 2022 AJB Warrants, and the AJB Commitment Shares in accordance with ASC 470-20-25-2 “Debt” which states that the allocation of the proceeds from the financing shall be based on the relative fair values of the securities issued at the time of the issuance. The AJB Commitment Shares and the AJB 2022 Warrants, which are indexed to the Company’s stock, are classified within stockholders’ deficit in the accompanying financial statements.

The allocated value of the AJB Commitment Shares and the AJB 2022 Warrants were $134,384 and $42,675, respectively, and are being accounted for as debt issuance costs and are classified within stockholders’ deficit in the accompanying financial statements. The allocated value of the AJB 2022 Note of $96,018 was allocated as short-term liabilities in the accompanying financial statements. The related debt issuance costs $177,059 in aggregate were amortized over the initial term of the 2022 AJB Note and included within the interest expense in the accompanying statement of operation for the period ended September 30, 2022. As of December 31, 2022, the net carrying amount of the 2022 AJB Note was $300,000 and accrued interest of $3,750.

On March 1, 2023 The Company entered into agreement with AJB to amend the AJB 2022 Note extending the maturity date to March 13, 2023. As a consideration, the Company issued additional 1,500,000 common stock warrants (the “Amended AJB 2023 Warrant”) that (i) have an exercise price of $0.01 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The Amended AJB 2023 Warrant were valued as of March 1, 2023 using the Black Scholes Model with assumptions disclosed within Note 9. The related debt issuance costs $225,000 in aggregate were amortized over the initial term of the 2022 AJB Note and included within the interest expense in the accompanying statement of operation for the period ended September 30, 2023.

The AJB 2022 Note and related accrued interest totaling $314,500 was repaid in full on March 9, 2023.

On May 5, 2023, the Company entered into a Securities Agreement (the “2023 SA”) with AJB Capital Investments, LLC providing for the issuance and sale by the Company of (i) Promissory Note in the aggregate principal amount of $300,000 (“AJB 2023 Note”), which includes an aggregate $30,000 original issue discount in respect of the Note; (ii) Warrants to purchase an aggregate of 9,000,000 shares of Common Stock (“AJB 2023 Warrants). The aggregate gross proceeds for the sale of the AJB 2023 Note and AJB 2023 Warrants was $270,000.

The AJB 2023 Note bears interest on the unpaid principal balance at a rate equal to twelve percent (12%) per annum accruing from the closing date until the AJB 2022 Note becomes due and payable at maturity. All principal and interest owing hereunder, along with any and all other amounts, shall be due and owing on November 5, 2023. The note maturity term was further extended to May 5, 2024 increasing the interest rate to 15% upon the extension date. Interest shall accrue on a monthly basis and is payable on the first of each month following the issue date or upon acceleration or by prepayment or otherwise. Any amount of principal or Interest on this AJB 2023 Note which is not paid when due shall bear interest at the rate of the lesser of (i) eighteen percent (18%) per annum and (ii) the maximum amount permitted under law from the due date thereof until the same is paid. The holder shall have the right from time to time only following an event of default (as defined per note agreement) to convert all or any part of the outstanding and unpaid principal, interest, penalties, and all other amounts under this AJB 2023 Note into fully paid and non-assessable shares of common stock at the conversion price as defined per note agreement. The note was secured by substantially all of the Company’s property and assets, including all machinery, equipment, and inventory as a guarantee of performance under the AJB 2023 Note.

The AJB 2023 warrants issued with the note (i) have an exercise price of $0.001 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The AJB 2023 Warrants were valued as of May 5, 2023 using the Black Scholes Model with assumptions disclosed within Note 9.

The Company accounted for the 2023 AJB Note and the 2023 AJB Warrants in accordance with ASC 470-20-25-2 “Debt” which states that the allocation of the proceeds from the financing shall be based on the relative fair values of the securities issued at the time of the issuance. The AJB 2023 Warrants, which are indexed to the Company’s stock, are classified within stockholders’ deficit in the accompanying financial statements.

F-13

The allocated value of the AJB 2023 Warrants were $219,375 and is accounted for as debt issuance costs and classified within stockholders’ deficit in the accompanying financial statements. The related debt issuance costs $166,381    in aggregate were amortized over the initial term of the 2023 AJB Note and included within the interest expense in the accompanying statement of operation for the period ended September 30, 2023. As of September 30, 2023, the net carrying amount of the 2023 AJB Note was $204,506, net of debt discount of $95,494.

During the period ended September 30, 2023, the Company recorded interest expense on the AJB 2023 Note of approximately $172,431 consisting of interest paid of 8,050, accrued interest of approximately $3,000, accretion of debt discount of $161,381.

January 2023 Note

On January 31, 2023 the Company entered into a promissory unsecured loan agreement for $50,000 (the “January 2023 Note”). The January 2023 Note bears interest at ten percent (10%) per annum and had an initial maturity of 60 days. In addition, the Company issued a lender 150,000 shares of Company’s common stocks. The allocated value of such shares was $18,000 and are being accounted for as debt issuance costs and are classified within stockholders’ deficit in the accompanying financial statements. The related debt issuance costs were amortized over the initial term and included within the interest expense in the accompanying statement of operation for the period ended September 30, 2023. During the periods ended September 30, 2023 the Company entered into number of amendments to January 2023 Note extending the maturity date to December 31, 2023 and borrowing additional $17,525 that was added to the outstanding principal of January 2023 Note. In accordance with these amendments, the Company issued a lender in aggregate of 1,410,000 common stock shares valued at $151,400. Such common stock shares issued are being accounted for as debt discount and recognized as interest expense for the period ended September 30, 2023. As of September 30, 2023, the net carrying amount of the January 2023 Note was $67,525.

The Company is currently negotiating with the lender to potentially convert the January 2023 Note to common shares in forbearance of repaying the principal.

January and March 2023 Notes

On January 12, 2023 the Company entered into a promissory unsecured loan agreement for $50,000 with the lender with additional $150,000 promissory unsecured loan issued with the same lender on March 6, 2023 (together the “January and March 2023 Notes”). The January 2023 Note bears interest at ten percent, (10%), and the January 2023 and March 2023 Notes had an initial maturity of 45 days and 30 days, respectively. In addition, the Company issued a lender 375,000 shares of Company’s common stocks. The allocated value of such shares was $44,655 and are being accounted for as debt issuance costs and are classified within stockholders’ deficit in the accompanying financial statements. During the period ended September 30, 2023 the Company entered into number of amendments to January and March 2023 Notes extending the maturity date to January 10, 2024 and January 12, 2024, respectively. In accordance with these amendments, the Company issued a lender in aggregate of 3,375,000 common stock shares valued at $378,000. Such common stock shares issued are being accounted for as debt discount and recognized as interest expense for the period ended September 30, 2023. As of September 30, 2023, the net carrying amount of the January and March 2023 Notes was $200,000.

The Company is currently negotiating with the lender to potentially convert the January and March 2023 Notes to common shares in forbearance of repaying the principal.

March 9, 2023 Note

On March 9, 2023 the Company entered into a promissory unsecured loan agreement for $150,000 with a lender (the “March 9 2023 Note”). The March 9, 2023 Note bears no interest had an initial maturity of 30 days. In addition, the Company issued a lender 250,000 shares of Company’s common stocks. The allocated value of such shares was $33,117 and are being accounted for as debt issuance costs and are classified within stockholders’ deficit in the accompanying financial statements. The related debt issuance costs were amortized over the initial term, and included within the interest expense in the accompanying statement of operation for the period ended September 30, 2023. During the periods ended September 30, 2023 the Company entered into number of amendments to March 9 2023 Note extending the maturity date to February 11, 2024. In accordance with these amendments, the Company issued a lender in aggregate of 1,100,000 common stock shares valued at $145,000. Such common stock shares issued are being accounted for as debt discount and recognized as interest expense for the period ended September 30, 2023. As of September 30, 2023, the net carrying amount of the January 2023 Note was $150,000.

F-14

September 2023 Note

On September 6, 2023 the Company entered into a promissory unsecured loan agreement for $25,000 with a lender (the “September 2023 Note”). The September 2023 Note bears interest at $1,000 and had an initial maturity of 21 days. In addition, the Company issued a lender 75,000 shares of Company’s common stocks. The allocated value of such shares was $6,203 and are being accounted for as debt issuance costs and are classified within stockholders’ deficit in the accompanying financial statements. The related debt issuance costs were amortized over the initial term and included within the interest expense in the accompanying statement of operation for the period ended September 30, 2023. During the period ended September 30, 2023 the Company entered into an amendment to September 2023 Note extending the maturity date to January 25, 2024. In accordance with the amendment, the Company issued a lender in aggregate of 200,000 common stock shares valued at $28,000. Such common stock shares issued are being accounted for as debt discount and recognized as interest expense for the period ended September 30, 2023. As of September 30, 2023, the net carrying amount of the January 2023 Note was $25,000.

The Company is currently negotiating with the lender to extend the maturity of the September 2023 Note.

August 2023 Note

On August 11, 2023, the Company entered into a 120-day promissory note with a lender for $14,000 that carries a fixed interest payment of $1,000.00 payable on maturation (the “August 2023 Note”). On December 9, 2023, the Company extended the August 2023 Note for additional 60 days. As of September 30, 2023, the net carrying amount of the August 2023 Note was $14,000.

November 2022 Note

On September 17, 2022, the Company entered into a promissory unsecured loan agreement for $30,000 (the “September 2022 Note”). The September 2022 Note bears interest at ten percent (10%) per annum and had an initial maturity date on October 17, 2022. On October 3, 2022, the Company entered into another promissory unsecured loan agreement for an additional $20,000 with the same lender (the “October 2022 Note”). The October 2022 Note bears interest at ten percent (10%) per annum and had an initial maturity date of December 2, 2022. In addition, on September 30, 2022, and October 3, 2022, the Company issued a lender 50,000 shares of common stock on each note’s issuance day. The allocated value of the issued shares was $13,768 and they are being accounted for as debt discount classified within stockholders’ deficit in the accompanying financial statements. The related debt discounts were amortized over the initial term of the September 2022 and the October 2022 Notes and are included within the interest expense in the accompanying statement of operations.

On November 18, 2022, both notes were amended to consolidate the principles of September 2022 Note into one November 2022 Note with a new aggregated principal of $50,000 and extended the maturity date of the November 2022 Note to January 2, 2023. With this amendment, the Company is also obligated to issue 50,000 shares of common stock, that were valued at $8,500 and recorded as common stock to be issued as a liability within accompanying balance sheets as of September 30, 2023 and December 31, 2022. Additionally, under the amended terms, the lender will receive an additional 100,000 common shares for each 45-day extension period until such time that the Company repays the principal amount, that was further amended to be 125,000 shares of common stock for each amendment. During the period ended September 30, 2023, the November 2022 note was amended a number of times with the aggregate of 750,000 common stock shares issued with the value of $87,500 and 125,000 shares of common stock to be issued with the value of $10,000 recorded as common stock to be issued as a liability within accompanying balance sheets as of December 31, 2022. Such 125,000 shares of common stock in the period ended September 30, 2023.

As of September 30, 2023 and December 31, 2022, the net carrying amount of the November 2022 Note was $50,000.

The November 2022 Note was subsequently amended in November 1 of 2023 to extend the maturity date to December 31, 2023 with 375,000 common shares issued subsequent to September 30, 2023 in connection with the amendments. The Company is currently negotiating with the lender to potentially convert the November 2022 Note to common shares in forbearance of repaying the principal.

F-15

November 10, 2022 Note

On November 10, 2022 the Company entered into a promissory unsecured loan agreement for $100,000 (the “November 10, 2022 Note”). The November 10, 2022 Note bears interest at ten percent (10%) per annum and had an initial maturity date on December 10, 2022. In addition, the Company issued a lender 150,000 shares of Company’s common stocks. The allocated value of such shares was $14,163 and are being accounted for as debt issuance costs and are classified within stockholders’ deficit in the accompanying financial statements. The related debt issuance costs were amortized over the initial term of the November 10, 2022 Note, and included within the interest expense in the accompanying statement of operation. On December 10, 2022 the Company entered into amendment to the November 10, 2022 Note, extending the maturity date to January 10, 2023. With this amendment, the Company is also obligated to issue 150,000 shares of common stock that were valued at $25,500 and recorded as common stock to be issued liability within accompanying balance sheets as of December 31, 2022. As of December 31, 2022, the net carrying amount of the November 10, 2022 Note was $100,000.

The November 10, 2022 Note was extinguished with 2,000,000 shares of Company’s common stock issued to the lender on February 28, 2023. As a result of this transaction the Company recorded a loss on extinguishment of debt for the total amount of $120,000 being included in other income (expenses) within accompanying statement of operation for the period ended September 30, 2023.

May 2015 Note

On March 1, 2014, the Company issued an unsecured promissory note in the amount of $100 to an individual lender. The note was payable on demand and carried interest at five percent (5%) per annum. The note was subsequently amended on various dates through December 31, 2015 to increase the principal amount to $39,691. On March 22, 2015 the Company issued another unsecured promissory note in the amount of $300,000 with the same lender. The note was payable on demand and carried interest at fifteen percent (15%) per annum. On May 19, 2015 the Company issued the third on demand unsecured promissory note in the amount of $17,809 to the same lender with carried interest at five percent (5%) per annum (together as the “May 2015 Notes”).

On June 30, 2022 the Company entered into a mutual release agreement with the lender to issue to the lender 3,000,000 of the Company’s common stocks in exchange with the settlement of the $300,000 April 2014 Convertible Note, and the May 2015 Notes with outstanding principal balances of $100,000, $35,691 and $17,809, together with aggregate outstanding accrued interest as of the date of the transaction in total of $403,406, and an outstanding accounts payable to the lender in total of $94,500. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.04 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $831,406 being included in other income (expenses) within accompanying statement of operation.

February 2020 Note and March 2014 Note

On February 12, 2020, the Company issued an unsecured promissory note (the “February 2020 Note”) in the amount of $10,050 to an individual lender. The note was payable on demand and carried interest at eight percent (8%) per annum.

On March 31, 2014, the Company issued an unsecured promissory note (the “March 2014 Note”) in the amount of $35,926 to the same individual lender. The March 2014 Note was payable on demand and carried interest at 7.25% per annum.

On June 10, 2022 the Company entered into a release agreement with the lender to issue to the lender 800,000 shares of the Company’s common stock in exchange for the settlement of the “September 2019 Convertible Notes” with the outstanding principal of $26,239 and $38,339, the February 2020 Note, and the March 2014 Note with outstanding principal balances of $10,500 and $35,926, respectively, together with aggregate outstanding accrued interest as of the date of the transaction totaling $41,045. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.08 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt of $88,000 and included the amount in other income (expenses) within accompanying statement of operation.

March 2015 Note

On March 1, 2015, the Company issued an unsecured promissory note (the “March 2015 Note”) in the amount of $40,000 to an individual lender. The note was amended multiply times through the years increasing the principal amount of the March 2015 Note to 65,000. The March 2015 Note was payable on demand and carried interest at 10% per annum.

F-16

On June 30, 2022 the Company entered into a release agreement with the lender to issue to the lender 3,200,000 of the Company’s common stocks in exchange for the settlement of the March 2015 Note with the outstanding principal of $65,000, together with aggregate outstanding accrued interest as of the date of the transaction in total of $293,362. The fair value of the common stock issued was determined using the stock price as of the date of the release agreement at $0.04 per share or $128,000 in total. In addition to that, the Company also granted warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock. Warrants (i) have an exercise price of $0.20 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The warrants were valued as of July 30, 2022 using the Black Scholes Model with assumptions disclosed within Note 9. The total fair value of the warrant was determined to be $39,988. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $190,374 included in other income (expenses) within accompanying statement of operation.

As of September 30, 2023 and December 31, 2022, notes payable consisted of the following:

	September 30, 2023	December 31, 2022
Notes payable	$806,525	$450,000
Unamortized debt discount	$(95,494)	$–
Less: current portion	(711,031)	(450,000)
Long-term notes payable, net	$–	$–

NOTE 5 - CONVERTIBLE DEBT

April 2014 Convertible Note

In April 2014, the Company issued a convertible note in the amount of $300,000 to an individual lender (the “April 2014 Convertible Note”). The April 2014 Convertible Note had a term of 18 months and carried interest at 10% per annum. The April 2014 Convertible Note was convertible into common shares at the lower of (i) $0.25 per share, or (ii) lowest share price of any other financing in excess of $250,000. The April 2014 Convertible Note was in default as of December 31, 2021.

On June 30, 2022 the Company entered into a mutual release agreement with the lender to issue 3,000,000 shares of the Company’s common stock in exchange for the settlement of the April 2014 Convertible Note with an outstanding principal balance of $300,000, and the May 2015 Notes with outstanding principal balances of $100,000, $35,691 and $17,809, together with aggregate outstanding accrued interest as of the date of the transaction of $403,406, and an outstanding accounts payable to the lender totaling $94,500. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.04 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt of $831,406 which is included in other income (expenses) within accompanying statement of operation for the period ended September 30, 2022.

September 2019 Convertible Notes

On September 26, 2019, the Company issued a convertible note in the amount of $26,239 to an individual lender (the “September 2019 Convertible Notes”). The note had a term of two years and carried interest at 10% per annum. The note was convertible into common shares at the lower of (i) $0.25 per share, or (ii) lowest share price of any other financing in excess of $250,000.

On September 26, 2019, the Company issued another convertible note in the amount of $26,239 to an individual lender. The note was amended multiple times through the years to increase the principal amount of the note to an aggregate of 38,739. The note had a term of five years and carried interest at 10% per annum. The note was convertible into common shares at the lower of (i) $0.25 per share, or (ii) lowest share price of any other financing in excess of $250,000 for the period ended September 30, 2022.

On June 10, 2021, the Company issued a convertible note in the amount of $52,475 to an individual lender. The note had a maturity term of two years and carried an interest of 10% per annum. The note was convertible into common stock of the Company at $0.025 per share. In addition, the company issued 200,000 shares of common stock warrants. The warrant (i) had an exercise price of $0.025 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The warrants were valued as of June 10, 2021, using the Black Scholes Model with assumptions disclosed within Note 9. The allocated value of the warrant was determined to be $35,862 and are being accounted for as debt issuance costs and expensed to interest expense in the year ended December 31, 2022, and included in other income (expenses) within accompanying statement of operation. As of December 31, 2021, the net carrying amount and related accrued interest of the convertible note was $52,500 and $2,949, respectively. The note was repaid in full during 2022, and the warrant was extinguished upon repayment.

F-17

On June 10, 2022, the Company entered into a release agreement with the lender to issue to the lender 800,000 of the Company’s common stocks in exchange for the settlement of the “September 2019 Convertible Notes. with the outstanding principal of $26,239 and $38,339, and the February 2020 Note and the March 2014 Note and with outstanding principal balances of $10,500 and $35,926, respectively, together with aggregate outstanding accrued interest as of the date of the transaction in total of $41,045. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.08 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $88,000 included in other income (expenses) within accompanying statement of operation for the period ended September 30, 2022.

NOTE 6 – ACCOUNTS PAYABLE

As of September 30, 2023 and December 31, 2022, the Company has $546,554 and $539,920 in outstanding accounts payable, respectively.

On September 30, 2022 the Company entered into the settlement agreement to extinguish outstanding account payable balance in aggregate of $150,000 in exchange of 175,000 shares of the Company’s common stock. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.17 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $47,500 being included in other income (expenses) within accompanying statement of operation for the period ended September 30, 2022.

On June 15, 2022 and September 30, 2022 the Company entered into the settlement agreement to extinguish outstanding account payable balance in aggregate of $83,350 in exchange of 50,000 and 50,000 shares of the Company’s common stock respectively. The fair value of the common stock issued was determined using the stock price as of the dates of the mutual release agreement at $0.04 and $0.17 per share, respectively. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $74,850 being included in other income (expenses) within the accompanying statement of operation for the period ended September 30, 2022.

On July 1, 2022 the Company entered into the settlement agreement to extinguish outstanding account payable balance in aggregate of $47,000 in exchange of 854,546 shares of the Company’s common stock. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.05 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $4,273 being included in other income (expenses) within the accompanying statement of operation.

(Loss) gain on debt extinguishment for the period:	September 30, 2023	September 30, 2022
November 2022 Note	$(120,000)	$–
April 2014 convertible Note, May 2015 Notes		831,406
March 2015 Note and accrued interest		190,374
Settlement of common stock to be issued		176,600
Accounts payable		136,643
February 2020 Note and March 2014 Note		88,000
Total (loss) gain on debt extinguishment	$(120,000)	$1,423,023

NOTE 7 – COMMON STOCK TO BE ISSUED

As of September 30, 2023 and December 31, 2022, the Company’s outstanding liability in connection to common stock to be issued was $0 and $30,500, respectively.

The balance of $30,500 common stock to be issued as of December 31, 2022, represents the Company’s obligation to issue 200,000 shares of common stock in connection with amendments to the November 2022 and November 10, 2022 Notes agreements (see Note 4). Such shares were issued during the period ended September 30, 2023.

NOTE 8 – EQUITY

Authorized

Authorized capital stock consists of 125,000,000 common shares with a par value of $0.001 per share; and 14,000,000 Preferred shares designated with a par value of $0.001 per share.

Preferred Stock

The Company has authorized the issuance of 9,000,000 of Series A Convertible Preferred Stock (the “Series A Convertible Preferred”) and 5,000,000 of Series B Preferred Stock (the “Series B Preferred”). The Series A Convertible Preferred and Series B Preferred stockholders have the following rights and preferences:

F-18

Dividends: Series A Convertible Preferred and Series B Preferred stockholders shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

Liquidation Preference: Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $0.001 per share (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of the Series A Convertible stock and common stock. Then Series B Preferred Stock shall be entitle, before any distribution or payments made upon any common stocks, to be paid on a pro-rata basis the highest of (i) the bid price quoted on a day of liquidation (ii) the price paid for such shares, (iii) the price per share established in any merger agreements (as defined). After the holders of the Series B Preferred Stock is paid in full the remaining assets of the Company may be distributed ratably per share to the holder of common stock.

Voting Rights: Each holder of Series A Convertible Preferred Stock and Series B Preferred Stock shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, in which event it shall have the number of votes equal to the number of shares of Common Stock into which such share of Series A Convertible Preferred Convertible Stock and Series B Preferred Stock would be convertible on the record date for the vote or consent of shareholders. Each holder of Series A Convertible Preferred Stock shall also be entitled to one vote per share on each submitted to a class vote of the holders of Series A Preferred Stock. Each holder of Series B Preferred Stock shall also be entitled to twenty (20) votes per share on each submitted to a class vote of the holders of Series B Preferred Stock.

Conversion Rights: Each share of Series A Convertible Preferred Stock is convertible into 1 share of common stock at the option of the holder thereof. Series B Preferred Stock is not convertible into the Company’s common stock.

As of September 30, 2023 and December 31, 2022 there were 4,200,000 and 5,176,000 shares of Series A Convertible Preferred Stock remaining outstanding, respectively. As of September 30, 2023 and December 31, 2022 there were 3,000,000 shares of Series B Convertible Preferred Stock remaining outstanding. During the period ended March 31, 2023 and June 30, 2023 the shareholders converted 180,000 and 796,000 shares of Series A Convertible Preferred Stock, respectively, into equivalent shares of the common stock of the Company.

Common stock issuances

On January 31, 2023 the Company sold 2,000,000 shares of its common stock for cash proceeds of $100,000.

On February 16, 2023 in connection with 2023 APA (see Note 11) the Company issued to the Seller 3,000,000 shares of its common stock valued at $485,000 and paid cash consideration of $125,000 upon the execution of the 2023 APA. On April 25, 2023 the Company issued additional 2,000,000 shares of common valued at $140,000 upon the issuance of a patent by the US Patent and Trademark Office (“USPTO”) for US Patent.

On February 28, 2023 the Company issued 2,000,000 shares of Company’s common stock issued to the lender for extinguishment of the November 10, 2022 Note. As a result of this transaction the Company recorded a loss on extinguishment of debt for the total amount of $120,000 being included in other income (expenses) within accompanying statement of operation for the period ended September 30, 2023 (see Note 4).

During the period ended September 30, 2023, the Company issued an aggregate of 8,110,000 shares of common stock valued at $594,603 in connection with the 2023 Promissory Notes issued during the period see Note 4).

During the period ended September 30, 2023, the Company issued in aggregate 50,000 shares of common stock valued at $6,250 to its employees as compensation for the services performed.

During the period ended September 30, 2023, the Company issued an aggregate of 380,430 shares of common stock valued at $45,299 to its vendor as payment consideration for the services performed.

F-19

On February 18, 2022, in connection with 2022 SA with AJB Capital Investments, LLC, the Company issued 3,076,923 shares of common stock as AJB Commitment Shares. The allocated value of the AJB Commitment Shares was $131,307 (see Note 4).

On March 31, 2023, the Company received back a share certificate for 5,000,000 shares of common stock previously issued to the shareholder with a request to outright cancel the shares. No funds were exchanged in connection with this cancellation, and it was cancelled on the books of the Company and on the register with the transfer agent.

On June 1, 2022, the Company received back a share certificate for 2,050,000 shares of common stock previously issued to the shareholder with a request to outright cancel the shares. No funds were exchanged in connection with this cancellation, and it was cancelled on the books of the Company and on the register with the transfer agent.

On September 30, 2022 and October 3, 2022 the Company issued an aggregate of 100,000 shares of Company’s common stocks in connection with the November 2022 Note. The allocated value of such shares was $13,768. On November 10, 2022 the Company issued 150,000 shares of Company’s common stocks in connection with November 2022 Note. The allocated value of such shares was $14,163.

During the year ended December 31, 2022, the Company issued in aggregate 1,000,000 shares of common stock valued at $143,500 to its employees as compensation for the services performed.

During the year ended December 31, 2022, the Company issued an aggregate of 133,333 shares of common stock valued at $9,333 to its vendor as payment consideration for the services performed.

During the year ended December 31, 2022 the Company entered into a number of settlement agreements to extinguish outstanding accounts payable balance issuing in aggregate 1,704,546 shares of common stock valued at $180,728 (see Note 4).

During the year ended December 31, 2022 the Company issued in aggregate 8,800,000 shares of common stock valued at $423,988 in connections with extinguishment of notes payable, convertible debt and related accrued interest (see Note 4).

NOTE 9 – WARRANTS

2023 Warrant grants issued with debt financing

On March 1, 2023, the Company entered into agreement with AJB to amend the AJB 2022 Note extending the maturity date to March 13, 2023 (see Note 4). As a consideration, the Company issued additional 1,500,000 common stock warrants (the “Amended AJB 2023 Warrants”) that (i) have an exercise price of $0.01 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The Amended AJB 2023 Warrants, which are indexed to the Company’s stock, are classified within stockholders’ deficit in the accompanying financial statements. The Amended AJB 2023 Warrants were valued as of March 1, 2023 using the Black Scholes Model with assumptions disclosed below. The related debt issuance costs $225,000 in aggregate were amortized over the initial term of the 2022 AJB Note and included within the interest expense in the accompanying statement of operation for the period ended September 30, 2023.

On May 5, 2023, the Company entered into a Securities Agreement (the “2023 SA”) with AJB Capital Investments, LLC providing for the issuance and sale by the Company of (i) Promissory Note in the aggregate principal amount of $300,000 (“AJB 2023 Note”), which includes an aggregate $30,000 original issue discount in respect of the Note; (ii) Warrants to purchase an aggregate of 9,000,000 shares of Common Stock (“AJB 2023 Warrants) (see Note 4). The aggregate gross proceeds for the sale of the AJB 2023 Note and AJB 2023 Warrants was $270,000.

The AJB 2023 Warrants issued with the note (i) have an exercise price of $0.001 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The AJB 2023 Warrants were valued as of May 5, 2023 using the Black Scholes Model with assumptions disclosed below.

The Company accounted for the 2023 AJB Note and the 2023 AJB Warrants in accordance with ASC 470-20-25-2 “Debt” which states that the allocation of the proceeds from the financing shall be based on the relative fair values of the securities issued at the time of the issuance. The AJB 2023 Warrants, which are indexed to the Company’s stock, are classified within stockholders’ deficit in the accompanying financial statements.

The allocated value of the AJB 2023 Warrants were $219,375 and is accounted for as debt issuance costs and classified within stockholders’ deficit in the accompanying financial statements. The related debt issuance costs $166,381 in aggregate were amortized over the initial term of the 2023 AJB Note and included within the interest expense in the accompanying statement of operation for the period ended September 30, 2023.

F-20

2023 Warrant grants issued in exchange of services

During the period ended September 30, 2023, the Company issued warrants to purchase in an aggregate of 525,426 shares of common stock to the employee for services performed. The warrants were valued as of the dates of the issuance using the Black Scholes Model with the total fair value of the warrant was determined to be $47,263 and recognized as stock compensation expense during the period ended September 30, 2023. The warrants issued with this service agreement (i) have the exercise prices of $0.055 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance.

2022 Warrant grants issued with debt financing

On February 18, 2022, the Company entered into a Securities Agreement (the “2022 SA”) with AJB Capital Investments, LLC providing for the issuance and sale by the Company of (i) Promissory Note in the aggregate principal amount of $300,000 (“AJB 2022 Note”), which includes an aggregate $30,000 original issue discount in respect of the Note; (ii) Warrants to purchase an aggregate of 1,000,000 shares of Common Stock (“AJB 2022 Warrants); and (iii) 3,076,923 shares of common stock as commitment fee shares (“AJB Commitment Shares”) (see Note 4). The AJB 2022 warrants issued with the note (i) have an exercise price of $0.20 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The allocated value of the AJB 2022 Warrants were $42,675 and are being accounted for as debt issuance costs and are classified within stockholders’ deficit in the accompanying financial statements.

2022 Warrant grants issued in connections with extinguishment of debt

On June 30, 2022 the Company entered into a release agreement with the lender to issue to the lender 3,200,000 of the Company’s common stocks in exchange for the settlement of the March 2015 Note (see Note 7). As a part of the consideration, the Company granted warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock. Warrants (i) have an exercise price of $0.20 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The warrants were valued as of July 30, 2022 using the Black Scholes Model with the total fair value of the warrant was determined to be $39,988.

2022 Warrant grants issued in exchange of services

On December 23, 2021 the Company entered into the services agreement where as a part of consideration for services perform the Company agreed to issue warrants to purchase 1,500,000 shares of common stock upon the executing the agreement and then issue monthly warrants each month at a rate of 110,500 per month until 2,700,000 warrants have been issued in aggregate during 24 months engagement period. The agreement became effective on January 4, 2022.The warrants issued with this service agreement (i) have an exercise price of $0.055 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance with the exception to monthly warrants that non-exercisable or transferrable for six (6) months other than as permitted by FINRA Rule 5110. In connection with this agreement, through the year ended December 31, 2022, the Company issued warrants to purchase in aggregate of 2,700,000 shares of common stock. On September 20, 2022 the company entered into the amendment of the services agreement issuing additional consideration of in form of warrant to purchase 4,500,000 shares of Company common stock at 0.055 per share issued at the amended date. The warrants issued with this amendment (i) have an exercise price of $0.055 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. These warrants were valued as of the date of the grant using the Black Scholes Model with the total fair value of the warrant determined to be $1,070,825 and recognized as stock compensation expense during year ended December 31, 2022.

On May 4, 2022 the company entered into another services agreement issuing a consideration of warrant to purchase 2,200,000 shares of Company common stock at 0.055 per share over the 2022 engagement period.  The Company issued the first six months of warrants to purchase 1,100,000 shares of common stock upon executing this agreement, and then additional monthly warrants each month at a rate of 181,818 warrants per month until 2,200,000 warrants have been issued in aggregate. The warrants issued with this service agreement (i) have an exercise price of $0.055 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance with the exception to monthly warrants that non-exercisable or transferrable for six (6) months other than as permitted by FINRA Rule 5110. These warrants were valued as of the date of the grant using the Black Scholes Model, with the total fair value of the warrant determined to be $191,484 and recognized as stock compensation expense during year ended December 31, 2022.

F-21

During the period ended September 30 , 2022, the Company issued warrants to purchase in aggregate of 363,173 shares of common stock to the vendors for services performed. The warrants were valued as of the dates of the issuance using the Black Scholes Model with the total fair value of the warrant was determined to be $50,254 and recognized as stock compensation expense during year ended December 31, 2022. The warrants issued with this service agreement (i) have an exercise price of $0.55-0.15 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance.

During the period ended September 30, 2022 there were no stock warrant grant to employees. During the year ended December 31, 2022, the Company issued warrants to purchase in aggregate of 345,000 shares of common stock to the employee for services performed. The warrants were valued as of the dates of the issuance using the Black Scholes Model with the total fair value of the warrant was determined to be $232,500 and recognized as stock compensation expense during year ended December 31, 2022. The warrants issued with this service agreement (i) have the exercise prices of $0.055 and $0.20 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)
Balance outstanding at December 31, 2021	2,599,160	$0.05	0.96
Granted	13,027,273	0.08	–
Exercised	–	–	–
Expired/Canceled	(2,099,160)	0.05	–
Balance outstanding at December 31, 2022	13,527,273	$0.08	4.39
Granted	11,025,456	0.01	–
Exercised	–	–	–
Expired/Canceled	–	–	–
Balance outstanding at September 30, 2023	24,552,729	0.05	4.15
Exercisable at September 30, 2023	24,552,729	$0.05	4.15

The fair values of warrants granted during 2023 and 2022 were estimated using Black-Sholes option-pricing model with the following assumptions:

	2023	2022
Exercise Price	$0.01 -$0.55	$0.04 -$0.25
Risk-free interest rates	3.41% - 4.45%	1.43% - 4.27%
Expected life (in years)	5.00	5.00
Expected volatility	278% - 304%	310% - 352%
Dividend yield	0.00%	0.00%

NOTE 10 – RELATED PARTY TRANSACTIONS

Due to related parties

As of September 30, 2023 and December 31, 2022 the Company had an amount due to a shareholder in the amount of $10,309 and $2,371 as advance payable. This amount does not have specific repayment terms and does not bear interest.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company enters into various agreements containing standard indemnification provisions. The Company’s indemnification obligations under such provisions are typically in effect from the date of execution of the applicable agreement through the end of the applicable statute of limitations. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain. As of September 30, 2023 and December 31, 2022, no amounts have been accrued related to such indemnification provisions.

From time to time, the Company may be exposed to litigation in connection with its operations. The Company’s policy is to assess the likelihood of any adverse judgments or outcomes related to legal matters, as well as ranges of probable losses.

F-22

Assets purchase agreement

The Company is a party to amended and restated Assets Purchase Agreement (“2023 APA”) dated February 16, 2023, with individual seller (“Seller”), where for agreed consideration, the company acquired certain patents and the “know-how” required to performed manufacturing process. The Company shall pay to Seller a total of $500,000 in cash upon the (i) $125,000 due upon signing of the agreement, (2) $125,000 to be paid upon Seller’s delivery to the Company of certain testing devices and full and complete written descriptions of the manufacturing, as defined, and (iii) $250,000 achieving at minimum $500,000 in gross revenue from sales for the device. As additional consideration in accordance to 2023 APA, the Company shall issue to Seller shares of its restricted common stock upon the (i) 3,000,000 shares of its common stock upon the execution of the 2023 APA, (ii) 3,000,000 shares of its common stock upon Seller’s completion of Seller’s delivery to the Company a certain number of testing devices, as defined, (iii) 2,000,000 shares of its common stock upon the completion of production of one testing units within the United States, (iv) 1,000,000 shares of its common stock upon the Company attaining gross revenue of $5,000,000 from sales of the units. (V) 2,000,000 shares of its common stock upon the issuance of a patent by the US Patent and Trademark Office (“USPTO”) for US Patent. The Company shall pay to Seller 7.5% of net revenues generated by the Company from the 2023 APA for a period of five years beginning on the first day such revenues are realized by the Company. On February 16, 2023 in connection with 2023 APA the Company issued to the Seller 3,000,000 shares of its common stock valued at $485,000 and paid cash consideration of $125,000 upon the execution of the 2023 APA. On April 25, 2023 the Company issued additional 2,000,000 shares of common stock valued at $140,000 upon the issuance of a patent by the US Patent and Trademark Office (“USPTO”) for US Patent. As of September 30, 2023 and to the date that this report was filed, the Seller has not fulfilled obligations that would further oblige the Company to fulfill further consideration, either for cash, equity, or royalty payments stipulated in the 2023 APA. The value of the consideration paid was recorded within research and development expenses for the nine month period ended September 30, 2023.

NOTE 12 – SUBSEQUENT EVENTS

The Company has determined the following, reportable, subsequent events occurring from the period ended September 30, 2023 to the date this report was filed.

On October 1, 2023, the November 2022 Note for $50,000 consolidated principal was extended for an additional 30 days, with an issuance of 125,000 common shares (see Note 4). On November 1, 2023, November 2022 Note was extended for an additional 60 days (same terms and conditions) with 250,000 shares issued. A total of 375,000 common shares issued subsequently to September 30, 2023 in relation to this November 2022 Note.

On October 4, 2023, the Company entered into a 90-day promissory note with a lender for $45,000. The Note carries a fixed interest payment of $1,350 payable at the maturation of the note. On January 2, 2024, the Note was extended for an additional 30 days.

On October 6, 2023, the March 9, 2023 Note (see Note 4) was extended for an additional 100 days and 650,000 common shares were issued for this extension. On January 12, 2024, the March 9, 2023 Note was extended for an additional 30 days with the consideration of a fixed interest payment of $3,000 payable on the new maturation of the note on February 11, 2024. No shares issued for the extension.

On November 1, 2023, the Company entered into a 6-month promissory note with a lender for $50,000 with 10% interest per annum. 125,000 shares of common stocks are earned per month that the principal is outstanding. In addition, the Company has issued 375,000 common shares to date in connection with this note.

On November 1, 2023, the Company paid the Seller an additional $50,000 in connection to its 2023 APA (see Note 11).

On November 16, 2023, the Company entered into an agreement to add an independent member to the Board of Directors, per this agreement, the Company has issued 20,000 common shares on November 30, 2023, 20,000 on December 31, 2023, and 25,000 on January 1, 2024.

On November 17, 2023, the Company entered into a 45-day promissory note with a lender for $50,000 that carries 10% interest per annum with an issuance of 187,500 common shares.

On December 5, 2023, the 2023 AJB Note was amended to extend the EOD date pertaining to the Company’s filing of a registration statement to February 1, 2024. For this period of extension, the Company issued to AJB 750,000 shares of common stock.

On December 20, 2023, the Company entered into a 90-day promissory note with the lender for $30,000 carrying 10% interest per annum and 225,000 shares of common stock were issued.

F-23

ANNUAL REPORT

GO GREEN GLOBAL TECHNOLOGIES CORP

For the Years

Ended December 31, 2022 and 2021

F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders’ and Board of directors of Go Green Global Technologies Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Go Green Global Technologies Corp. (the “Company”) as of December 31, 2022, and 2021, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

The Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RBSM LLP

We have served as the Company’s auditor since 2022.

New York, NY
February 1, 2024 PCAOB ID Number 587

F-25

Go Green Global Technologies Corp.

Balance Sheets

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$1,072	$2,135
Prepaid expenses	3,599	–
Total current assets	4,671	2,135

Fixed assets, net	8,567	5,625

Other assets:
Deposits	6,000	6,000
Total other assets	6,000	6,000

Total assets	$19,238	$13,760

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$539,920	$798,709
Accrued interest	6,032	714,957
Accrued expenses	89,500	–
Taxes payable	–	6,043
Notes payable	450,000	264,576
Due to related party	2,371	1,206
Convertible debt (net of debt discount of $0 and $35,862, respectively)	–	391,617
Derivative instrument liability	–	35,862
Common stock to be issued	30,500	248,600
Total current liabilities	1,118,323	2,461,570

Total long-term liabilities	–	–

Total liabilities	1,118,323	2,461,570

Commitments and contingencies (Note 12)	–	–

Stockholders' deficit
Preferred shares, $0.001 par value, 25,000,000 shares authorized, 11,000,000 and 11,000,000 shares undesignated as of December 31, 2022 and 2021, respectively	–	–
Series A Convertible Preferred Stock, $0.001 par value, 9,000,000 shares authorized; 5,176,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	5,176	5,176
Series B Preferred Stock, $0.001 par value, 5,000,000 shares authorized;3,000,000 and 5,000,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	3,000	5,000
Common stock, $0.001 par value, 125,000,000 shares authorized; 72,644,160 and 59,729,358 shares issued and outstanding as of December 31, 2022 and 2021, respectively	72,644	59,729
Additional paid-in capital	4,543,230	2,062,076
Accumulated deficit	(5,723,135)	(4,579,791)
Total shareholders’ deficit	(1,099,085)	(2,447,810)

Total liabilities and stockholders' deficit	$19,238	$13,760

See accompanying notes to the financial statements

F-26

Go Green Global Technologies Corp.

Statements of Operations

	For the Years Ended
	December 31, 2022	December 31, 2021

Operating expenses:

General and administrative	$2,291,645	$178,664
Depreciation	6,647	5,849
Total operating expenses	2,298,292	184,513

Loss from operations	(2,298,292)	(184,513)

Other (expense) income

Interest expense	(303,937)	(329,214)
Gain (loss) on change in fair value of derivative liability	35,862	(18,160)
Amortization of beneficial conversion feature	–	(15,423)
Gain on debt extinguishment	1,423,023	–
Total other income (expense)	1,154,948	(362,797)

Provision for income taxes	–	–

Net loss	$(1,143,344)	$(547,310)

Per share data
Net loss per share - basic and diluted	$(0.02)	$(0.01)

Weighted average number of shares outstanding- basic and diluted	66,806,179	58,126,350

See accompanying notes to the financial statements

F-27

Go Green Global Technologies Corp.

Statement of Stockholders' Deficit

	Series A Convertible Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, January 1, 2021	5,176,000	$5,176	5,000,000	$5,000	53,763,358	$53,763	$1,897,872	$(4,032,481)	$(2,070,670)

Issuance of shares for:
Stock issued for compensation					5,750,000	5,750	109,250		115,000
Conversion of debt	–				216,000	216	5,184		5,400
Beneficial conversion feature							49,770		49,770
Net loss								(547,310)	(547,310)
Balance, December 31, 2021	5,176,000	5,176	5,000,000	5,000	59,729,358	59,729	2,062,076	(4,579,791)	(2,447,810)

Issuance of shares for:
Issuance of common stock in connection with AJB Note	–	–			3,076,923	3,077	131,307		134,384
Issuance of warrants in connection with AJB Note	–	–			–	–	42,675		42,675
Issuance of common stock in connection with notes payable	–	–			250,000	250	27,731		27,981
Cancellation of shares returned by shareholders	–	–	(2,000,000)	(2,000)	(2,050,000)	(2,050)	4,050	–	–
Issuance of common stock in connection to accounts payable settlement	–	–			1,704,546	1,705	179,023		180,728
Common stock issued to employees for compensation	–	–			1,000,000	1,000	142,500		143,500
Common stock issued to vendors for compensation	–	–			133,333	133	9,200		9,333
Common stock issued in connection with extinguishment of convertible debt and notes payable	–	–			8,800,000	8,800	375,200		384,000
Warrant issued in connection with extinguishment of convertible debt and notes payable	–	–			–	–	39,988		39,988
Warrants issued for services	–	–			–	–	1,529,480		1,544,024
Net loss								(1,143,344)	(1,143,344)
Balance, December 31, 2022	5,176,000	$5,176	3,000,000	$3,000	72,644,160	$72,644	$4,543,230	$(5,723,135)	$(1,099,085)

See accompanying notes to the financial statements

F-28

Go Green Global Technologies Corp.

Statement of Cash Flows

	For the Years Ended
	December 31, 2022	December 31, 2021

Cash flows from operating activities:
Net loss	$(1,143,344)	$(547,310)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	6,647	5,849
Common stock issued for services	9,333	–
Common stock issued for compensation	143,500	115,000
Common stock warrants issued for services	1,529,480	–
Beneficial conversion feature	–	49,770
Non-cash interest expense	271,402	–
Amortization of beneficial conversion feature	–	(34,347)
Change in fair value of derivative liability	(35,862)	18,160
Gain on extinguishment of debt	(1,423,023)	–

Changes in operating asset and liability account balances:
Prepaid expenses	(3,599)	–
Deposits	–	(6,000)
Due to related party	1,165	1,106
Accrued interest	28,889	328,439
Accrued expenses	83,457	–
Accounts payable	182,981	21,542
Total adjustments	794,370	499,519

Net cash used in operating activities	(348,974)	(47,791)

Cash flows from investing activities
Leasehold improvements	(5,684)	(5,424)
Purchase of equipment	(3,905)	(2,550)
Net cash used in investing activities	(9,589)	(7,974)

Cash flows from financing activities:
Proceeds from sale of shares	–	5,400
Proceeds from notes payable	420,000	–
Proceeds from convertible notes	–	52,500
Payments of convertible notes	(62,500)	–
Proceeds from advance payable - related parties	1,165	1,106
Net cash provided by financing activities	357,500	57,900

Net (decrease) increase in cash	(1,063)	2,135

Cash at beginning of year	2,135	–

Cash at end of year	$1,072	$2,135

Supplemental Schedule of Cash Flow Information:
Cash paid for interest	$33,096	$–
Cash paid for income taxes	$–	$–

Supplemental Schedules of Noncash Investing and Financing Activities:
Conversion of notes payable and accrued interest into common stock	$–	$5,400
Extinguishment of debt and accrued interest into common stock	$423,988	$–
Issuance of common stock and warrants in connection with AJB Note	$134,384	$–
Issuance of warrant in connection with AJB Note	$27,981	$–
Common stock issued in settlement of accounts payable	$180,728	$–
Cancellation of shares returned by shareholders	$2,000	$–
Issuance of stock in connection with the notes payable	$27,981	$–
Beneficial conversion feature on convertible debt	$–	$49,770
Common stock to be issued in prior year, issued during the year	$248,600	$–

See accompanying notes to the financial statements

F-29

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

NOTE 1 - ORGANIZATION AND OPERATIONS

Go Green Global Technologies Corp. (OTC Pink: GOGR) is a Nevada corporation originally incorporated in February 2006 under the name Photomatica, Inc.

Go Green Global Technologies Corp. (“the Company”) is an innovative publicly traded U.S. company that provides proprietary disruptive technology for use in the water and fuel industries of both commercial and consumer segments of these markets. Solutions are provided worldwide utilizing the proprietary Sonical™ process for both non-chemical water treatment and fuel combustion applications which including industrial, automotive, transportation, maritime and railway industries. The Company is a pioneer and leader in the emerging Pulsed Power technology sector. Since inception, the Company has focused on technologies that lead to a cleaner and more efficient planet.

Going Concern Basis of Accounting

The Company’s financial statements are prepared using accounting principles generally accepted in the United States (“U.S. GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As reflected in the financial statements, the Company has an accumulated deficit balance of $5,723,135 as of December 31, 2022, has suffered significant net losses and negative cash flows from operations and has limited working capital. The Company expects to incur substantial expenses for the foreseeable future relating to research, development and commercialization of its potential future technologies. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it establishes a revenue stream and becomes profitable. Management’s plans to continue as a going concern include raising additional capital through sales of equity securities and borrowing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. If the Company is not able to obtain the necessary additional financing on a timely basis, the Company will be required to delay, reduce the scope of, or eliminate one or more of the Company’s research and development activities or commercialization efforts or perhaps even cease the operation of its business. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the financials were issued.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments that might result from this uncertainty.

Uncertainty Due to Geopolitical Events

The ongoing Israel-Hamas war which began in October 2023 has precipitated ongoing conflict between the two parties and has enveloped the Middle East region in unrest. This conflict has extended to the Persian Gulf where increasing attacks on international shipping have caused worldwide concern due to its potential economic impact due to supply chain concerns.  These recent events coupled with Russia’s invasion of Ukraine, which began in February 2022, resulting in sanctions and other actions against Russia and Belarus, have created uncertainty and disruption in the global economy. Although neither of the aforementioned conflicts have had a material adverse impact on the Company’s financial results for the year ended December 31, 2022, and none for the months ended September 30, 2023, at this time the Company is unable to fully assess the aggregate impact that both conflicts will have on its business due to various uncertainties, which include, but are not limited to, the duration of the wars, their effect on the economy, their impact to the business of the Company’s, and actions that may be taken by governmental authorities related to these conflicts.

F-30

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Certain balances have been reclassified to conform with the current year’s presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash. The Company maintains its cash in bank deposits accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk in cash.

Prepaid Expenses

Prepaid expenses consist primarily of short-term prepaid expenditures or deposits that will be amortized within one year.

Leases

The Company determines if an arrangement contains a lease at inception. Leases are included in lease right-of-use (“ROU”) assets and lease liabilities on the balance sheet.

Lease ROU assets and lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset includes any lease payments made and initial direct costs incurred and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

F-31

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

The Company has elected as an accounting policy not to apply the recognition requirements in ASC 2016-02, Leases (“ASC 842”) to short-term leases. Short-term leases are leases that have a term of 12 months or less and do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise. The Company recognizes the lease payments for short-term leases on a straight-line basis over the lease term. As of December 31, 2022, the Company did not have leases that qualified as right of use assets.

Income Taxes

In accordance with FASB ASC Topic 740, Income Taxes (“ASC 740”), the Company recognizes deferred tax assets and liabilities for the expected future tax consequences or events that have been included in the Company’s financial statements and/or tax returns. Deferred tax assets and liabilities are based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for loss and credit carryforwards using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions when management determines that it is more likely than not that a loss will be incurred related to these matters and the amount of the loss is reasonably determinable. No tax liability was recorded as of December 31, 2022, and 2021.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker (“CODM”), or decision-making group, in making decisions on how to allocate resources and assess performance. The Company has one operating segment.

Advertising Costs

Advertising and promotion costs are expensed incurred. The Company has no material advertising expenses during the years ended December 31, 2022 and 2021.

Research and Development

The Company expenses internal and external research and development costs, including costs of funded research and development arrangements, in the period incurred. The Company has not incurred any material internal and external research and development costs during the years ended December 31, 2022 and 2021.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation-Stock Compensation (“ASC 718”), which requires all share-based payments be recognized in the consolidated financial statements based on their fair values. In accordance with ASC 718, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of options granted and recognizes the compensation cost of share-based awards on a straight-line basis over the vesting period of the award.

F-32

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

Warrants

The Company accounts for stock warrants as either equity instruments or derivative liabilities depending on the specific terms of the warrant agreement. As of December 31, 2022, all outstanding warrants granted were classified as equity being the fixed exercise price.

Net loss per Common Share

Basic earnings per share are calculated by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share are based on the assumption that all dilutive convertible shares and stock options and warrants were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, warrants and options are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Common stock equivalents in amounts of 18,703,273 and 13,824,823 were excluded from the computation of diluted earnings per share for the years ended December 31, 2022 and 2021, respectively, because their effects would have been anti-dilutive.

	December 31, 2022	December 31, 2021
Warrants	13,527,273	2,599,160
Convertible notes	–	10,708,063
Series A Convertible preferred stock	5,176,000	5,176,000
Total	18,703,273	13,824,823

Related Party Transactions

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to the related party.

The Company considers all officers, directors, senior management personnel, and senior level consultants to be related parties to the Company.

F-33

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

Derivative Liabilities

The Company assessed the classification of its derivative financial instruments as of December 31, 2022, which consist of convertible instruments and rights to shares of the Company’s common stock and determined that such derivatives meet the criteria for liability classification under ASC 815.

ASC 815 generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirements of ASC 815. ASC 815 also provides an exception to this rule when the host instrument is deemed to be conventional, as described. As of December 31, 2022, there was no derivative liability.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with professional standards.

ASC 480 “Distinguishing Liabilities From Equity” provides that instruments convertible predominantly at a fixed rate resulting in a fixed monetary amount due upon conversion with a variable quantity of shares (“stock settled debt”) be recorded as a liability at the fixed monetary amount.

ASC 815 “Derivatives and Hedging” generally provide three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of “Conventional Convertible Debt Instrument”.

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control or could require net cash settlement, then the contract shall be classified as an asset or a liability.

F-34

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. The Company provides for depreciation using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Maintenance and repair costs are expensed as they are incurred while renewals and improvements which extend the useful life of an asset are capitalized. At the time of retirement or disposal of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated results of operations.

Intangible Assets

Intangible assets consist of developed technology, customer relationships, the Company’s website, non-compete agreements and domain names. The Company amortizes, to cost of revenue and operating expenses, these definite lived intangible assets on a straight-line basis over the life of the assets which range from five to seven years.

Impairment of Long-Lived Assets

The carrying value of long-lived assets is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. An impairment loss is recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis. As of December 31, 2022 and 2021, there was no impairment of long-lived assets.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB") and are adopted by us as of the specified effective date. We believe that the impact of recently adopted and recently issued accounting pronouncements will not have a material impact on our balance sheets, results of operations and cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments. The guidance in Accounting Standards Update (“ASU”) 2016-13 replaces the incurred loss impairment methodology under current GAAP. The new impairment model requires immediate recognition of estimated credit losses expected to occur for most financial assets and certain other instruments. It will apply to trade receivables, loans, and held-to-maturity debt securities. Entities will be required to estimate lifetime expected credit losses. This may result in earlier recognition of credit losses. In November 2019 the FASB issued ASU No. 2019-10, which delays this standard’s effective date for SEC smaller reporting companies to the fiscal years beginning on or after December 15, 2022. The Company determined that this update will not have a material impact on the financial statements upon adoption on January 1, 2023.

In August 2017, the FASB issued Accounting Standards Update No. 2017-12, Derivatives and Hedging (Topic 815): The amendments in the update make targeted improvements to the optional hedge accounting model with the objective of improving hedge accounting to better portray the economic results in a Company’s financial statements. Prior to the issuance of the amendments in Update 2017-12, companies struggled with achieving fair value hedge accounting for interest rate risk hedges of portfolios of prepayable financial assets. The amendments in this update will apply to all entities that elect to apply the portfolio layer method of hedge accounting in accordance with Topic 815. The amendments in this update are effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. The Company determined that this update will not have a material impact on the financial statements upon adoption on January 1, 2023.

F-35

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments”: The amendments in this update are to clarify, correct errors in, or make minor improvements to a variety of ASC topics. The changes in ASU 2020-03 are not expected to have a significant effect on current accounting practices. The ASU improves various financial instrument topics in the Codification to increase stakeholder awareness of the amendments and to expedite the improvement process by making the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. The ASU is effective for smaller reporting companies for fiscal years beginning after December 15, 2022 with early application permitted. The Company is currently evaluating the impact the adoption of this guidance may have on its financial statements.

In October 2021, the FASB issued guidance which requires companies to apply Topic 606, Revenue from Contracts with Customers, to recognize and measure contract assets and contract liabilities from contracts with customers acquired in a business combination. Public entities must adopt the new guidance for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact and timing of adoption of this guidance.

NOTE 3 – FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 825-10 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. ASC 825-10 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 825-10 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

Items recorded or measured at fair value on a recurring basis in the accompanying consolidated financial statements consisted of the following items as of December 31, 2022 and 2021:

F-36

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

Fair Value Measurements

		Fair Value Measurements at December 31, 2021 using:
	December 31, 2021	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Liabilities	$–	–	–	–
Derivative Liabilities	$35,862	–	–	35,862

Fair Value Measurements at December 31, 2022 using:
	December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Liabilities	$–	–	–	–
Derivative Liabilities	$–	–	–	–

The warrant derivative liabilities are measured at fair value using quoted market prices and estimated volatility factors based on historical prices for the Company’s common stock and are classified within Level 3 of the valuation hierarchy.

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Balance, January 1	$35,862	$17,702
Additions	–	–
Change in fair value of derivative liabilities	(35,862)	18,160
Balance, December 31	$–	$35,862

F-37

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

NOTE 4 – NOTES PAYABLE

AJB 2022 Note

On February 18, 2022, the Company entered into a Securities Agreement (the “2022 SA”) with AJB Capital Investments, LLC providing for the issuance and sale by the Company of (i) Promissory Note in the aggregate principal amount of $300,000 (“AJB 2022 Note”), which includes an aggregate $30,000 original issue discount in respect of the Note; (ii) Warrants to purchase an aggregate of 1,000,000 shares of Common Stock (“AJB 2022 Warrants); and (iii) 3,076,923 shares of common stock as commitment fee shares (“AJB Commitment Shares”). The aggregate gross proceeds for the sale of the Notes, Warrants and commitment fee shares was $270,000.

The AJB 2022 Note bears interest on the unpaid principal balance at a rate equal to twelve percent (12%) per annum accruing from the closing date until the AJB 2022 Note becomes due and payable at maturity. All principal and interest owing hereunder, along with any and all other amounts, shall be due and owing on August 18, 2022. The note maturity term was further extended to February 18, 2023. Interest shall accrue on a monthly basis and is payable on the first of each month following the issue date or upon acceleration or by prepayment or otherwise. In the event that the Maturity Date is extended, the interest rate shall equal fifteen percent (15%) per annum for any period following the original Maturity Date, payable monthly. Any amount of principal or Interest on this AJB 2022 Note which is not paid when due shall bear interest at the rate of the lesser of (i) eighteen percent (18%) per annum and (ii) the maximum amount permitted under law from the due date thereof until the same is paid. The holder shall have the right from time to time only following an event of default (as defined per note agreement) to convert all or any part of the outstanding and unpaid principal, interest, penalties, and all other amounts under this AJB 2022 Note into fully paid and non-assessable shares of common stock at the variable price as defined per note agreement. As of date, there were no events default and therefore the note classified as equity. The note is secured by substantially all of the Company’s property and assets, including all machinery, equipment, and inventory as a guarantee of performance under the AJB 2022 Note.

During the year ended December 31, 2022, the Company recorded interest expense on the AJB 2022 Note of approximately $238,482 consisting of interest paid of $30,750, accrued interest of approximately $3,750, accretion of original issued debt discount of $173,982 and originally issued discount of $30,000.

The AJB 2022 warrants issued with the note (i) have an exercise price of $0.20 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The AJB 2022 Warrants were valued as of February 18, 2022 using the Black Scholes Model with assumptions disclosed within Note 9.

The Company accounted for the 2022 AJB Note, the 2022 AJB Warrants, and the AJB Commitment Shares in accordance with ASC 470-20-25-2 “Debt” which states that the allocation of the proceeds from the financing shall be based on the relative fair values of the securities issued at the time of the issuance. The AJB Commitment Shares and the AJB 2022 Warrants, which are indexed to the Company’s stock, are classified within stockholders’ deficit in the accompanying financial statements.

The allocated value of the AJB Commitment Shares and the AJB 2022 Warrants were $134,384 and $42,675, respectively, and are being accounted for as debt issuance costs and are classified within stockholders’ deficit in the accompanying financial statements. The allocated value of the AJB 2022 Note of $96,018 was allocated as notes payable in the accompanying financial statements. The related debt issuance costs $177,059 in aggregate were amortized over the initial term of the 2022 AJB Note and included within the interest expense in the accompanying statement of operation. As of December 31, 2022, the net carrying amount of the 2022 AJB Note was $300,000 and accrued interest of $3,750.

On March 1, 2023, the Company entered into agreement with AJB to amend the AJB Note extending the maturity date to March 13, 2023. As a consideration, the Company additional 1,500,000 common stock warrants that (i) have an exercise price of $0.01 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The AJB Note and related accrued interest was repaid in full on March 9, 2023.

F-38

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

November 2022 Note

On September 17, 2022, the Company entered into a promissory unsecured loan agreement for $30,000 (the “September 2022 Note”). The September 2022 Note bears interest at ten percent (10%) per annum and had an initial maturity date on October 17, 2022. On October 3, 2022, the Company entered into another promissory unsecured loan agreement for an additional $20,000 with the same lender (the “October 2022 Note”). The October 2022 Note 2022 Note bears interest at ten percent (10%) per annum and had an initial maturity date of December 2, 2022. In addition, on September 30, 2022, and October 3, 2022, the Company issued a lender 50,000 shares of common stock on each note’s issuance day. The allocated value of the issued shares was $13,768 and they are being accounted for as debt issuance costs classified within stockholders’ deficit in the accompanying financial statements. The related debt issuance costs were amortized over the initial term of the September 2022 and the October 2022 Notes and are included within the interest expense in the accompanying statement of operation.

On November 18, 2022, both notes were amended to consolidate the principles of the September 2022 Note and October 2022 into one November 2022 Note with a new aggregated principal of $50,000 and extended the maturity date of the November 2022 Note to January 2, 2023. With this amendment, the Company is also obligated to issue 50,000 shares of common stock, that were valued at $8,500 and recorded as common stock, to be issued as a liability within accompanying balance sheets as of December 31, 2022. Additionally, under the amended terms, the lender will receive an additional 100,000 common shares for each 45 day extension period until such time that the Company repays the principal amount. As of December 31, 2022, the net carrying amount of the November 2022 Note was $50,000.

The November 2022 Note was subsequently amended in December of 2023 to extend the maturity date to December 31, 2023. The Company is currently negotiating with the lender to potentially convert the November 2022 Note to common shares in forbearance of repaying the principal.

November 10, 2022 Note

On November 10, 2022 the Company entered into a promissory unsecured loan agreement for $100,000 (the “November 2022 Note”). The November 10, 2022 Note bears interest at ten percent (10%) per annum and had an initial maturity date on December 10, 2022. In addition, the Company issued a lender 150,000 shares of Company’s common stocks. The allocated value of such shares was $14,163 and are being accounted for as debt issuance costs and are classified within stockholders’ equity (deficit) in the accompanying financial statements. The related debt issuance costs were amortized over the initial term of the November 10, 2022 Note and included within the interest expense in the accompanying statement of operation. On December 10, 2022 the Company entered into amendment to the November 10, 2022 Note extending the maturity date to January 10, 2023. With this amendment, the Company is also obligated to issue 150,000 shares of common stock that were valued at $25,500 and recorded as common stock to be issued liability within accompanying balance sheets as of December 31, 2022. As of December 31, 2022, the net carrying amount of the November 10, Note was $100,000.

The November 10, 2022 Note was subsequently converted to 2,000,000 shares of Company’s common stock on February 28, 2023.

May 2015 Note

On March 1, 2014, the Company issued an unsecured promissory note in the amount of $100,000 to an individual lender. The note was payable on demand and carried interest at five percent (5%) per annum. The note was subsequently amended on various dates through December 31, 2015 to increase the principal amount to $35,691. On March 22, 2015 the Company issued another unsecured promissory note in the amount of $300,000 with the same lender. The note was payable on demand and carried interest at fifteen percent (15%) per annum. On May 19, 2015 the Company issued the third on demand unsecured promissory note in the amount of $17,809 to the same lender with carried interest at five percent (5%) per annum (together as the “May 2015 Notes”). As of December 31, 2021, the net aggregate carrying amount of the May 2015 Notes was $153,500 together with aggregated accrued interest of $87,297.

F-39

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

On June 30, 2022 the Company entered into a mutual release agreement with the lender to issue to the lender 3,000,000 of the Company’s common stocks in exchange with the settlement of the $300,000 April 2014 below Convertible Note, and the May 2015 Notes with outstanding principal balances of $100,000, $35,691 and $17,809, together with aggregate outstanding accrued interest as of the date of the transaction in total of $403,406, and an outstanding accounts payable to the lender in total of $94,500. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.04 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $831,406 being included in other income (expenses) within accompanying statement of operation.

February 2020 Note and March 2014 Note

On March 31, 2014, the Company issued an unsecured promissory note (the “March 2014 Note”) in the amount of $35,926 to an individual lender. The March 2014 Note was payable on demand and carried interest at 7.25% per annum. As of December 31, 2021, the net carrying amount of the March 2014 Note was $35,926 together with accrued interest of $20,650.

On February 12, 2020, the Company issued an unsecured promissory note (the “February 2020 Note”) in the amount of $10,050 to the same individual lender. The note was payable on demand and carried interest at eight percent (8%) per annum. As of December 31, 2021, the net carrying amount of the February 2020 Note was $10,500 together with accrued interest of $1,532.

On June 10, 2022 the Company entered into a release agreement with the lender to issue to the lender 800,000 shares of the Company’s common stock in exchange for the settlement of the “September 2019 Convertible Notes” with the outstanding principal of $26,239 and $38,339, the February 2020 Note, and the March 2014 Note with outstanding principal balances of $10,500 and $35,926, respectively, together with aggregate outstanding accrued interest as of the date of the transaction totaling $41,045. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.08 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt of $88,000 and included the amount in other income (expenses) within accompanying statement of operation.

March 2015 Note

On March 1, 2015, the Company issued an unsecured promissory note (the “March 2015 Note”) in the amount of $40,000 to an individual lender. The note was amended multiply times through the years increasing the principal amount of the March 2015 Note to $65,000. The March 2015 Note was payable on demand and carried interest at 10% per annum. As of December 31, 2021, the net carrying amount of the March 2015 Note was $65,000 together with accrued interest of $291,759.

On June 30, 2022 the Company entered into a release agreement with the lender to issue to the lender 3,200,000 of the Company’s common stocks in exchange for the settlement of the March 2015 Note with the outstanding principal of $65,000, together with aggregate outstanding accrued interest as of the date of the transaction in total of $293,362. The fair value of the common stock issued was determined using the stock price as of the date of the release agreement at $0.04 per share or $128,000 in total. In addition to that, the Company also granted warrants to purchase an aggregate of 1,000,000 shares of Company’s common stock. Warrants (i) have an exercise price of $0.20 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The warrants were valued as of July 30, 2022 using the Black Scholes Model with assumptions disclosed within Note 9. The total fair value of the warrant was determined to be $39,988. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $190,374 included in other income (expenses) within accompanying statement of operation.

F-40

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

As of December 31, 2022 and 2021, notes payable consisted of the following:

	December 31, 2022	December 31, 2021
Notes payable	$450,000	$264,576
Unamortized debt discount	$–	$–
Less: current portion	(450,000)	(264,576)
Long-term notes payable, net	$–	$–

NOTE 5 - CONVERTIBLE DEBT

April 2014 Convertible Note

In April 2014, the Company issued a convertible note in the amount of $300,000 to an individual lender (the “April 2014 Convertible Note”). The April 2014 Convertible Note had a term of 18 months and carried interest at 10% per annum. The April 2014 Convertible Note was convertible into common shares at the lower of (i) $0.25 per share, or (ii) lowest share price of any other financing in excess of $250,000. The April 2014 Convertible Note was in default as of December 31, 2021. As of December 31, 2021, the net carrying amount and related accrued interest of the Convertible Note was $300,000 and $301,438, respectively.

On June 30, 2022 the Company entered into a mutual release agreement with the lender to issue 3,000,000 shares of the Company’s common stock in exchange for the settlement of the April 2014 Convertible Note with an outstanding principal balance of $300,000, and the May 2015 above Notes with outstanding principal balances of $100,000, $35,691 and $17,809, together with aggregate outstanding accrued interest as of the date of the transaction of $403,406, and an outstanding accounts payable to the lender totaling $94,500. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.04 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt of $831,406 which is included in other income (expenses) within accompanying statement of operation.

September 2019 Convertible Notes

On September 26, 2019, the Company issued a convertible note in the amount of $26,239 to an individual lender (the “September 2019 Convertible Notes”). The note had a term of two years and carried interest at 10% per annum. The note was convertible into common shares at the lower of (i) $0.25 per share, or (ii) lowest share price of any other financing in excess of $250,000. The convertible note was in default as of December 31, 2021. As of December 31, 2021, the net carrying amount of the convertible note was $26,239 with related accrued interest of $5,945.

On September 26, 2019, the Company issued another convertible note in the amount of $26,239 to an individual lender. The note was amended multiple times through the years to increase the principal amount of the note to an aggregate of 38,739. The note had a term of five years and carried interest at 10% per annum. The note was convertible into common shares at the lower of (i) $0.25 per share, or (ii) lowest share price of any other financing in excess of $250,000. As of December 31, 2021, the net carrying amount of the convertible note was $38,793 with related accrued interest of $7,823.

On June 10, 2022, the Company entered into a release agreement with the lender to issue to the lender 800,000 of the Company’s common stocks in exchange for the settlement of the “September 2019 Convertible Notes. with the outstanding principal of $26,239 and $38,339, and the February 2020 Note and the March 2014 Note and with outstanding principal balances of $10,500 and $35,926, respectively, together with aggregate outstanding accrued interest as of the date of the transaction in total of $41,045. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.08 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $88,000 included in other income (expenses) within accompanying statement of operation.

F-41

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

On June 10, 2021, the Company issued a convertible note in the amount of $52,475 to an individual investor. The note had a maturity term of two years and carried an interest of 10% per annum. The note was convertible into common stock of the Company at $0.025 per share. In addition, the company issued 200,000 shares of common stock warrants. The warrant (i) had an exercise price of $0.025 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The warrants were valued as of June 10, 2021, using the Black Scholes Model with assumptions disclosed within Note 9. The allocated value of the warrant was determined to be $35,862 and are being accounted for as debt issuance costs and expensed to interest expense in the year ended December 31, 2022, and included in other income (expenses) within accompanying statement of operation. As of December 31, 2021, the net carrying amount and related accrued interest of the convertible note was $52,500 and $2,949, respectively. The note was repaid in full during 2022, and the warrant was extinguished upon repayment.

At December 31, 2022 and December 31, 2021, convertible notes and debentures consisted of the following:

	December 31, 2022	December 31, 2021
Convertible notes payable	$–	$427,479
Unamortized debt discount	–	(35,862)
Carrying amount	–	391,617
Less: current portion	–	(391,617)
Long-term convertible notes, net	$–	$–

NOTE 6 – ACCOUNTS PAYABLE

As of December 31, 2022 and 2021, the Company has $539,920 and $798,709 in outstanding accounts payable, respectively.

On September 30, 2022 the Company entered into the settlement agreement to extinguish outstanding account payable balance in aggregate of $175,000 in exchange of 750,000 shares of the Company’s common stock. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.17 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $47,500 being included in other income (expenses) within accompanying statement of operation.

On June 15, 2022 and September 30, 2022, the Company entered into the settlement agreement to extinguish outstanding account payable balance in aggregate of $83,350 in exchange of 50,000 shares and 50,000 shares of the Company’s common stock respectively. The fair value of the common stock issued was determined using the stock price as of the dates of the mutual release agreement at $0.04 and $0.17 per share, respectively. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $74,850 being included in other income (expenses) within the accompanying statement of operation.

On July 1, 2022 the Company entered into the settlement agreement to extinguish outstanding account payable balance in aggregate of $47,000 in exchange of 854,546 shares of the Company’s common stock. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.05 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $14,293 being included in other income (expenses) within the accompanying statement of operation.

As a result of this transaction the Company recorded a gain on extinguishment of debt for the total amount of $134,278 included in other income (expenses) within accompanying statement of operation.

Gain on debt extinguishment of:	December 31, 2022	December 31, 2021
April 2014 convertible Note, May 2015 Notes	$831,406	$–
March 2015 Note and accrued interest	190,374	–
Settlement of common stock to be issued	176,600	–
Accounts payable	136,643	–
February 2020 Note and March 2014 Note	88,000	–
Total gain on debt extinguishment	$1,423,023	$–

F-42

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

NOTE 7 – COMMON STOCK TO BE ISSUED

As of December 31, 2022 and 2021, the Company’s outstanding liability in connection to common stock to be issued was $30,500 and $248,600, respectively.

The balance of $30,500 common stock to be issued as of December 31, 2022, represents the Company’s obligation to issue 50,000 shares and 150,000 shares of common stock in connection to the October 2022 and November 2022 Notes, respectively.

The balance as of December 31, 2021 in the aggregate amount of $248,600 represents the Company’s obligation to issue 3,600,000 shares in connection with convertible note settled. On June 30, 2022, the Company entered into a release agreement with an investor to issue 1,800,000 shares of the Company’s common stock in exchange for the settlement of the $248,600 stock to be issued obligation. The fair value of the common stock issued was determined using the stock price as of the date of the mutual release agreement at $0.04 per share. As a result of this transaction the Company recorded a gain on extinguishment of debt for $176,600 to be included in other income (expenses) within accompanying statement of operation.

NOTE 8 – STOCKHOLDERS’ DEFICIT

Authorized

Authorized capital stock consists of 125,000,000 common shares with a par value of $0.001 per share; and 25,000,000 Preferred shares with a par value of $0.001 per share.

Preferred Stock

The Company has designated the issuance of 9,000,000 of Series A Convertible Preferred Stock (the “Series A Convertible Preferred”) and 5,000,000 of Series B Preferred Stock (the “Series B Preferred”). The Series A Convertible Preferred and Series B Preferred stockholders have the following rights and preferences:

Dividends: Series A Convertible Preferred and Series B Preferred stockholders shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion.

Liquidation Preference: Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $0.001 per share (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of the Series A Convertible stock and common stock. Then Series B Preferred Stock shall be entitled, before any distribution or payments made upon any common stocks, to be paid on a pro-rata basis the highest of (i) the bid price quoted on a day of liquidation (ii) the price paid for such shares, (iii) the price per share established in any merger agreements (as defined). After the holders of the Series B Preferred Stock is paid in full the remaining assets of the Company may be distributed ratably per share to the holder of common stock.

F-43

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

Voting Rights: Each holder of Series A Convertible Preferred Stock and Series B Preferred Stock shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, in which event it shall have the number of votes equal to the number of shares of Common Stock into which such share of Series A Convertible Preferred Convertible Stock would be convertible on the record date for the vote or consent of shareholders. Each holder of Series A Convertible Preferred Stock shall also be entitled to one vote per share on each submitted to a class vote of the holders of Series A Preferred Stock. Each holder of Series B Preferred Stock shall also be entitled to twenty (20) votes per share on each submitted to a class vote of the holders of Series B Preferred Stock.

Conversion Rights: Each share of Series A Convertible Preferred Stock is convertible into 1 share of common stock at the option of the holder thereof. Series B Preferred Stock is not convertible into the Company’s common stock.

As of December 31, 2022 and 2021 there were 5,176,000 shares of Series A Convertible Preferred Stock remaining outstanding. As of December 31, 2022 and 2021 there were 3,000,000 and 5,000,000 shares of Series B Convertible Preferred Stock remaining outstanding. On August 11, 2022, the Company received back a share certificate for 2,000,000 Series B Preferred Stock previously issued per mutual agreement with the shareholder. No funds were exchanged in connection with this cancellation, and it was cancelled on the books of the Company and on the register with the Transfer Agent.

Common stock issuances

During the year ended December 31, 2022, the Company issued in aggregate 1,000,000 shares of common stock valued at $143,500 to its employees as compensation for the services performed.

During the year ended December 31, 2022, the Company issued an aggregate of 133,333 shares of common stock valued at $9,333 to its vendor as payment consideration for the services performed.

On February 18, 2022, in connection with 2022 SA with AJB Capital Investments, LLC, the Company issued 3,076,923 shares of common stock as AJB Commitment Shares. The allocated value of the AJB Commitment Shares was $134,384 (see Note 5).

On September 30, 2022 and October 3, 2022, the Company issued an aggregate of 100,000 shares of Company’s common stocks in connection with November 2022 Note. The allocated value of such shares was $13,768. On November 10, 2022 the Company issued 150,000 shares of Company’s common stocks in connection with November 2022 Note. The allocated value of such shares was $14,163.

During the year ended December 31, 2022 the Company entered into a number of settlement agreements to extinguish outstanding accounts payable balance issuing in aggregate 1,704,546 shares of common stock valued at $180,728 (see Note 6).

During the year ended December 31, 2022 the Company issued in aggregate 8,800,000 shares of common stock valued at $423,988 in connections with extinguishment of notes payable, convertible debt and related accrued interest (see Note 5).

On June 1, 2022, the Company received back a share certificate for 2,050,000 shares of common stock previously issued to the shareholder with a request to outright cancel the shares. No funds were exchanged in connection with this cancellation, and it was cancelled on the books of the Company and on the register with the transfer agent.

On March 19, 2021, the Company sold 216,000 shares of common stock for a cash proceeds of $5,400.

F-44

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

During the year ended December 31, 2021, the Company issued in aggregate 5,750,000 shares of common stock valued at $115,000 to its employees as compensation for the services performed.

As of December 31, 2022 and 2021, the Company had 72,664,160 and 59,729,358 shares of common stock issued and outstanding.

NOTE 9 – WARRANTS

2022 Warrant grants issued with debt financing

On February 18, 2022, the Company entered into a Securities Agreement (the “2022 SA”) with AJB Capital Investments, LLC providing for the issuance and sale by the Company of (i) Promissory Note in the aggregate principal amount of $300,000 (“AJB 2022 Note”), which includes an aggregate $30,000 original issue discount in respect of the Note; (ii) Warrants to purchase an aggregate of 1,000,000 shares of Common Stock (“AJB 2022 Warrants); and (iii) 3,076,923 shares of common stock as commitment fee shares (“AJB Commitment Shares”) (see Note 7). The AJB 2022 warrants issued with the note (i) have an exercise price of $0.20 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The allocated value of the AJB 2022 Warrants was $42,675 and are being accounted for as debt issuance costs and are classified within stockholders’ deficit in the accompanying financial statements.

2022 Warrant grants issued in connections with extinguishment of debt

On June 30, 2022 the Company entered into a release agreement with the lender to issue to the lender 3,200,000 of the Company’s common stocks in exchange for the settlement of the March 2015 Note (see Note 7). As a part of the consideration, the Company granted warrants to purchase an aggregate of 1,000,000 shares of the Company’s common stock. Warrants (i) have an exercise price of $0.20 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. The warrants were valued as of July 30, 2022 using the Black Scholes Model with the total fair value of the warrant was determined to be $39,988.

2022 Warrant grants issued in exchange of services

The warrants issued with this service agreement (i) have an exercise price of $0.055 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance with the exception to monthly warrants that non-exercisable or transferrable for six (6) months other than as permitted by FINRA Rule 5110. In connection with this agreement, through the year ended December 31, 2022, the Company issued warrants to purchase in aggregate of 2,700,000 shares of common stock. On September 20, 2022 the company entered into the amendment of the services agreement issuing additional consideration of in form of warrant to purchase 4,500,000 shares of Company common stock at 0.055 per share issued at the amended date. The warrants issued with this amendment (i) have an exercise price of $0.055 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance. These warrants were valued as of the date of the grant using the Black Scholes Model with the total fair value of the warrant determined to be $1,070,825 and recognized as stock compensation expense during year ended December 31, 2022.

On May 4, 2022 the company entered into another service agreement issuing a consideration of warrant to purchase 2,200,000 shares of Company common stock at 0.055 per share over the 2022 engagement period.  The Company issued the first six months of warrants to purchase 1,100,000 shares of common stock upon executing this agreement, and then additional monthly warrants each month at a rate of 181,818 warrants per month until 2,200,000 warrants have been issued in aggregate. The warrants issued with this service agreement (i) have an exercise price of $0.055 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance with the exception to monthly warrants that non-exercisable or transferrable for six (6) months other than as permitted by FINRA Rule 5110. These warrants were valued as of the date of the grant using the Black Scholes Model with the total fair value of the warrant determined to be $175,956 and recognized as stock compensation expense during year ended December 31, 2022.

F-45

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

During the year ended December 31, 2022, the Company issued warrants to purchase in aggregate of 377,273 shares of common stock to the vendors for services performed. The warrants were valued as of the dates of the issuance using the Black Scholes Model with the total fair value of the warrant was determined to be $49,215 and recognized as stock compensation expense during year ended December 31, 2022. The warrants issued with this service agreement (i) have an exercise price of $0.55-0.15 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance.

During the year ended December 31, 2022, the Company issued warrants to purchase in aggregate of 1,250,000 shares of common stock to the employee for services performed. The warrants were valued as of the dates of the issuance using the Black Scholes Model with the total fair value of the warrant was determined to be $232,461 and recognized as stock compensation expense during year ended December 31, 2022. The warrants issued with this service agreement (i) have the exercise prices of $0.055 and $0.20 per share; (ii) have a term of exercise equal to 5 years after their issuance date; (iii) became exercisable immediately after their issuance.

			Weighted
		Weighted Ave	Average
		Average	Contractual
	Number of	Exercise	Term
	Warrants	Price	(Years)
Balance outstanding at December 31, 2020	2,599,000	$0.05	1.96
Granted	–	–	–
Exercised	–	–	–
Expired/Canceled	–	–	–
Balance outstanding at December 31, 2021	2,599,160	$0.05	0.96
Granted	13,027,273	0.08	–
Exercised	–	–	–
Expired/Canceled	(2,099,160)	(0.05)	–
Balance outstanding at December 31, 2022	13,327,273	0.08	4.39
Exercisable at December 31, 2022	13,527,273	$0.08	4.39

The fair values of warrants granted during 2022 and 2023 were estimated using Black-Sholes option-pricing model with the following assumptions:

	2022	2021
Exercise Price	$0.04 -$0.25	$0.05
Risk-free interest rates	1.43% - 4.27%	2.67%
Expected life (in years)	5.00	5.00
Expected volatility	310% - 352%	3.254%
Dividend yield	0%	0%

F-46

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

NOTE 10 – INCOME TAXES

A reconciliation of the statutory U.S. Federal rate to the Company's effective tax rate is as follows:

	December 31,	December 31,
	2022	2021
Federal income tax benefit at statutory rate	21.00%	21.00%
State income tax, net of federal benefits	13.49%	5.90%
Permanent items and other	26.80%	(0.09)%
Change in valuation allowance	(61.28)%	(26.81)%
Provision from income taxes	–	–

The tax effect of temporary differences that gave rise to significant portion of the deferred tax assets / (liabilities) were as follows:

	December 31,	December 31,
	2022	2021
Net Operating loss carryforwards - Federal	774,050	774,050
Net Operating loss carryforwards - State	218,393	218,393
Stock based compensation	487,957	487,957
Deferred finance costs	4,152.64	4,153
Valuation allowance	(1,484,552)	(1,484,551.88)
Net deferred tax assets	–	–

At December 31, 2022, the Company has approximately $3,686,000 of net operating loss carryforwards for federal and $3,686,000 of net operating loss carryforwards for Connecticut state tax purposes that may be applied against future taxable income. Of the $3.7 million of the federal net operating losses, $1.7 million will begin to expire in 2033 while $2.0 million will not expire but will be subject to limitation of utilization of 80%. The Connecticut net operating losses will begin to expire in the year 2033 if not utilized prior to that date. There is no provision for income taxes because the Company has historically incurred operating losses and maintains a full valuation allowance against its net deferred tax assets. The valuation allowance increased by approximately $701,000 and $147,000 during the years 2022 and 2021, respectively. The deferred tax assets are approximately $1,485,000 and $784,000 at December 31, 2022 and 2021, respectively.

F-47

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company’s ability to realize its deferred tax assets depends upon the generation of sufficient future taxable income to allow for the utilization of the deductible temporary difference carryforwards. that is not likely that the Company will realize the benefits for its deferred tax assets, and a valuation allowance has been recorded on the same.

Pursuant to the provisions contained in Section 382 of the Internal Revenue Code relating to changes in ownership, net operating losses may be limited in future periods.

The Company does not have any recorded unrecognized tax benefit for uncertain tax positions as of December 31, 2022 and 2021.

NOTE 11 – RELATED PARTY TRANSACTIONS

Due to related parties

As of December 31, 2022, and 2021 the Company had an amount due to a shareholder in the amount of $2,371 and $1,206 as advance payable. This amount does not have specific repayment terms and does not bear interest.

NOTE 12 – COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company enters into various agreements containing standard indemnification provisions. The Company’s indemnification obligations under such provisions are typically in effect from the date of execution of the applicable agreement through the end of the applicable statute of limitations. The aggregate maximum potential future liability of the Company under such indemnification provisions is uncertain. As of December 31, 2022 and 2021, no amounts have been accrued related to such indemnification provisions.

From time to time, the Company may be exposed to litigation in connection with its operations. The Company’s policy is to assess the likelihood of any adverse judgments or outcomes related to legal matters, as well as ranges of probable losses.

Assets purchase agreement

The Company is a party to amended and restated Assets Purchase Agreement (“2023 APA”) dated February 16, 2023, with individual seller (“Seller”), where for agreed consideration, the company acquired certain patents and the “know-how” required to performed manufacturing process. The Company shall pay to Seller a total of $500,000 in cash upon the (i) $125,000 due upon signing of the agreement, (2) $125,000 to be paid upon Seller’s delivery to the Company of certain testing devices and full and complete written descriptions of the manufacturing, as defined, and (iii) $250,000 achieving at minimum $500,000 in gross revenue from sales for the device. As additional consideration in accordance to 2023 APA, the Company shall issue to Seller shares of its restricted common stock upon the (i) 3,000,000 shares of its common stock upon the execution of the 2023 APA, (ii) 3,000,000 shares of its common stock upon Seller’s completion of Seller’s delivery to the Company a certain number of testing devices, as defined, (iii) 2,000,000 shares of its common stock upon the completion of production of one testing units within the United States, (iv) 1,000,000 shares of its common stock upon the Company attaining gross revenue of $5,000,000 from sales of the units. (v) 2,000,000 shares of its common stock upon the issuance of a patent by the US Patent and Trademark Office (“USPTO”) for US Patent. The Company shall pay to Seller 7.5% of net revenues generated by the Company from the 2023 APA for a period of five years beginning on the first day such revenues are realized by the Company. On February 16, 2023, the Company issued to the Seller 3,000,000 shares of its common stock with additional 2,000,000 shares of common stock issued on April 25, 2023, and paid cash consideration of $125,000 upon the execution of the 2023 APA.

F-48

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

NOTE 13 – SUBSEQUENT EVENTS

On January 12, 2023 the Company entered into a promissory unsecured loan agreement for $50,000 with the lender, with an additional $150,000 promissory unsecured loan issued with the same lender on March 6, 2023 (together the “January and March 2023 Notes”). The January 2023 note bears interest at ten percent (10%) per annum, and with the March 2023 note, they each had an initial maturity of 45 days and 30 days, respectively. In addition, the Company issued a lender 375,000 shares of Company’s common stocks. During the periods ended September 30, 2023 the Company entered into number of amendments to January and March 2023 Notes extending the maturity date to January 10, 2024 and January 12, 2024 respectively. In accordance with these amendments, the Company issued a lender in aggregate of 950,000 common stock shares valued at $101,500 and with additional 2,425,000 common stock shares to be issued.

On January 31, 2023 the Company entered into a promissory unsecured loan agreement for $50,000 (the “January 2023 Note”). The January 2023 Note bears interest at ten percent (10%) per annum and had an initial maturity of 60 days. In addition, the Company issued a lender 150,000 shares of Company’s common stocks. During the period ended September 30, 2023 the Company entered into number of amendments to the January 2023 Note extending the maturity date to December 31, 2023 and borrowing an additional $17,525 that was added to the outstanding principal of January 2023 Note. In accordance with these amendments, the Company issued a lender in aggregate of 1,010,000 common stock shares valued at $117,400 and with additional 400,000 common stock shares to be issued with the value of 44,000.

On March 9, 2023 the Company entered into a promissory unsecured loan agreement for $150,000 with a lender (the “March 9 2023 Note”). The March 9 2023 Note bears no interest had an initial maturity of 30 days. In addition, the Company issued a lender 250,000 shares of Company’s common stocks. During the period ended September 30, 2023 the Company entered into number of amendments to March 9 2023 Note extending the maturity date to February 11, 2024. In accordance with these amendments, the Company issued a lender in aggregate of 550,000 common stock shares valued at $51,500 and with additional 550,000 common stock shares to be issued.

On May 5, 2023, the Company entered into a Securities Agreement (the “2023 SA”) with AJB Capital Investments, LLC providing for the issuance and sale by the Company of (i) Promissory Note in the aggregate principal amount of $300,000 (“AJB 2023 Note”), which includes an aggregate $30,000 original issue discount in respect of the Note; (ii) Warrants to purchase an aggregate of 9,000,000 shares of Common Stock (“AJB 2023 Warrants). The aggregate gross proceeds for the sale of the AJB 2023 Note and AJB 2023 Warrants was $270,000.

On August 11, 2023, the Company entered into a 120-day promissory note with a lander for $14,000 that carries a fixed interest payment of $1,000.00 payable on maturation (the “August 2023 Note”). On December 9, 2023 Company entered into an amendment to the August 2023 Note extending the maturity date to February 7, 2024.

On September 6, 2023 the Company entered into a promissory unsecured loan agreement for $25,000 with a lender (the “September 2023 Note”). The September 2023 Note bears interest at $1,000 and had an initial maturity of 21 days. In addition, the Company issued a lender 75,000 shares of Company’s common stocks.

During the period ended September 30, 2023 the Company entered into an amendment to the September 2023 Note extending the maturity date to January 25, 2024. In accordance with the amendment, the Company is obligated to issue a lender in aggregate of 200,000 common stock shares.

The November 2022 Note was subsequently amended on November 1 of 2023 to extend the maturity date to December 31, 2023 with 375,000 common shares issued subsequent to September 30, 2023 in connection with the amendments. The Company is currently negotiating with the lender to potentially convert the November 2022 Note to common shares in forbearance of repaying the principal.

F-49

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

The November 10, 2022 Note was extinguished with 2,000,000 shares of Company’s common stock issued to the lender on February 28, 2023. As a result of this transaction the Company recorded a loss on extinguishment of debt for the total amount of $120,000 being included in other income (expenses) within accompanying statement of operation for the period ended September 30, 2023.

On January 31, 2023 the Company sold 2,000,000 shares of its common stock for cash proceeds of $100,000.

During the period ended September 30, 2023, the Company issued an aggregate of 4,110,000 shares of common stock valued at $472,103 in connection with the 2023 Promissory Notes issued during the period.

During the period ended September 30, 2023, the Company issued in aggregate 50,000 shares of common stock valued at $6,250 to its employees as compensation for the services performed.

During the period ended September 30, 2023, the Company issued an aggregate of 380,430 shares of common stock valued at $45,299 to its vendor as payment consideration for the services performed.

On March 31, 2023, the Company received back a share certificate for 5,000,000 shares of common stock previously issued to the shareholder with a request to outright cancel the shares. No funds were exchanged in connection with this cancellation, and it was cancelled on the books of the Company and on the register with the transfer agent.

On October 1, 2023, the November 2022 Note for $50,000 consolidated principal was extended for an additional 30 days, with an issuance of 125,000 common shares (see Note 4). On November 1, 2023, November 2022 Note was extended for an additional 60 days (same terms and conditions) with 250,000 shares issued. A total of 375,000 common shares issued to date in relation to this November 2022 Note.

On October 4, 2023, the Company entered into a 90 day promissory note with a lender for $45,000. The Note carries a fixed interest payment of $1,350 payable at the maturation of the note. On January 2, 2024, the Note was extended for an additional 30 days.

On October 6, 2023, the March 9, 2023 Note (see Note 4) was extended for an additional 100 days and 650,000 common shares were issued for this extension. On January 12, 2024, the March 9, 2023 Note was extended for an additional 30 days with the consideration of a fixed interest payment of $3,000 payable on the new maturation of the note on February 11, 2024. No shares issued were for the extension.

On November 1, 2023, the Company entered into a 6-month promissory note with a lender for $50,000 with 10% interest per annum. 125,000 shares of common stocks are earned per month that the principal is outstanding. In addition, the Company has issued 375,000 common shares to date in connection with this note.

On November 1, 2023, the Company paid the Seller an additional $50,000 in connection to its 2023 APA (see Note 11).

On November 16, 2023, the Company entered into an agreement to add an independent member to the Board of Directors, per this agreement, the Company has issued 20,000 on November 30, 2023, 20,000 on December 31, 2023, and 25,000 on January 1, 2024.

F-50

Go Green Global Technologies Corp.

Notes to the Financial Statements for the

Years Ended December 31, 2022 and 2021

On November 17, 2023, the Company entered into a 45-day promissory note with a lender for $50,000 that carries 10% interest per annum with an issuance of 187,500 common shares.

On December 5, 2023, the 2023 AJB Note was amended to extend the EOD date pertaining to the Company’s filing of a registration statement to February 1, 2024. For this period of extension, the Company issued to AJB 750,000 shares of common stock.

On December 20, 2023, the Company entered into a 90-day promissory note with the lender for $30,000 carrying 10% interest per annum and 225,000 shares of common stock were issued.

F-51

Up to 9,353,136 Shares of Common Stock

Up to 21,100,000 Shares of Common Stock Issuable Upon Exercise of Warrants

PROSPECTUS

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the SEC. We will bear all of the costs incurred in connection with this registration statement.

	Amount
SEC registration fee	$85.91	*
Accountants’ fees and expenses	90,000	*
Legal fees and expenses	60,000
Printing and engraving expenses	1,900	*
Miscellaneous	0
Total expenses	$151,85.91	*

*Amount indicated is an estimate.

Item 14. Indemnification of Directors and Officers.

According to Nevada law, our Directors and executive officers may be individually liable for damages resulting from their act or failure to act in their respective capacities if i) the presumption is rebutted that they act in good faith, on an informed basis and with a view to the interests of the corporation, and ii) the Director or executive officer’s act or failure to act constituted a breach of his or her fiduciary duties as a Director or officer; and such breach involved intentional misconduct, fraud or a knowing violation of law.

Under Nevada law, we may generally indemnify a director or officer against liability incurred in a proceeding if he or she acted in good faith and believed that his or her conduct was in our best interest and that he or she had no reason to believe his or her conduct was unlawful. We may not indemnify a Director or officer if the person was adjudged liable to us or in the event it is adjudicated that the Director or officer received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

II-1

Item 15. Recent Sales of Unregistered Securities.

Set forth below are our issuances of unregistered securities within the past three (3) years.

On December 20, 2023, we issued 225,000 shares of Common Stock to Joseph Zizzadoro who we reasonably believed to be an accredited investor, in connection to a short-term loan with us. The shares were issued at $0.07 per share.

On December 5, 2023, we issued 750,000 shares of Common Stock to AJB Capital Investments LLC, who we reasonably believed to be an accredited investor, in connection to an amendment to that May 2023 financing note. The shares were issued at $0.10 per share.

On November 30, 2023, we issued 20,000 shares of Common Stock to Dennis Beckert, who we reasonably believed to be an accredited investor, in connection to his agreement as an independent director on the Board of Directors. An additional 45,000 shares of Common Stock have been issued to date in connection with this agreement. The November 30, 2023 shares of Common Stock were issued at $0.11 per share, with an additional 20,000 shares of Common Stock issued on December 31, 2023 and an additional 25,000 shares of Common Stock issued on January 1, 2024 at a share price of $0.10 and $0.10 respectively.

On November 17, 2023, we issued 187,500 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, in connection to a short-term loan with us. The shares were issued at $0.11 per share.

On November 1, 2023, we issued 125,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date for a short-term loan with us. The shares were issued at $0.14 per share.

On November 1, 2023, we issued 125,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, in connection to a short-term loan with us. An additional 250,000 shares of Common Stock have been issued to date in connected to this note. The November 1, 2023 shares of Common Stock were issued at $0.14 per share, with additional 125,000 shares of Common Stock issued on December 1, 2023 and January 1, 2024, issued at $0.10 per share, and $0.10 per share respectively.

On October 6, 2023, we issued 650,000 shares of Common Stock to Ryan Ebner, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date for a short-term loan with us. The shares were issued at $0.13 per share.

On October 1, 2023, we issued 125,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date for a short-term loan with us. The shares were issued at $0.14 per share.

On September 30, 2023, we issued 220,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.14 per share.

On September 27, 2023, we issued 200,000 shares of Common Stock to Benjamin Wurts, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date from a short-term loan with us. The shares were issued at $0.14 per share.

On September 12, 2023, we issued 600,000 shares of Common Stock to Joseph Zizzadoro who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.07 per share.

On September 6, 2023, we issued 200,000 shares of Common Stock to Ryan Ebner, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.11 per share.

On September 6, 2023, we issued 75,000 shares of Common Stock to Benjamin Wurts, who we reasonably believed to be an accredited investor, in connection with a short-term loan with us. The shares were issued at $0.11 per share.

II-2

On September 4, 2023, we issued 850,000 shares of Common Stock to Joseph Zizzadoro who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.12 per share.

On September 1, 2023, we issued 125,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.12 per share.

On August 31, 2023, we issued 350,000 shares of Common Stock to Nobadeer Ventures LLC in connection with our capital structure. The shares were issued at $0.12 per share.

On August 31, 2023, we issued 220,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.12 per share.

On August 12, 2023, we issued 150,000 shares of Common Stock to Joseph Zizzadoro, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.07 per share.

On August 7, 2023, we issued 200,000 shares of Common Stock to Ryan Ebner, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.08 per share.

On August 5, 2023, we issued 200,000 shares of Common Stock to Joseph Zizzadoro, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.08 per share.

On August 2, 2023, we issued 125,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.13 per share.

On August 1, 2023, we issued 220,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date and the increase of principal on a short-term loan with us. The shares were issued at $0.11 per share.

On August 1, 2023, we issued 1,944 shares of Common Stock to Bunker Hill Holdings, LLC, who we reasonably believed to be an accredited investor, in connection with legal services provided to us. The shares were issued at $0.11 per share.

On July 12, 2023, we issued 150,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.10 per share.

On July 8, 2023, we issued 150,000 shares of Common Stock to Ryan Ebner, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date of a short-term loan we have with him. The shares were issued at $0.09 per share.

On July 5, 2023, we issued 150,000 shares of Common Stock to Joseph Zizzadoro who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date of a short-term loan we have with him. The shares were issued at $0.15 per share.

On July 2, 2023, we issued 125,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.09 per share.

On July 1, 2023, we issued 200,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date and the increase of principal on a short-term loan with us. The shares were issued at $0.09 per share.

II-3

On June 12, 2023, we issued 150,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.16 per share.

On June 7, 2023, we issued 200,000 common shares to Teresa Mannello in connection with the conversion of 200,000 Preferred A shares to common shares. The share exchange was an even swap.

On June 2, 2023, we issued 200,000 common shares to John Gagas in connection with the conversion of 200,000 Preferred A shares to common shares. The share exchange was an even swap.

On June 2, 2023, we issued 125,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.09 per share.

On June 1, 2023, we issued 200,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.09 per share.

On May 31, 2023, we issued 198,000 shares of Common Stock to Richard Zannotti in connection with the conversion of 198,000 shares of Series A Preferred Stock to Common Stock. The share exchange was an even swap.

On May 12, 2023, we issued 125,000 shares of Common Stock to Joseph Zizzadoro, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.13 per share.

On May 5, 2023, the Company issued 198,000 shares of Common Stock to Gary Gauer in connection with the conversion of 198,000 shares of Series A Preferred Stock to Common Stock. The share exchange was an even swap.

On May 2, 2023, we issued 125,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.13 per share.

On May 1, 2023, we issued 200,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.13 per share.

On April 25, 2023, we issued 2,000,000 shares of Common Stock to Salvatore Mario Pandolfo, who we reasonably believed to be an accredited investor, in connection to the Amended and Restated Asset Purchase Agreement. The shares were issued at $0.12 per share.

On April 13, 2023, we issued 5,833 shares of Common Stock to Bunker Hill Holdings, LLC, who we reasonably believed to be an accredited investor, in connection with legal services provided to us. The shares were issued at $0.12 per share.

On April 12, 2023, we issued 150,000 shares of Common Stock to Joseph Zizzadoro, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.12 per share.

On April 9, 2023, we issued 550,000 shares of Common Stock to Ryan Ebner, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.17 per share.

On April 6, 2023, we issued 550,000 shares of Common Stock to Joseph Zizzadoro, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.17 per share.

On April 2, 2023, we issued 125,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.13 per share.

On April 1, 2023, we issued 150,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.12 per share.

On March 9, 2023, we issued 250,000 shares of Common Stock to Ryan Ebner, who we reasonably believed to be an accredited investor, as partial inducement to enter into a short-term note with us. The shares were issued at $0.17 per share.

On March 6, 2023, we issued 250,000 shares of Common Stock to Joseph Zizzadoro, who we reasonably believed to be an accredited investor, as partial inducement to enter into a short-term note with us. The shares were issued at $0.17 per share.

On March 2, 2023, we issued 3,403 shares of Common Stock to Bunker Hill Holdings, LLC, who we reasonably believed to be an accredited investor, in connection with legal services provided to us. The shares were issued at $0.108 per share.

On February 28, 2023, we issued 2,000,000 shares of Common Stock to Joseph Zizzadoro, who we reasonably believed to be an accredited investor, at a price of $0.05 per share on the conversion of loans totaling $100,000.

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On February 16, 2023, we issued 125,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.12 per share.

On February 16, 2023, we issued 3,000,000 shares of Common Stock to Salvatore Mario Pandolfo, wo we reasonably believed to be an accredited investor, in connection to the Amended and Restated Asset Purchase Agreement The shares were issued at $0.12 per share.

On February 10, 2023, we issued 150,000 shares of Common Stock to Joseph Zizzadoro, who we reasonably believed to be an accredited investor, as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.13 per share.

On January 31, 2023, we issued 150,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, as partial inducement to enter into a short-term note with us. The shares were issued at $0.12 per share.

On January 31, 2023, we sold 2,000,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, at a price of $0.05 per share.

On January 27, 2023, we issued 80,000 shares of Common Stock to Marianne Ligozio pursuant to the conversion of 80,000 shares of Series A Preferred Stock to shares of Common Stock. The share exchange was an even swap.

On January 26, 2023, we issued 100,000 shares of Common Stock to Geoffrey Grzywinski pursuant to the conversion of 100,000 Series A Preferred Stock to shares of Common Stock. The share exchange was an even swap.

On January 12, 2023, we issued 125,000 shares of Common Stock to David Zevetchin as partial inducement to enter into a short-term note with us. The shares were issued at $0.17 per share.

On January 12, 2023, we issued 125,000 shares of Common Stock to Joseph Zizzadoro as consideration for his extension of the expiration date on a short-term loan with us. The shares were issued at $0.17 per share.

On January 3, 2023, we issued 12,500 shares of Common Stock to Hattie Corrine Couch, who we reasonably believed to be an accredited investor, as compensation for her services to us as Chief Operating Officer, pursuant to the terms of her independent contractor agreement with us. The shares were issued at a price of $0.15 per share.

On December 1, 2022, we issued 200,000 shares of Common Stock to Hattie Corrine Couch, who we reasonably believed to be an accredited investor, as compensation for her services, pursuant to the terms of our independent consultant agreement with her. The shares were issued at a price of $0.15 per share.

On December 1, 2022, we issued 150,000 shares of Common Stock to Erwin Vahlsing, Jr. as compensation for prior work performed for us. The shares were issued at a price of $0.15 per share.

On November 10, 2022, we issued 150,000 shares of Common Stock to Joseph Zizzadoro as partial inducement to enter into a short-term note with us. The shares were issued at $0.11 per share.

On October 27, 2022, we issued 250,000 shares of Common Stock to Corrine Couch, who we reasonably believed to be an accredited investor, as compensation for the services she would provide to us as Chief Operating Officer. The shares were issued at a price of $0.15 per share.

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On September 30, 2022, we sold 750,000 shares of Common Stock to David Zevetchin, who we reasonably believed to be an accredited investor, in settlement of $175,000 of accounts payable. The shares were issued at $0.233 per share.

On September 30, 2022, we issued 50,000 shares of Common Stock to John Iarusso, who we reasonably believed to be an accredited investor, in settlement of $42,675 of accounts payable. The shares were issued at $0.8535 per share.

On September 17, 2022, we issued 50,000 shares of Common Stock to David Zevetchin as partial inducement to enter into a short-term note with us. The shares were issued at $0.05 per share.

On August 1, 2022, we issued 200,000 shares of Common Stock to Hattie Corrine Couch for services rendered to us as a consultant. The shares were issued at a price of $0.15 per share.

On July 1, 2022, we issued 854,546 shares of Common Stock to Nobadeer Ventures LLC, an entity which we reasonably believed was an accredited investor, in settlement of $47,000 of accounts payable. The shares were issued at $0.055 per share.

On June 30, 2022, we issued 1,800,000 shares of Common Stock to Xavier Mimaud, who we reasonably believed to be an accredited investor, in settlement of $248,600 of stock to be issued liability. The shares were issued at $0.14 per share.

On June 30, 2022, we issued 3,200,000 shares of Common Stock to Adam and Paul Cavise, who we reasonably believed to be accredited investors, in settlement of $358,432 of notes and accrued interest. The shares were issued at $0.11 per share.

On June 30, 2022, we issued 50,000 shares of Common Stock to John Iarusso, who we reasonably believed to be an accredited investor, in settlement of $42,675 of accounts payable. The shares were issued at $0.8535 per share.

On June 30, 2022, we issued 800,000 shares of Common Stock to Debourah Mattatall, who we reasonably believed to be an accredited investor, in settlement of $148,331 of notes, and accrued interest held personally and by her companies, Epworth Corp. and Harris-Lake Inc. The shares were issued at $0.19 per share.

On June 30, 2022, we issued 3,000,000 shares of Common Stock to Mark and Michael Del Priore, who we reasonably believed to be accredited investors, in settlement of $950,966 of notes, accrued interest, and accounts payable. The shares were issued at $0.32 per share.

On May 1, 2022, we issued 100,000 shares of Common Stock to Hattie Corrine Couch, for consulting services rendered to us. The shares were issued at a price of $0.15 per share.

On April 11, 2022, we issued 133,333 shares of Common Stock to Ryan Ebner, who we reasonably believed to be an accredited investor, a consultant and accredited investor, for services rendered to us. The shares were issued at a price of $0.15 per share.

On March 3, 2022, we issued 100,000 shares of Common Stock to Hattie Corrine Couch for consulting services rendered to us. The shares were issued at a price of $0.15 per share.

On February 18, 2022, we issued 3,076,923 shares of Common Stock to AJB Capital, an accredited investor, as collateral for the potential conversion of a note of even date issued by AJB Capital. The shares were issued at $0.133 per share.

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In August 2021, we issued 500,000 shares of Common Stock to Erwin Vahlsing, Jr., our former Director and Chief Financial Officer, for services he rendered to us as Chief Financial Officer. The shares were issued at a price of $0.02 per share.

On July 15, 2021, we issued 1,500,000 shares of Common Stock to Danny Bishop, our President, Chief Executive Officer and Chief Financial Officer, as compensation for his services as President and Chief Executive Officer. The shares were issued at a price of $0.001 per share.

On July 15, 2021, we issued 3,000,000 shares of Common Stock to John D’Alessandro, Sr. as compensation for services he previously provided to us. The shares were issued at a price of $0.001 per share.

On July 15, 2021, we issued 750,000 shares of Common Stock to John E. D’Alessandro, Jr., a member of the Board, as compensation for his services as our Director as well as our Director of Manufacturing. The shares were issued at a price of $0.001 per share.

On March 19, 2021, we sold 216,000 shares of Common Stock to Timothy Stegenga, who we reasonably believed to be an accredited investor, at a price of $0.025 per share.

The issuance of the capital stock listed above were deemed exempt from registration under the following exemptions: (i) Section 4(a)(2) of the Securities Act or Rule 506(b) of Regulation D promulgated thereunder (“Regulation D”), in that the issuance of the capital stock were either (x) made to parties we reasonably believed to be accredited investors or (y) did not exceed 35 non-accredited investors, and (z) did not involve a public offering, and (ii) Section 3(a)(9) of the Securities Act, in that our existing security holders exchanged their securities for capital stock. For the issuances exempt from registration under Section 4(a)(2) of the Securities Act or Regulation D, either the recipient of the capital stock represented this recipient’s intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, or we had a reasonable basis for believing this was the recipient’s intention.

(b)	Warrants.

2023 Bridge Financing

On May 5, 2023, in addition to the 2023 AJB Note, we issued the 2023 Warrants to AJB Capital, which entitled the holder to purchase up to 9,000,000 shares of the Common Stock at an exercise price of $0.001 per share. The 2023 Warrants were exercisable any time after the date of issuance until exercised in full.

Our aggregate gross proceeds from the 2023 Bridge Financing were $270,000, which we used to pay for general operating costs and auditing and attorney’s fees pertaining to the filing of this registration statement.

2022 Bridge Financing

On February 18, 2022, in addition to the 2022 AJB Note, we issued the 2022 Warrants to AJB Capital in connection with that certain 2022 AJB Note (as defined below), to purchase up to 2,500,000 shares of Common Stock at an exercise price of $0.20 per share, with a 5-year exercise period. The number of shares underlying the 2022 Warrants and exercise price of the 2022 Warrants were subject to adjustment as provided therein.

Pursuant to the 2022 Bridge Financing Amendment, we entered into the 2022 AJB Note Amendment, which, amongst other things, (i) extended the maturity date of the 2022 AJB Note and (ii) provided for our payment of $150,000 of the aggregate principal and interest due on the 2022 AJB Note by a date certain specified within the 2022 AJB Note Amendment, and (iii) waived certain events of default under the 2022 AJB Note. We also entered into that certain Amended and Restated Common Stock Purchase Warrant with AJB dated March 1, 2023, which changed the exercise price of the 2022 Warrants to $0.01 and the aggregate number of shares of Common Stock underlying the 2022 Warrants to 2,500,000.

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Our aggregate gross proceeds from the 2022 Bridge Financing were $270,000, which we used to pay for general operating costs.

The issuance of the securities listed above were deemed exempt from registration under Regulation D, in that the issuance of the securities were made to an accredited investor and did not involve a public offering. AJB Capital represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Warrants issued to AGES

We previously entered into the 2021 Engagement Letter with AGES, an investment bank and accredited investor, to act as our non-exclusive financial advisor with respect to certain Proposed Offerings. Pursuant to the 2021 Engagement Letter’s financial advisory payment provision, we issued multiple warrants from 2022 to 2023 as partial consideration for AGES’s services. Each of these warrants had a five-year exercise period after issuance and an exercise price of $0.055 per share of Common Stock underlying each warrant. The number of shares of Common Stock underlying these warrants issued pursuant to this financial advisory payment provision totaled 2,700,000.

The 2021 Engagement Letter’s warrant compensation provision also stipulated that we were to issue common stock purchase warrants with underlying shares of Common Stock equal to 4% of the total number of shares of Common Stock sold in a Proposed Offering. Pursuant to this warrant compensation provision, in 2022 we issued to AGES several warrants with a five-year exercise period and an exercise price of $0.055 per share of Common Stock underlying each warrant, which warrants covered, in the aggregate, 327,273 shares of Common Stock.

We entered into the 2022 Engagement Letter, which provided for, among other things, AGES’s serving as financial advisor to our future merger and acquisitions transactions and customer relationships. The financial advisory payment provision of the 2022 Engagement Letter stipulated that we would issue warrants to AGES with five-year exercise periods, and with exercise prices of $0.055 per share of Common Stock. The number of shares of Common Stock underlying the warrants we issued pursuant to this payment provision totaled 2,200,000.

We entered into the Amended 2021 Engagement Letter, which amended certain terms of the 2021 Engagement Letter. Pursuant to the Amended 2021 Engagement Letter, among other things, we would additionally issue to AGES warrants to purchase 1,500,000 shares of Common Stock at an exercise price of $0.055 per share.

We entered into the Second Amended 2021 Engagement Letter, which amended certain terms of the 2021 Engagement Letter. Pursuant to the Second Amended 2021 Engagement Letter, among other things, and in addition to those warrants we agreed to issue pursuant to the 2021 Engagement Letter and Amended 2021 Engagement Letter, we would issue to AGES an increased number of warrants to purchase 3,000,000 shares of Common Stock at an exercise price of $0.055 per share.

In 2023, with our consent, AGES assigned a certain number of warrants issued pursuant to the 2021 Engagement Letter, Amended 2021 Engagement Letter, Second Amended 2021 Engagement Letter, and 2022 Engagement Letter to those Selling Shareholders identified in the “Selling Shareholders” section.

Warrants issued as compensation and in settlement of liabilities

On June 30, 2022, we issued warrants to Paul Cavise, who we reasonably believed to be an accredited investor, in settlement of our outstanding loans and accrued consulting fees. These warrants have a five-year exercise period and an exercise price $0.20. The number of shares of Common Stock underlying these warrants total 1,000,000.

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In 2022, we issued several warrants to Nathaniel Apgar, who we reasonably believed to be an accredited investor, as partial consideration of the consulting services he provided to us. These warrants have a five-year exercise period and an exercise price $0.15. The number of shares of Common Stock underlying these warrants total 50,000.

On November 1, 2022, we issued a warrant to Erwin Vahlsing, Jr., who we reasonably believed to be an accredited investor, for prior services rendered to us in his former positions as our Director and Chief Financial Officer. This warrant has a five-year exercise period and an exercise price $0.20. The number of shares of Common Stock underlying these warrants total 1,000,000.

On December 31, 2022, we issued a warrant to Erwin Vahlsing, Jr., who we reasonably believed to be an accredited investor, pursuant to his separation agreement with us. This warrant has a five-year exercise period and an exercise price $0.20. The number of shares of Common Stock underlying these warrants total 250,000.

(c)             Notes.

On June 9, 2021, we issued that certain convertible promissory note to Westmount Park Investments Inc. (“WPI”), which we reasonably believed to be an accredited investor, in the principal amount of $52,500, a two-year maturity date, and 10% interest rate (the “WPI Note”). The WPI Note allowed for conversion at the option of the holder for the total amount outstanding on the note into Common Stock at $0.025 per share. The WPI Note also permitted WPI to, at its option and in addition to conversion into Common Stock, convert the total amount outstanding on the note into warrants to purchase our Common Stock, each with an exercise price of $0.05 per share of Common Stock underlying the warrant. We repaid the WPI Note in full in April 2022.

The issuance of the WPI Note was deemed exempt from registration under Rule 506(b) of Regulation D, in that the issuance of the note was made to an accredited investor and did not involve a public offering. WPI represented its intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a)        Exhibits: Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

(b)        Financial Statement Schedules: All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements and the related notes.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookfield, State of Connecticut on the 5th day of February 2024.

GO GREEN GLOBAL TECHNOLOGIES CORP.

By:	/s/ Danny G. Bishop
Danny G. Bishop
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity in Which Signed	Date

/s/ Danny G. Bishop	President, Chief Executive Officer, Chief Financial Officer, and Director	February 5, 2024
Danny G. Bishop	Principal Financial and Accounting officer)

/s/ Hattie Corrine Couch	Chief Operating Officer and Director	February 5, 2024
Hattie Corrine Couch

/s/ John E. D’Alessandro	Director	February 5, 2024
John E. D’Alessandro, Jr.

/s/ Dennis Beckert	Director	February 5, 2024
Dennis Beckert

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation of Photomatica, Inc.
3.2	Certificate of Amendment to Articles of Incorporation of Photomatica, Inc.
3.3	Certificate of Amendment to Articles of Incorporation of Secure Runway Systems Corp.
3.4	Certificate of Amendment to Articles of Incorporation of Diversified Secure Ventures Corp.
3.5	Certificate of Designation of Registrant filed on March 26, 2013
3.6	Certificate of Amendment to Articles of Incorporation of the Registrant
3.7	Certificate of Withdrawal of Certificate of Designation filed on August 14, 2014
3.8	Certificate of Designation of Series A Preferred Stock filed on August 14, 2014
3.9	Certificate of Amendment to Articles of Incorporation of the Registrant filed on March 19, 2018
3.10	Certificate of Designation of Series B Preferred Stock filed on March 19, 2018
3.11	Bylaws of Photomatica, Inc.
3.12	Certificate of Amendment of the Bylaws of the Registrant
5.1*	Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Asset Purchase Agreement dated as of May 2017, between the Registrant and Salvatore Mario Pandolfo
10.2	Amendment to Asset Purchase Agreement dated as of June 2019, between the Registrant and Salvatore Mario Pandolfo
10.3+	First Amended and Restated Asset Purchase Agreement dated as of February 16, 2023, between the Registrant and Salvatore Mario Pandolfo
10.4	Employment Agreement between the Registrant and Danny G. Bishop
10.5	Independent Contractor Agreement between the Registrant and Hattie Corrine Couch
10.6	Director Agreement between the Registrant and Dennis Beckert
23.1	Consent of RBSM LLP dated February 1, 2024
107	Filing Fee Table

* To be filed.

+ Parts of certain information have been redacted.

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